Exhibit 10.2

EXECUTION VERSION

LEASE AGREEMENT

by and between

AGNL BLIZZARD, L.L.C.,
a Delaware limited liability company,

as LANDLORD

and

DOUGLAS DYNAMICS, L.L.C.,

a Delaware limited liability company,

as TENANT

Premises:	11921 Smith Drive, Huntley, Illinois 60142
531-561 Ajax Drive, Madison Heights, Michigan 48071
1085 South 3rd Street, Manchester, Iowa 52057
7676 North 76th Street, Milwaukee, Wisconsin 53223
7777 N 73rd Street, Milwaukee, Wisconsin 53223
50 Gordon Drive, Rockland, Maine 04841

Dated as of: September 10, 2024

TABLE OF CONTENTS

1.	Demise of Premises	1
2.	Certain Definitions.	1
3.	Title and Condition.	12
4.	Use of Leased Premises; Quiet Enjoyment.	15
5.	Term.	16
6.	Basic Rent.	16
7.	Additional Rent.	17
8.	Net Lease: Non-Terminability.	18
9.	Payment of Impositions.	19
10.	Compliance with Laws and Easement Agreements; Environmental Matters.	20
11.	Liens; Recording.	23
12.	Maintenance and Repair.	23
13.	Alterations and Improvements.	25
14.	Permitted Contests.	25
15.	Indemnification.	26
16.	Insurance.	27
17.	Casualty and Condemnation.	31
18.	Termination Events.	32
19.	Restoration.	34
20.	Determination of Fair Market Rental Value.	35
21.	Assignment and Subletting; Prohibition Against Leasehold Financing.	36
22.	Events of Default.	40
23.	Remedies and Damages Upon Default.	41
24.	Notices.	44
25.	Estoppel Certificate.	45
26.	Surrender.	46
27.	No Merger of Title.	46
28.	Books and Records.	46
29.	Non-Recourse as to Landlord.	48
30.	Financing.	48
31.	Subordination, Non-Disturbance and Attornment; Landlord Waiver.	48
32.	Tax Treatment; Reporting.	49
33.	Financing Major Alterations.	49
34.	Security Deposit.	50
35.	Tenant Bankruptcy.	52
36.	Miscellaneous.	53
37.	Permitted Leasehold Mortgages.	55
38.	Local Law Provisions.	56

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SCHEDULES
Schedule 10(g)	–	Environmental Violations
Schedule 12(a)	–	Immediate Repairs
Schedule 16(a)	–	Existing Insurance Policies
EXHIBITS
Exhibit A-1	–	Huntley Real Property
Exhibit A-2	–	Madison Heights Real Property
Exhibit A-3	–	Manchester Real Property
Exhibit A-4	–	Milwaukee 7676 Real Property
Exhibit A-5	–	Milwaukee 7777 Real Property
Exhibit A-6	–	Rockland Real Property
Exhibit B	–	Equipment
Exhibit C	–	Basic Rent Payments
Exhibit D	–	Form of Guaranty
Exhibit E	–	Acquisition Costs
Exhibit F	–	Percentage Allocation of Basic Rent Per Leased Premises
Exhibit G	–	Reserved
Exhibit H	–	Form of Landlord Waiver Agreement
Exhibit I	–	Reserved
Exhibit J	–	Form of ACH Authorization Agreement
Exhibit K	–	Permitted Exceptions

-ii-

LEASE AGREEMENT (as amended, supplemented or modified, this “Lease”), made as of this 10th day of September, 2024 (the “Effective Date”), between AGNL BLIZZARD, L.L.C., a Delaware limited liability company (together with its successors and assigns “Landlord”), with an address at c/o TPG Angelo Gordon, 245 Park Avenue, 24th Floor New York, New York 10167-0094, and DOUGLAS DYNAMICS, L.L.C., a Delaware limited liability company (together with its permitted successors and permitted assigns, “Tenant”) with an address at 11270 W. Park Place, Suite 300, Milwaukee, Wisconsin 53224.

In consideration of the Rents and provisions herein stipulated to be paid and performed, Landlord and Tenant hereby covenant and agree as follows:

1.	Demise of Premises. Landlord hereby demises and lets to Tenant, and Tenant hereby takes and leases from Landlord, for the Term and upon the provisions hereinafter specified, the Leased Premises.

2.	Certain Definitions.

“Acquisition Cost” means, with respect to any Leased Premises, the Acquisition Cost specified in Exhibit E for such Leased Premises.

“Action” is defined in Paragraph 35(b)(i).

“Additional Rent” is defined in Paragraph 7(a).

“Affiliate” of any Person means any Person which (a) controls, (b) is under the control of, or (c) is under common control with such Person (the term “control” as used herein shall be deemed to mean ownership of more than 50% of the outstanding voting stock of a corporation or other majority equity and control interest if such Person is not a corporation) and the power to direct or cause the direction of the management or policies of such Person.

“Alteration Cost” is defined in Paragraph 33(a).

“Alterations” means all alterations, changes, additions, improvements, reconstructions, restorations, renewals, replacements or removals of, and all substitutions or replacements for, any of the Improvements or Equipment, both interior and exterior, structural and non-structural, and ordinary and extraordinary.

“Appurtenances” means all tenements, hereditaments, easements, rights-of-way, rights, privileges in and to the Real Property, including, but not limited to, (a) easements over other lands granted by any Easement Agreement, and (b) any streets, ways, alleys, vaults, gores or strips of land adjoining the Real Property.

“Asset Transfer” is defined in Paragraph 21(d).

“Assignment” means any assignment of rents and leases by Landlord to a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified from time to time.

“Bankruptcy Code” means the United States Bankruptcy Reform Act of 1998, as amended, or any similar law or statute of the United States or any state thereof.

“Bankruptcy Event” shall mean the occurrence of any of the following: (i) Tenant or any Guarantor shall (A) voluntarily be adjudicated as bankrupt or insolvent, (B) seek or consent to the appointment of a receiver or trustee for itself or for the Leased Premises, (C) file a petition seeking relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, (D) make a general assignment for the benefit of creditors, or (E) be unable to pay its debts as they mature; (ii) a final, non-appealable judgment or judgments for the payment of money in excess of $100,000.00 in the aggregate shall be rendered against Tenant or any Guarantor and the same shall remain undischarged for a period of sixty (60) consecutive days; (iii) Tenant or any Guarantor shall fail to make any payment of principal or interest on any obligations for borrowed money having an original principal balance of $25,000,000.00 or more in the aggregate, or Tenant or any Guarantor shall fail to perform any other provision contained in any instrument under which any such obligation is created or secured (including the breach of any covenant thereunder), (x) if such payment is a payment at maturity or a final payment, or (y) if an effect of such default is to cause such obligation to become due prior to its stated maturity; (iv) a court shall enter an order, judgment or decree appointing, without the consent of Tenant or any Guarantor, a receiver or trustee for it or for any of the Leased Premises or approving a petition filed against Tenant or any Guarantor which seeks relief under the bankruptcy or other similar laws of the United States, any state or any jurisdiction, and such order, judgment or decree shall remain undischarged or unstayed sixty (60) days after it is entered; (v) Tenant or any Guarantor shall be liquidated or dissolved or shall begin proceedings towards its liquidation or dissolution; and/or (vi) the estate or interest of Tenant in any of the Leased Premises shall be levied upon or attached in any proceeding and such estate or interest is about to be sold or transferred or such process shall not be vacated or discharged within sixty (60) days after it is made.

“Basic Rent” is defined in Paragraph 6.

“Basic Rent Adjustment Date” is defined in Paragraph 3 of Exhibit C.

“Basic Rent Payment Date” is defined in Paragraph 6.

“Business Day” means any day other than a Saturday, Sunday or a day on which commercial banks in New York, New York are required or authorized to be closed.

“Cash Security Deposit” is a Security Deposit held in the form of cash.

“Casualty” means any loss of or damage to or destruction of all or any portion of any of the Leased Premises.

“Code” is defined in Paragraph 32.

“Commencement Date” is defined in Paragraph 5(a).

“Condemnation” means (a) any taking of all or a portion of any of the Leased Premises (i) in or by condemnation or other eminent domain proceedings pursuant to any Law, (ii) by reason of any agreement with any condemning authority in settlement of or under threat of any such condemnation or other eminent domain proceeding, or (iii) by any other means; (b) any de facto condemnation; or (c) any Requisition. A Condemnation shall be considered to have taken place as of the later of the date actual physical possession is taken by the condemning authority, or the date on which the right to compensation and damages accrues under the applicable Law.

“Condemnation Notice” means notice or knowledge of the institution of or any threatened institution of any proceeding for Condemnation.

“Control” is defined in Paragraph 21(e).

“Control Person” is defined in Paragraph 21(e).

“Costs” of a Person or associated with a specified transaction or occurrence means all costs and expenses incurred by such Person or associated with such transaction.

“Credit Entity” means any Person that has a publicly traded debt rating of “Baa3” or better from Moody’s, a rating of “BBB-” or better from S&P, or a rating of “BBB-” or better from Fitch (or, if such Person does not then have publicly traded rated debt, a determination by either of such rating agencies that its unsecured senior debt would be so rated by such agency and will not be on “Negative Credit Watch”), and in the event all three (3) such rating agencies cease to furnish such ratings, then a comparable rating by any rating agency reasonably acceptable to Landlord.

“Default Rate” is defined in Paragraph 7(a)(iv).

“Easement Agreement” means any condition, covenant, restriction, easement, declaration, license or other agreement listed as a Permitted Exception or as may hereafter affect any of the Leased Premises.

“EBITDAR” means, for any Person for any period, the Net Income of such Person for such period, adjusted for and specifically excluding (a) extraordinary gains or extraordinary losses, (b) gains or losses from sales of assets (other than inventory sold in the ordinary course of business) and (c) unusual and non-recurring items, plus without duplication and to the extent deducted in determining such Net Income, the sum of (i) Interest Expense for such period, (ii) income tax expense for such period, (iii) depreciation expenses and amortization expenses for such period, and (iv) rent expense for such period, all as determined on a consolidated basis in accordance with GAAP.

“Effective Date” is defined in the introductory Paragraph.

“Environmental Adverse Condition” means the presence or likely presence of any Hazardous Substances on a property under conditions that indicate an existing release, a past release, or material threat of a release of any Hazardous Substances into structures at any of the Leased Premises or into or on the ground, ground water, or surface water of the Real Property, or the presence or likely presence of any environmental condition that could adversely affect in a material manner business operations at any of the Leased Premises. The term includes Hazardous Substances even under conditions that are in compliance with applicable Environmental Laws.

“Environmental Law” means (a) whenever enacted or promulgated, any applicable federal, state, or local law, statute, ordinance, rule, regulation, license, permit, authorization, approval, consent, court order, judgment, decree, injunction, code, requirement or agreement with any governmental entity, (i) relating to pollution (or the cleanup thereof), or the protection of air, water vapor, surface water, groundwater, drinking water supply, land (including land surface or subsurface), plant, aquatic and animal life from injury caused by a Hazardous Substance or (ii) concerning exposure to, or the use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, handling, labeling, production, disposal or remediation of any Hazardous Substance, Hazardous Condition or Hazardous Activity, as now or hereafter in effect, and (b) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to or threatened as a result of the presence of, exposure to, or inadvertent ingestion of, any Hazardous Substance. The term Environmental Law includes, without limitation, federal laws, as well as any state or local analogous laws: the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Pollution Prevention Act of 1990, 42 U.S.C. §§ 13101 et seq.; the Clean Air Act of 1966, 42 U.S.C. §§ 7401 et seq.; the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq.; the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Endangered Species Act, 16 U.S.C. §§ 1531 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.; the Oil Pollution Act of 1990, 33 U.S.C. §§ 2701 et seq.; and the National Environmental Policy Act, 42 U.S.C. §§ 4321 et seq .

“Environmental Violation” means, unless caused by Landlord’s or Lender’s (or their respective agents’) entry on the Leased Premises, (a) any direct or indirect discharge, disposal, spillage, emission, escape, pumping, pouring, injection, leaching, release, seepage, filtration or transporting of any Hazardous Substance at, upon, under, onto or within any of the Leased Premises, or from any of the Leased Premises to the environment, in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to any federal, state or local government or any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (b) any deposit, storage, dumping, placement or use of any Hazardous Substance at, upon, under or within any of the Leased Premises or which extends to any adjoining property in violation of any Environmental Law or in excess of any reportable quantity established under any Environmental Law or which could result in any liability to any federal, state or local government or to any other Person for the costs of any removal or remedial action or natural resources damage or for bodily injury or property damage, (c) the abandonment or discarding of any drums, barrels, containers or other receptacles containing any Hazardous Substances in violation of any Environmental Laws, (d) any activity, occurrence or condition which could result in any liability, cost or expense to Landlord, Tenant or Lender or any other owner or occupier of any of the Leased Premises, or which could result in a creation of a lien on any of the Leased Premises under any Environmental Law or (e) any violation of or noncompliance with any Environmental Law.

“Equipment” means all machinery, equipment, and other property described in Exhibit B.

“Escrow Agent” is defined in Paragraph 12(a).

“Escrow Charges” is defined in Paragraph 9(b).

“Escrow Payment” is defined in Paragraph 9(b).

“Event of Default” is defined in Paragraph 22.

“Existing Guarantor” means a Guarantor who is party to an Existing Guaranty in favor of Landlord at the time a Preapproved Assignment is consummated in accordance with the terms and conditions of Paragraph 21.

“Existing Guaranty” means a Guaranty in favor of Landlord to which an Existing Guarantor is party which is in place at the time a Preapproved Assignment is consummated in accordance with the terms and conditions of Paragraph 21.

“Existing Insurance Policies” is defined in Paragraph 16(a).

“Expiration Date” is defined in Paragraph 5(a).

“Fair Market Rental Value” is defined in Paragraph 20(a).

“Fixtures” means all fixtures located on or affixed to the Real Property and the Improvements, excluding any Tenant Fixtures.

“Future Tax” is defined in Paragraph 9(a).

“GAAP” is defined in Paragraph 28(a).

“Guarantor” means Initial Guarantor and any other Person who enters into an additional Guaranty or Replacement Guaranty, for so long as such Guaranty shall remain in effect.

“Guaranty” means a Guaranty Agreement substantially in the form of Exhibit D.

“Hazardous Activity” means any activity, process, procedure or undertaking which directly or indirectly: (a) procures, generates or creates any Hazardous Substance; (b) causes or results in (or threatens to cause or result in) the release, seepage, spill, leak, flow, discharge or emission of any Hazardous Substance into the environment (including the air, soil, ground water, watercourses or water systems); (c) involves the containment or storage of any Hazardous Substance; or (d) would cause any of the Leased Premises or any portion thereof to become a hazardous waste treatment, recycling, reclamation, processing, storage or disposal facility within the meaning of any Environmental Law.

“Hazardous Condition” means any condition which would support any claim or liability under any Environmental Law, including the presence of underground storage tanks.

“Hazardous Substance” means any substance, material, chemical or waste which is defined as or included in the definition of “hazardous substance,” “hazardous waste,” “hazardous material,” “toxic substance.” “pollutant” or “contaminant” under any Environmental Law or can form the basis for liability under any Environmental Law, including (a) petroleum, including crude oil or any fraction thereof, or petroleum-derived products; (b) any radioactive material or radioactive waste, including any source, special nuclear, or by product material as defined in 42 U.S.C. § 2011 et seq.; (c) asbestos in any form or condition; (d) any substance that contains regulated levels of polychlorinated biphenyls; (e) urea formaldehyde foam insulation, urea-formaldehyde or any material that contains urea-formaldehyde; (f) per or poly-fluoroalkyl substances; (g) mold; and (h) substances listed by EPA under 40 C.F.R. 302.4, 40 C.F.R. 355, 40 C.F.R. pt. 372, or by the Department of Transportation under 49 C.F.R. 172.101.

“Illinois Act” means the Illinois Forcible Entry and Detainer Act (ILCS 735 ILCS 5/9-101, et. seq.).

“Immediate Repair Amount” is defined in Paragraph 12(a).

“Immediate Repairs” is defined in Paragraph 12(a).

“Impositions” is defined in Paragraph 9(a).

“Improvements” means all of the buildings containing approximately 791,583 square feet in the aggregate and all other structures and improvements situated on, or affixed or appurtenant to the Real Property.

“Indemnitee” means (a) Landlord, (b) any director, member, officer, general partner, limited partner, shareholder, employee or agent of Landlord (or any legal representative, heir, estate, successor or assign of any thereof), (c) any successor partnership, corporation, limited liability company (or any other entity) of Landlord, or any of its general partners, members, shareholders or Lenders, or (e) any affiliate of Landlord.

“Initial Guarantor” means Douglas Dynamics, Inc., a Delaware corporation.

“Insurance Requirements” means the requirements of all insurance policies required to be maintained in accordance with this Lease.

“Intangible Property” means all of Tenant’s right title and interest in and to all intangible personal property used in the ownership, use or operation of any Real Property, including, without limitation, all plans, drawings, specifications, permits, development rights, entitlements, Warranties, guarantees, licenses, franchises, certificates of occupancy, authorizations and approvals necessary for the ownership, occupancy or operation of any Real Property.

“Interest Expense” means, for any Person for any period, the total interest expense (net of interest income) of such Person for such period, but excluding amortization and write-offs of deferred financing charges, all as determined on a consolidated basis in accordance with GAAP.

“Landlord” is defined in the introductory Paragraph.

“Late Charge” is defined in Paragraph 7(a)(ii).

“Law” means any applicable constitution, statute, rule of law, code, ordinance, order, judgment, decree, injunction, rule, regulation, policy, requirement or administrative or judicial determination, even if unforeseen or extraordinary, of every duly constituted governmental authority, court or agency, now or hereafter enacted or in effect.

“LC Override” is defined in Paragraph 21(f).

“Lease” is defined in the introductory Paragraph.

“Lease Adjusted Funded Debt” shall mean, for any Person (on a consolidated basis) at the time of any determination, without duplication, all obligations, contingent or otherwise, of such Person that, in accordance with GAAP, should be classified upon the balance sheet of such Person as indebtedness, but in any event including the following: (a) all obligations for borrowed money; (b) all obligations arising from installment purchases of property or representing the deferred purchase price of property or services in respect of which such Person is liable, contingently or otherwise, as obligor or otherwise (other than trade payables and other current liabilities incurred in the ordinary course of business); (c) all obligations evidenced by notes, bonds, debentures, acceptances or instruments, or arising out of letters of credit (other than trade letters of credit) or bankers’ acceptances issued for such Person’s account; (d) all obligations, whether or not assumed, secured by any lien or payable out of the proceeds or production from any property or assets now or hereafter owned or acquired by such Person (but only up to the value of such property or assets); (e) the capitalized portion of lease obligations under any capital lease; (f) all obligations for which such Person is obligated pursuant to any derivative agreements or arrangements; (g) all obligations of such Person upon which interest charges are customarily paid or accrued; (h) all obligations of the types listed in clauses (a) through (g) of this paragraph, for which such Person is obligated pursuant to a guaranty; and (i) the rent expense on a consolidated basis in accordance with GAAP for the immediately following twelve (12) month period capitalized at a rate of a multiple of eight (8).

“Leased Premises” means, collectively and individually, as the context may require, any individual parcel of Real Property, together with the Appurtenances, Improvements, Fixtures, Equipment and Intangible Property relating thereto.

“Legal Requirements” means the requirements of all present and future Laws applicable during the Term, including all applicable permit and licensing requirements and all covenants, restrictions and conditions, including all Easement Agreements, now or hereafter of record which may be applicable to Tenant or to any of the Leased Premises, or to the use, manner of use, occupancy, possession, operation, maintenance, alteration, repair or restoration of any of the Leased Premises.

“Lender” means any Person which may, on or after the date hereof, make a Loan to Landlord or be the holder of a Note, together with its successors, transferees and assigns.

“Letter of Credit” means an irrevocable, transferable standby letter of credit that provides for automatic renewal sixty (60) days prior to the expiration thereof, in form and substance reasonably satisfactory to Landlord, issued by a bank or financial institution reasonably acceptable to Landlord (a) that is chartered under the laws of the United States, any state thereof or the District of Columbia, and which is insured by the Federal Deposit Insurance Corporation, (b) whose long-term debt ratings on bank level senior debt obligations are rated at least the second highest category by at least two of Fitch Ratings Ltd. (“Fitch”), Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Service (“S&P”) or their respective successors (the “Rating Agencies”) (which shall mean AA from Fitch, Aa from Moody’s and AA from S&P) and (c) that has a short-term deposit rating at the bank level in the highest category from at least two Rating Agencies (which shall mean F1 from Fitch, P-1 from Moody’s and A-1 from S&P).

“Lienholders” is defined in Paragraph 33(c).

“Loan” means any loan made by one or more Lenders to Landlord, which loan is secured by a Mortgage and an Assignment and evidenced by a Note.

“MAI” means Member, Appraisal Institute.

“Major Alterations” is defined in Paragraph 33(a).

“Mortgage” means any mortgage or deed of trust entered into by Landlord in favor of a Lender which (a) encumbers any of the Leased Premises and (b) secures Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.

“Net Award” means, with respect to any of the Leased Premises, (a) in the event of a Condemnation, the entire award payable to Landlord and/or Tenant by reason of such Condemnation, less any sums paid pursuant to a separate claim by Tenant for (i) any furniture, fixtures and equipment owned by Tenant and affected by such Condemnation, or (ii) Tenant’s relocation expenses; and (b) in the event of a Casualty, the entire proceeds of any insurance policy payable by reason of such Casualty.

“Net Income” shall mean, for any Person for any period, the net income (or loss) of such Person on a consolidated basis for such period, after deduction of all expenses, taxes and other proper charges, all as determined in accordance with GAAP, for such period; provided that there shall be excluded therefrom (a) the income of any other Person (other than such first Person and its subsidiaries), except to the extent of the amount of cash dividends and other cash distributions actually paid to such first Person and its subsidiaries during such period, and (b) the income or loss of any other Person accrued prior to the date it is merged into or consolidated with such first Person or any of its Subsidiaries or the date that such other Person’s assets are acquired by such first Person or any of its Subsidiaries.

“Note” means any promissory note evidencing Landlord’s obligation to repay a Loan, as the same may be amended, supplemented or modified.

“Notice of Non-Renewal” is defined in Paragraph 5(b).

“Partial Casualty” means any Casualty which does not constitute a Termination Event.

“Partial Condemnation” means any Condemnation which does not constitute a Termination Event.

“Payment Offer” is defined in Paragraph 33(a).

“Permitted Asset Transfer” is defined in Paragraph 21(d).

“Permitted Assignment” is defined in Paragraph 21(c).

“Permitted Change of Control” is defined in Paragraph 21(e).

“Permitted Exceptions” means those covenants, restrictions, reservations, liens, conditions and easements and other encumbrances, other than any Mortgage or Assignment, listed on Exhibit K.

“Permitted Use” is defined in Paragraph 4(a).

“Permitted Violations” is defined in Paragraph 14.

“Person” means an individual, partnership, limited liability company, association, corporation or other entity.

“PLL Insurance” is defined in Paragraph 16(b)(x).

“Preapproved Assignment” is defined in Paragraph 21(b).

“Preapproved Sublease” is defined in Paragraph 21(g).

“Prepayment Premium” means any payment required to be made by Landlord to a Lender under a Note or other document evidencing or securing a Loan (other than payments of principal and/or interest) solely by reason of any prepayment or defeasance by Landlord of any principal due under such Loan, and which may, without limitation, take the form of (a) a “make whole” or yield maintenance clause requiring a prepayment premium or (b) a defeasance payment (such defeasance payment to be an amount equal to the positive difference between (i) the total amount required to defease a Loan and (ii) the outstanding principal balance of the Loan as of the date of such defeasance plus reasonable Costs of Landlord and Lender).

“Present Value” of any amount means such amount discounted by a rate per annum which is the lower of (a) the Prime Rate at the time such present value is determined or (b) six percent (6%) per annum.

“Prime Rate” means the interest rate per annum as published, from time to time, in The Wall Street Journal as the “Prime Rate” in its column entitled “Money Rate”. The Prime Rate may not be the lowest rate of interest charged by any “large U.S. money center commercial banks” and Landlord makes no representations or warranties to that effect. In the event The Wall Street Journal ceases publication or ceases to publish the “Prime Rate” as described above, the Prime Rate shall be the average per annum discount rate (the “Discount Rate”) on ninety-one (91) day bills (“Treasury Bills”) issued from time to time by the United States Treasury at its most recent auction, plus three hundred (300) basis points. If no such 91-day Treasury Bills are then being issued, the Discount Rate shall be the discount rate on Treasury Bills then being issued for the period of time closest to ninety-one (91) days.

“Property Action” is defined in Paragraph 10(b).

“Purchase and Sale Agreement” means the Purchase and Sale Agreement dated as of the date hereof between Tenant, Henderson Products, Inc., a Delaware corporation, Trynex International LLC, a Delaware limited liability company, each as seller, and Landlord, as buyer.

“Qualified Institutional Purchaser” means a bank, savings and loan association, insurance company, investment company, employee benefit plan, investment advisor registered under the Investment Advisors Act, that has at least Five Hundred Million Dollars ($500,000,000.00) in discretionary assets under management, or a private equity, venture capital or similar buyout fund with at least Five Hundred Million Dollars ($500,000,000.00) of equity capital under management.

“Qualified Transferee” means a Qualified Institutional Purchaser or Strategic Buyer; provided that, on a pro forma basis, after giving effect to the applicable transaction, Tenant and such Qualified Institutional Purchaser or Strategic Buyer, as the case may be, on a consolidated basis, has a ratio of Leased Adjusted Funded Debt to EBITDAR of not more than 4.0 to 1.0, revenue of not less than $400,000,000.00 and EBITDAR of not less than $60,000,000.00. For the purposes of this definition only, prong (iv) of the definition of EBITDAR shall mean the Rent payable under this Lease.

“Real Property” means parcel of real property, and, collectively, the parcels of real property described in Exhibit A-1 through Exhibit A-6.

“Remaining Obligations” is defined in Paragraph 18(e).

“Remaining Sum” is defined in Paragraph 19(c).

“Renewal Date” is defined in Paragraph 5(b).

“Renewal Term” is defined in Paragraph 5(b).

“Rent” means, collectively, Basic Rent and Additional Rent.

“Replacement Guarantor” means (i) the Guarantor under any Replacement Guaranty entered into in accordance with this Lease or (ii) any other Person acceptable to Landlord in its sole discretion.

“Replacement Guaranty” means a (i) replacement guaranty or (ii) if there is no Initial Guarantor, an initial Guaranty, delivered to Landlord in accordance with the terms and provisions of this Lease and otherwise in form and substance reasonably acceptable to Landlord.

“Requesting Party” is defined in Paragraph 25.

“Requisition” means a temporary requisition or confiscation of the use or occupancy of all or a portion of any of the Leased Premises by any governmental authority, civil or military, whether pursuant to an agreement with such governmental authority in settlement of or under threat of any such requisition or confiscation.

“Responding Party” is defined in Paragraph 25.

“Restoration Fund” is defined in Paragraph 19(a).

“Review Criteria” is defined in Paragraph 21(f).

“Secured Lender” is defined in Paragraph 31(b).

“Secured Property” is defined in Paragraph 31(b).

“Security Deposit” means a security deposit, whether delivered upon execution of this Lease or at any time thereafter in accordance with the terms of this Lease.

“Set-Off” is defined in Paragraph 8(a).

“Site Assessment” is defined in Paragraph 10(c).

“Site Reviewers” is defined in Paragraph 10(c).

“Specially Designated National or Blocked Person” is defined in Paragraph 36(n).

“State” means the State or Commonwealth where the Leased Premises is located.

“Strategic Buyer” means any Person engaged primarily in the same business as Tenant as of the date of this Lease.

“Subsidiary(ies)” means, as to any Person, any corporation, partnership, limited liability company, association, or other business entity of which such Person directly or indirectly owns more than 50% of the capital stock or other equity interests.

“Surviving Obligations” means any obligations of Tenant under this Lease, actual or contingent, which arise on or prior to the expiration or prior termination of this Lease or which survive such expiration or termination by their own terms.

“Tenant” is defined in the introductory Paragraph.

“Tenant Credit Facility” means that certain credit facility pursuant to that certain Credit Agreement dated as of June 9, 2021, among Tenant, Fisher, LLC, Trynex International LLC, Henderson Enterprises Group, Inc., Henderson Products, Inc., Dejana Truck & Utility Equipment Company, LLC, Douglas Dynamics, Inc., the banks and financial institutions listed therein, as lenders, JPMorgan Chase Bank, N.A., as administrative agent, J.P. Morgan Chase Bank, N.A. and CIBC Bank USA, as joint lead arrangers and joint bookrunners, CIBC Bank USA, as syndication agent, and Bank of America, N.A. and Citizens Bank, N.A., as co-documentation agents, as may be amended from time to time, together with any replacement of such credit facility.

“Tenant Fixtures” means all personal property and all trade fixtures, machinery, office, manufacturing and warehouse equipment which are used in the operation of Tenant’s business, but which are not necessary to the operation of the buildings which constitute part of the Leased Premises for the uses permitted under Paragraph 4(a) of this Lease, that may be installed by Tenant upon or within the Leased Premises either prior to the Commencement Date or thereafter, including any changes, substitutions and replacements for the same, subject to the terms and conditions of this Lease.

“Term” is defined in Paragraph 5(a).

“Termination Amount” means, with respect to any of the Leased Premises (a) in the case of a Casualty, the sum of the amount of any Net Award payable with respect to such Leased Premises, plus any deductible payable under any applicable insurance policy with respect thereto and (b) in the case of a Condemnation, the Net Award payable with respect to such Condemnation.

“Termination Date” is defined in Paragraph 18(d).

“Termination Event” means a Casualty or Condemnation described in Paragraph 18(a) or Paragraph 18(b) or Paragraph 18(c).

“Termination Notice” is defined in Paragraph 18(a).

“Third Party Purchaser” is defined in Paragraph 21(n).

“Threshold Amount” means five percent (5.00%) of the Acquisition Cost for each individual Leased Premises.

“Utility Efficiency Data” is defined in Paragraph 9(a).

“Warranties” is defined in Paragraph 3(d).

“Work” is defined in Paragraph 13(b).

3.	Title and Condition.

(a)    Each of the Leased Premises is demised and let subject to (i) any Mortgage and Assignment in effect from time to time, (ii) the rights of any Persons in possession of such Leased Premises as of the date hereof, (iii) the state of title of such Leased Premises as of the date hereof, including any Permitted Exceptions, (iv) any circumstances or conditions which an accurate survey or physical inspection of such Leased Premises might show, (v) all Legal Requirements, including any existing violation of any thereof, and (vi) the condition of such Leased Premises as of the date hereof, without representation or warranty by Landlord.

(b)    Tenant acknowledges that each of the Leased Premises is in good condition and repair as of the date of executing this Lease and that it has used and occupied the Leased Premises prior to the date hereof. LANDLORD LEASES AND WILL LEASE AND TENANT TAKES AND WILL TAKE EACH OF THE LEASED PREMISES IN ITS AS IS CONDITION, WHERE IS AND WITH ALL FAULTS. TENANT ACKNOWLEDGES THAT LANDLORD (WHETHER ACTING AS LANDLORD HEREUNDER OR IN ANY OTHER CAPACITY) HAS NOT MADE AND WILL NOT MAKE, NOR SHALL LANDLORD BE DEEMED TO HAVE MADE, ANY WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE LEASED PREMISES, INCLUDING ANY WARRANTY OR REPRESENTATION AS TO (i) THE FITNESS, DESIGN OR CONDITION OF SUCH LEASED PREMISES FOR ANY PARTICULAR USE OR PURPOSE, (ii) THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, (iii) THE EXISTENCE OF ANY DEFECT, INCLUDING ANY LATENT OR PATENT DEFECT, (iv) LANDLORD’S TITLE THERETO, (v) VALUE, (vi) COMPLIANCE WITH SPECIFICATIONS, (vii) LOCATION, (viii) USE, (ix) CONDITION, (x) MERCHANTABILITY, (xi) QUALITY, (xii) DESCRIPTION, (xiii) DURABILITY (xiv) OPERATION, (xv) THE EXISTENCE OR PRESENCE OF ANY HAZARDOUS SUBSTANCE, OR (xvi) COMPLIANCE OF THE LEASED PREMISES WITH ANY LEGAL REQUIREMENT; AND ALL RISKS RELATED TO ANY OF THE FOREGOING ARE TO BE BORNE BY TENANT. TENANT ACKNOWLEDGES THAT THE LEASED PREMISES ARE OF ITS SELECTION AND TO ITS SPECIFICATIONS AND THAT THE LEASED PREMISES HAVE BEEN INSPECTED BY TENANT AND ARE SATISFACTORY TO IT. IN THE EVENT OF ANY DEFECT OR DEFICIENCY IN ANY OF THE LEASED PREMISES OF ANY NATURE, LANDLORD SHALL NOT HAVE ANY RESPONSIBILITY OR LIABILITY WITH RESPECT THERETO AND LANDLORD SHALL NOT BE RESPONSIBLE FOR ANY SPECIAL, PUNITIVE, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING STRICT LIABILITY IN TORT). THE PROVISIONS OF THIS PARAGRAPH 3(b) HAVE BEEN NEGOTIATED, AND ARE INTENDED TO BE A COMPLETE EXCLUSION AND NEGATION OF ANY WARRANTIES BY LANDLORD, EXPRESS, IMPLIED OR CREATED BY APPLICABLE LAW, WITH RESPECT TO THE CONDITION OF THE LEASED PREMISES.

(c)    Tenant acknowledges that Tenant has examined the title to each of the Leased Premises prior to the execution and delivery of this Lease and has found the same to be satisfactory for the purposes contemplated hereby. Tenant represents and warrants to Landlord that, with respect to each of the Leased Premises, (i) Tenant has only the leasehold right of possession and use of such Leased Premises, as provided herein, (ii) neither Tenant nor any agent, officer, employee, principal or affiliate of Tenant has granted or knowingly suffered to exist any unrecorded deeds, mortgages, land contracts, leases, subleases, licenses, options to purchase, agreements or other instruments adversely affecting title to such Leased Premises or any lien, encumbrance, transfer of interest, constructive trust, or other equity in such Leased Premises, and (iii) Tenant has received no notice of any Casualty, Condemnation or pending or threatened special assessments affecting such Leased Premises. The foregoing representations and warranties and the representations and warranties contained in the Purchase and Sale Agreement shall survive the date on which this Lease is fully executed. For the avoidance of doubt, the representations and warranties contained in the Purchase and Sale Agreement shall survive to the extent set forth in the Purchase and Sale Agreement.

(d)    Tenant acknowledges and agrees that it has assigned to Landlord all of its interest in all assignable warranties, guaranties, indemnities, causes of action and similar rights (collectively “Warranties”) pursuant to the Purchase and Sale Agreement. In the event any Warranties have not been assigned on the Effective Date, Tenant agrees to assign, and cause the assignment, of all such Warranties to Landlord within sixty (60) days of the Effective Date, at no cost or expense to Landlord. Landlord hereby assigns to Tenant, without recourse or warranty whatsoever, in conjunction with Landlord, the non-exclusive right to enforce all Warranties which Landlord may have against any manufacturer, seller, engineer, contractor or builder in respect of any of the Leased Premises. Such assignment shall remain in effect until the expiration or earlier termination of this Lease (unless Tenant or its affiliate or designee acquires such Leased Premises, in which instance such assignment shall become permanent and irrevocable with respect to such Leased Premises), whereupon such assignment shall cease and all of the Warranties shall automatically revert to Landlord. In confirmation of such reversion Tenant shall execute and deliver promptly any certificate or other document reasonably required by Landlord. Landlord shall also retain the right to enforce any Warranties upon the occurrence and during the continuance of an Event of Default. Tenant shall use commercially reasonable efforts to enforce the Warranties in accordance with their respective terms and shall cooperate with Landlord to the extent necessary to permit Landlord to enforce such Warranties after the expiration or earlier termination of this Lease. The foregoing requirement shall survive the expiration or earlier termination of this Lease.

(e)    LANDLORD AND TENANT AGREE THAT IT IS THEIR MUTUAL INTENT TO CREATE, AND THAT THIS LEASE CONSTITUTES, A MASTER LEASE WITH RESPECT TO EACH AND EVERY PARCEL OF REAL PROPERTY AND IMPROVEMENTS INCLUDED IN ANY AND ALL OF THE LEASED PREMISES (WHEREVER LOCATED), THAT THIS LEASE IS NOT INTENDED AND SHALL NOT BE CONSTRUED TO BE SEPARATE LEASES AND THAT ALL THE TERMS AND CONDITIONS HEREOF SHALL GOVERN THE RIGHTS AND OBLIGATIONS OF LANDLORD AND TENANT WITH RESPECT THERETO.

(f)    TENANT, ON BEHALF OF ITSELF AND ANY TRUSTEE OR LEGAL REPRESENTATIVE (UNDER THE FEDERAL BANKRUPTCY CODE OR ANY SIMILAR STATE INSOLVENCY PROCEEDING) EXPRESSLY ACKNOWLEDGES AND AGREES THAT, NOTWITHSTANDING THE PROVISIONS OF PARAGRAPH 18 HEREOF OR ANY OTHER PROVISION IN THIS LEASE TO THE CONTRARY, IT IS THE EXPRESS INTENT OF LANDLORD AND TENANT TO CREATE, AND THAT THIS LEASE CONSTITUTES, A SINGLE LEASE WITH RESPECT TO EACH AND EVERY PARCEL OF LAND, IMPROVEMENTS AND EQUIPMENT INCLUDED IN EACH AND ALL OF THE RELATED PREMISES (WHEREVER LOCATED) AND SHALL NOT BE (OR BE DEEMED TO BE) DIVISIBLE OR SEVERABLE INTO SEPARATE LEASES FOR ANY PURPOSE WHATSOEVER, AND TENANT, ON BEHALF OF ITSELF AND ANY SUCH TRUSTEE OR LEGAL REPRESENTATIVE, HEREBY WAIVES ANY RIGHT TO CLAIM OR ASSERT A CONTRARY POSITION IN ANY ACTION OR PROCEEDING; IT BEING FURTHER UNDERSTOOD AND AGREED BY TENANT THAT THE ALLOCATIONS OF ACQUISITION COST AND PERCENTAGE ALLOCATION OF BASIC RENT AS SET FORTH ON EXHIBIT E AND EXHIBIT F HEREOF ARE INCLUDED TO PROVIDE A FORMULA FOR RENT ADJUSTMENT AND LEASE TERMINATION UNDER CERTAIN CIRCUMSTANCES AND AS AN ACCOMMODATION TO TENANT. ANY EVENT OF DEFAULT HEREUNDER IN CONNECTION WITH ANY RELATED PREMISES SHALL BE DEEMED TO BE AN EVENT OF DEFAULT WITH RESPECT TO THE ENTIRE LEASED PREMISES (WHEREVER LOCATED). THE FOREGOING AGREEMENTS AND WAIVERS BY TENANT IN THIS PARAGRAPH 3(F) ARE MADE AS A MATERIAL INDUCEMENT TO LANDLORD TO ENTER INTO THE TRANSACTION CONTEMPLATED BY THIS LEASE AND THAT, BUT FOR THE FOREGOING AGREEMENTS AND WAIVERS BY TENANT, LANDLORD WOULD NOT CONSUMMATE THIS LEASE TRANSACTION.

4.	Use of Leased Premises; Quiet Enjoyment.

(a)    Tenant may occupy and use each of the Leased Premises for the manufacturing and/or general office use associated with the manufacturing, sale and upfitting of commercial work truck attachments and equipment (the “Permitted Use”) and for no other purpose without the prior written consent of Landlord. Tenant shall be responsible for obtaining and maintaining all permits, licenses, certificates of occupancy, or any other items required by any Legal Requirement with respect to Tenant’s use and occupancy of each of the Leased Premises. Tenant shall not use or occupy or permit any of the Leased Premises to be used or occupied, nor do or permit anything to be done in or on any of the Leased Premises, in a manner which would or might (i) violate any Legal Requirement or Permitted Exceptions, (ii) make void or voidable or cause any insurer to cancel any insurance required by this Lease, or make it difficult or impossible to obtain any such insurance at commercially reasonable rates, (iii) make void or voidable, cancel or cause to be cancelled or release any of the Warranties, (iv) cause structural injury to any of the Improvements, (v) diminish the market value or impair in any material respect the usefulness of such Leased Premises, or (vi) constitute a public or private nuisance or waste. Tenant shall remain in continuous possession, occupancy and operation of the Leased Premises throughout the Term, except to the extent a portion of the Leased Premises is rendered unusable for the Permitted Use by a Casualty or Condemnation, and then only during the period of time in which such portion of the Leased Premises is unusable for the Permitted Use. If during the Term Tenant’s use or occupancy of any of the Leased Premises is no longer permitted by Law or any Legal Requirement, Tenant shall not have the right to terminate this Lease.

(b)    Subject to the provisions hereof, so long as no Event of Default has occurred and is continuing, Tenant shall quietly hold, occupy and enjoy each of the Leased Premises throughout the Term, without any hindrance, ejection or molestation by Landlord with respect to matters that arise after the date hereof; provided that Landlord or its agents may enter upon and examine any of the Leased Premises at such reasonable times as Landlord may select and upon reasonable advance notice to Tenant (except in the case of any emergency, in which event no notice shall be required) for the purpose of inspecting such Leased Premises, verifying compliance or non-compliance by Tenant with its obligations hereunder and the existence or non-existence of an Event of Default or event which with the passage of time and/or notice would constitute an Event of Default, showing such Leased Premises to prospective Lenders and purchasers, making any repairs and taking such other action with respect to such Leased Premises as is permitted by any provision hereof; provided Landlord and its agents or invitees use commercially reasonable efforts to not unreasonably interfere with Tenant’s use and operations at the Leased Premises. Tenant shall permit inspection of any of the Leased Premises by any federal, state, county or municipal officer or representative to determine if such Leased Premises or any portion thereof complies with any Legal Requirement.

5.	Term.

(a)    Subject to the provisions hereof, Tenant shall have and hold the Leased Premises for an initial term (as extended or renewed in accordance with the provisions hereof, including any exercised Renewal Term, the “Term”) commencing on the date hereof (the “Commencement Date”) and ending on October 31, 2039 (the “Expiration Date”).

(b)    Provided that if, on or prior to the Expiration Date or any other Renewal Date (as hereinafter defined) this Lease shall not have been terminated pursuant to any provision hereof, and no monetary defaults or Events of Default exist under this Lease, then on the Expiration Date and on the tenth (10th) anniversary of the Expiration Date (each such date, a “Renewal Date”), the Term shall be extended for an additional period of ten (10) years (each of the extension periods, a “Renewal Term”), unless Tenant notifies Landlord in writing at least eighteen (18) months prior to the next Renewal Date that Tenant is terminating this Lease as of the next Renewal Date (a “Notice of Non-Renewal”). At Landlord’s request if a Renewal Term has been triggered due to Tenant not providing Landlord with a timely Notice of Non-Renewal, Tenant shall execute a notice in recordable form confirming such Renewal Date. Any such extension of the Term shall be subject to all of the provisions of this Lease (except that Tenant shall not have the right to any additional Renewal Terms except as otherwise provided herein).

(c)    If Tenant provides Landlord with a Notice of Non-Renewal pursuant to Paragraph 5(b), or if an Event of Default occurs and is continuing, then Landlord shall have the right during the remainder of the Term then in effect and, in any event, Landlord shall have the right during the last eighteen (18) months of the Term, to (i) advertise the availability of any of the Leased Premises for sale or reletting and to erect upon such Leased Premises signs indicating such availability and (ii) show such Leased Premises to prospective purchasers or tenants or their agents at such reasonable times as Landlord may select and upon reasonable advance notice to Tenant, provided that Landlord shall use commercially reasonable efforts to cause such activities to be undertaken in such a way as not to unreasonably interfere with Tenant’s use and operations at the Leased Premises.

6.	Basic Rent.

(a)    Tenant shall pay to Landlord for the Leased Premises during the Term, annual rent in the amounts (“Basic Rent”) and on the dates (each, a “Basic Rent Payment Date”) provided for in Exhibit C. Each payment of Basic Rent shall be made to Landlord (or one or more other Persons as Landlord may designate) on each Basic Rent Payment Date, without offset, abatement or deduction, pursuant to Subparagraph (b) below.

(b)    Each payment of Basic Rent shall be made to Landlord (or one or more other Persons as Landlord may designate) via wire transfer of immediately available funds on each Basic Rent Payment Date pursuant to wire transfer instructions delivered to Tenant from Landlord. Upon Landlord’s request following an Event of Default and during the continuance of same, Tenant shall deliver to Landlord a complete Authorization Agreement – Pre-Arranged Payments substantially in the form of Exhibit J, together with a voided check for account verification, establishing arrangements whereby payments of Rent are transferred by Automated Clearing House Debit initiated by Landlord from an account established by Tenant (and such account not being subject to any control agreement or other lien or encumbrance) at a bank acceptable to Landlord that is chartered under the laws of the United States, any state thereof or the District of Columbia, and which is insured by the Federal Deposit Insurance Corporation, to such account as Landlord may designate. Following Landlord’s request to establish an ACH account, Tenant shall continue to pay all Rent by Automated Clearing House Debit until otherwise directed in writing by Landlord.

7.	Additional Rent.

(a)    Tenant shall pay and discharge, as additional rent (collectively, “Additional Rent”) the following costs and expenses:

(i)    except as otherwise specifically provided herein, any and all Costs (including Landlord’s internal Costs, but excluding those costs and expenses associated with the day-to-day management by Landlord of this Lease) which are incurred in connection or associated with (A) the use, non-use, occupancy, possession, operation, management fees, condition, design, construction, maintenance, alteration, repair or restoration of any of the Leased Premises, (B) the performance by Landlord of any of Tenant’s obligations under this Lease, (C) any sale or other transfer of any of the Leased Premises by Landlord to Tenant, including Costs incurred in connection with the payment of a Prepayment Premium, (D) any Condemnation proceedings, (E) the adjustment, settlement or compromise of any insurance claims involving or arising from any of the Leased Premises, (F) the prosecution, defense or settlement of any litigation (i) involving or arising from any of the Leased Premises, this Lease or the sale of any of the Leased Premises by Landlord following an Event of Default or (ii) brought by any third-party directly against Landlord related to this Lease, any of the Leased Premises or Tenant’s use or occupancy thereof, (G) the exercise or enforcement by Landlord of any of its rights under this Lease, (H) any amendment or supplement to or modification or termination of this Lease requested by Tenant or necessitated by any action of Tenant, including without limitation, any default by Tenant in the performance of any of its obligations under this Lease, (I) any act undertaken by Landlord (or its counsel) at the request of Tenant, any act of Landlord performed on behalf of Tenant, or the review and monitoring of compliance by Tenant with the terms of this Lease and applicable Law, and (J) all other items specifically required to be paid by Tenant under this Lease;

(ii)    if all or any portion of any installment of Basic Rent is due and not paid by the applicable Basic Rent Payment Date, an amount (the “Late Charge”) equal to five percent (5%) of the amount of such unpaid installment or portion thereof to reimburse Landlord for its Costs and inconvenience incurred as a result of Tenant’s delinquency, provided, however, that with respect to the first late payment of all or any portion of any installment of Basic Rent in any calendar year during the Term, the Late Charge shall not be due and payable unless the Basic Rent has not been paid within five (5) days after receipt of written notice from Landlord that the same is due and payable;

(iii)    a sum equal to any additional amounts (including any late charge in excess of the amount payable under clause (ii) above and interest in excess of amounts payable under clause (iv) below for that portion of the Basic Rent paid to the Lender as scheduled installments of principal and interest, and fees of Lender’s counsel, but exclusive of principal and regularly scheduled interest) which are payable by Landlord to any Lender under any Note by reason of Tenant’s late payment or non-payment of Basic Rent or by reason of an Event of Default, provided that nothing herein shall be deemed to imply that Tenant is in any way liable for principal and regularly scheduled interest payments accruing with respect to any Loan; and

(iv)    interest, from the date of delinquency, at the rate (the “Default Rate”) of five percent (5%) over the Prime Rate per annum on the following sums until paid in full: (A) all overdue installments of Basic Rent from the respective due dates thereof, provided, however, that with respect to the first late payment of all or any portion of any installment of Basic Rent in any calendar year during the Term, the Default Rate shall not be due and payable unless the Basic Rent has not been paid within five (5) days after receipt of written notice from Landlord that the same is due and payable, (B) all overdue amounts of Additional Rent relating to obligations which Landlord shall have paid on behalf of Tenant in accordance with the terms of this Lease, from the date of payment thereof by Landlord, and (C) all other overdue amounts of Additional Rent, from the date when such amount becomes due.

(b)    Tenant shall pay and discharge all Additional Rent not later than five (5) Business Days after the due date with respect thereto; provided that amounts which are billed to Landlord or any third party, but not to Tenant, shall be paid within ten (10) Business Days after Landlord’s demand for payment thereof. After the occurrence of an Event of Default, all payments of Additional Rent shall be paid by Automated Clearing House Debit initiated by Landlord pursuant to Paragraph 6(b).

(c)    In no event shall amounts payable under Paragraphs 7(a)(ii), (iii) and (iv) or elsewhere in this Lease exceed the maximum amount permitted by applicable Law.

8.	Net Lease: Non-Terminability.

(a)    This is an absolute triple net lease and all Rent shall be paid without notice or demand, except as otherwise expressly set forth herein, and without set-off, counterclaim, recoupment, abatement, suspension, deferment, diminution, deduction, reduction or defense (collectively, a “Set-Off”).

(b)    Except as otherwise expressly set forth herein, this Lease and the rights of Landlord and the obligations of Tenant hereunder shall not be affected by any event or for any reason or cause whatsoever foreseen or unforeseen.

(c)    The obligations of Tenant hereunder shall be separate and independent covenants and agreements, all Rent shall continue to be payable in all events (or, in lieu thereof, Tenant shall pay amounts equal thereto), and the obligations of Tenant hereunder shall continue unaffected unless the requirement to pay or perform the same shall have been terminated pursuant to an express provision of this Lease. The obligation to pay Rent or amounts equal thereto shall not be affected by any collection of rents by any governmental body pursuant to a tax lien or otherwise. All Rent payable by Tenant hereunder shall constitute “rent” for all purposes (including Section 502(b)(6) of the Federal Bankruptcy Code).

(d)    Except as otherwise expressly provided herein, Tenant shall have no right and hereby waives all rights which it may have under any Law to (i) quit, terminate or surrender this Lease or any of the Leased Premises, or (ii) exercise any right of Set-Off of any Rent.

9.	Payment of Impositions.

(a)    Tenant shall pay and discharge when due: all taxes (including real and personal property taxes, franchise taxes, excise taxes, sales taxes, use taxes, gross receipts and rent taxes); all charges for any Easement Agreement; all assessments and levies; all taxes fines, penalties and other Costs in connection with noncompliance of any of the Leased Premises with any applicable Law; all permit, inspection and license fees; all rents and charges for water, sewer, utility and communication services relating to any of the Leased Premises; all ground rents and all other public charges, imposed upon or assessed against (i) Tenant, (ii) Tenant’s interest in any of the Leased Premises, (iii) any of the Leased Premises, or (iv) Landlord as a result of or arising in respect of the ownership, occupancy, leasing, use, possession or sale of any of the Leased Premises, any activity conducted on any of the Leased Premises, or the Rent (including any excise taxes) (collectively, the “Impositions”); provided that nothing herein shall obligate Tenant to pay (A) income, excess profits, franchise or other taxes of Landlord (or Lender) which are determined on the basis of Landlord’s (or Lender’s) net income or net worth (unless such taxes are in lieu of or a substitute for any other tax, assessment or other charge upon or with respect to any of the Leased Premises which, if it were in effect, would be payable by Tenant under the provisions hereof or by the terms of such tax, assessment or other charge, e.g., any real property tax that is recharacterized as a franchise tax), (B) any estate, inheritance, succession, gift or similar tax imposed on Landlord, or (C) any capital gains tax or any transfer or similar tax imposed on Landlord in connection with the sale of any of the Leased Premises to any Person. Upon expiration of the Term (or any earlier termination of this Lease), Tenant shall pay Landlord for unpaid taxes up to and including such date that shall become due and owing thereafter. Landlord shall make a reasonable estimate of such unpaid taxes based on the prior year’s tax bills, and shall perform a reconciliation promptly after the actual information becomes available. In the event that any ad valorem or other future real property tax (“Future Tax”) is decreed or characterized by Law as an income tax and Tenant is thereby prohibited by any applicable Law from paying such Future Tax pursuant to this Paragraph 9(a), Landlord and Tenant agree that Basic Rent shall be adjusted by the amount necessary to provide Landlord the same net yield as Landlord would have received but for the implementation or characterization of such Future Tax. Prior to or on the date the Future Tax takes effect, Landlord shall provide Tenant with notice of the revised Basic Rent under this Lease. Landlord shall have the right to require Tenant to pay, together with scheduled installments of Basic Rent, the amount of the gross receipts or rent tax, if any, payable with respect to the amount of such installment of Basic Rent. If any Imposition may be paid in installments without interest or penalty, Tenant shall have the option to pay such Imposition in installments; and in such event, Tenant shall be liable only for those installments which accrue or become due and payable during the Term, provided that such option to pay any Imposition in installments shall not hinder or prevent Landlord from exercising any of its rights set forth in this Lease. Tenant shall prepare and file all tax reports required by governmental authorities which relate to the Impositions. Tenant shall deliver to Landlord (1) copies of all settlements and notices pertaining to the Impositions which may be issued by any governmental authority within ten (10) days after Tenant’s receipt thereof, (2) receipts for payment of all taxes required to be paid by Tenant hereunder within thirty (30) days after the due date thereof, and (3) receipts for payment of all other Impositions within ten (10) days after Landlord’s request therefor. Tenant shall provide, and hereby grants Landlord the right to collect, the energy, water, and waste consumption and expenditure data for the Leased Premises (“Utility Efficiency Data”) not less frequently than once per quarter. This Utility Efficiency Data may be transmitted via direct access to the relevant utility supplier’s web-based portal, direct access to a third-party Utility Efficiency Data platform, provision of Utility Efficiency Data invoices, or another manner to be established by Landlord.

(b)    Following the occurrence of an Event of Default, Tenant shall pay to Landlord such amounts (each an “Escrow Payment”) as required by Landlord so that there shall be in an escrow account an amount sufficient to pay as they become due the Escrow Charges that will accrue over such period of time as Landlord shall reasonably require. As used herein, “Escrow Charges” means real estate taxes and assessments on or with respect to the Leased Premises or payments in lieu thereof, premiums for any insurance policy required by this Lease, and any reserves for capital improvements, deferred maintenance, repairs and/or tenant improvements and leasing commissions. Landlord shall determine the amount of the Escrow Charges (it being agreed that if required by a Lender, such amount shall equal any corresponding escrow installments required to be paid by Landlord) and the amount of each Escrow Payment. The Escrow Payments shall not be commingled with other funds of Landlord or other Persons. No interest thereon shall be due or payable to Tenant. Landlord shall apply the Escrow Payments to the payment of the Escrow Charges in such order or priority as Landlord shall determine or as required by Law. If at any time the Escrow Payments theretofore paid to Landlord shall be insufficient for the payment of the Escrow Charges, Tenant, within ten (10) days after Landlord’s demand therefor, shall pay the amount of the deficiency to Landlord.

(c)    Tenant agrees to notify Landlord immediately of any changes to the amounts, schedules, instructions for payment of any Impositions and premiums on any insurance held under this Lease of which Tenant has obtained knowledge and authorizes Landlord or Lender to obtain the bills for Impositions or Escrow Charges directly from the appropriate authority or entity.

10.	Compliance with Laws and Easement Agreements; Environmental Matters.

(a)    Tenant shall, at its expense, comply with and conform to, and cause each of the Leased Premises and any other Person occupying any part of any of the Leased Premises to comply with and conform to, all Insurance Requirements and all Legal Requirements (including all applicable Environmental Laws). Tenant shall not at any time (i) cause, permit, or suffer to occur, any Environmental Violation or any environmental lien whether due to the acts of Tenant or any other party, (ii) permit any sublessee, assignee or other Person occupying any of the Leased Premises under or through Tenant to cause, permit or suffer to occur any Environmental Violation, or (iii) without the prior written consent of Landlord, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of the Real Property, regardless of the depth thereof or the method of mining or extraction thereof. At the request of Landlord, Tenant shall promptly remediate or undertake any other appropriate response action to correct any existing Environmental Violation. Any and all reports prepared for or by Landlord with respect to any of the Leased Premises shall be for the sole benefit of Landlord and no other Person shall have the right to rely on any such reports, provided, however, that Tenant shall be entitled upon request to Landlord to receive a copy of, and rely upon, any reports that it pays for pursuant to Paragraph 10(c) of this Lease.

(b)    Tenant, at its sole cost and expense, will at all times promptly and faithfully abide by, discharge and perform all of the covenants, conditions and agreements contained in any Easement Agreement on the part of Landlord or the occupier to be kept and performed thereunder. Tenant will not alter, modify, amend or terminate any Easement Agreement, give any consent or approval thereunder, or enter into any new Easement Agreement without, in each case, prior written consent of Landlord, which consent shall not be unreasonably withheld, delayed or conditioned. Tenant agrees to reasonably cooperate with Landlord, at Tenant’s sole cost and expense, in connection with (a) the granting of easements, licenses, rights-of-way and other rights and privileges in the nature of Easement Agreements reasonably necessary or desirable for ownership and operation of any of the Leased Premises as herein provided; (b) the execution of petitions to have any of the Leased Premises annexed to any municipal corporation or utility district; and (c) the execution of amendments to any covenants and restrictions affecting any of the Leased Premises; provided that, in each case, Landlord shall have delivered to Tenant a certificate stating that such grant, release, dedication, transfer, amendment or government action, or other action or agreement (any of the foregoing, a “Property Action”) will not materially interfere with Tenant’s use and enjoyment of such Leased Premises.

(c)    Upon prior written notice from Landlord, Tenant shall permit such persons as Landlord may designate (“Site Reviewers”) to visit any of the Leased Premises during normal business hours and in a manner which does not unreasonably interfere with Tenant’s operations and perform environmental site investigations and assessments (“Site Assessments”) on such Leased Premises in any of the following circumstances: (i) in connection with any sale, financing or refinancing of such Leased Premises; (ii) within the six month period prior to the expiration of the Term; (iii) if required by Lender or the terms of any credit facility to which Landlord is bound; (iv) if an Event of Default exists; (v) if required under any applicable Law; or (vi) at any other time that, in the opinion of Landlord or Lender, a reasonable basis exists to believe that an Environmental Violation or any condition that could reasonably be expected to result in any Environmental Violation exists. Such Site Assessments may include both above and below the ground testing for Environmental Violations and such other tests as may be necessary, in the opinion of the Site Reviewers, to conduct the Site Assessments including additional Site Assessments that may be required as a result of any limited Phase II environmental report prepared prior to the date hereof or as may be required by Lender or any provider of insurance for such Leased Premises. Tenant shall supply to the Site Reviewers such historical and operational information regarding such Leased Premises as may be reasonably requested by the Site Reviewers to facilitate the Site Assessments, and shall make available for meetings with the Site Reviewers appropriate personnel having knowledge of such matters. The cost of performing and reporting Site Assessments pursuant to subclauses (i), (ii), or (iii) above shall be paid by Landlord and Site Assessments pursuant to subclauses (iv), (v), or (vi) above shall be paid by Tenant.

(d)    If an Environmental Violation occurs or is found to exist and, in Landlord’s reasonable judgment, the cost of remediation of, or other response action with respect to, the same is likely to exceed Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00), Tenant shall provide to Landlord, within ten (10) days after Landlord’s request therefor, adequate financial assurances, as determined in Landlord’s sole discretion, that Tenant will effect such remediation in accordance with applicable Environmental Laws, and fulfill Tenant’s indemnification obligations that could reasonably be expected to arise as a result of such Environmental Violation. Such financial assurances shall be in an amount equal to or greater than Landlord’s reasonable estimate, based upon a Site Assessment performed pursuant to Paragraph 10(c), of the anticipated cost of such remedial action. Tenant shall comply with all reasonable requests of Landlord with respect to an Environmental Violation, including without limitation (i) a request to effectuate a remediation of any Environmental Violation, (ii) a request for Tenant to comply with any Environmental Laws or to comply with any directive from a governmental authority, or (iii) a reasonable request to take any action necessary to protect human health and the environment.

(e)    Notwithstanding any other provision of this Lease, if an Environmental Violation occurs or is found to exist and the Term would otherwise terminate or expire, then, at the option of Landlord, the Term shall be automatically extended beyond the date of termination or expiration and this Lease shall remain in full force and effect on a month-to-month basis beyond such date until the earlier to occur of (i) the completion of all active remedial action in accordance with applicable Environmental Laws or (ii) the date specified in a written notice from Landlord to Tenant terminating this Lease.

(f)    If Tenant fails to comply with any requirement of any Environmental Law, Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall deem necessary or advisable in order to comply with such Environmental Law.

(g)    Except as provided in Schedule 10(g), Tenant represents and warrants that (i) it is not aware of any Environmental Violation or suspected Environmental Violation at any of the Leased Premises as of the date of this Lease and (ii) Tenant has disclosed to Landlord all known or suspected Environmental Violations and the presence of Hazardous Conditions or Hazardous Substances existing on any of the Leased Premises prior to the date of this Lease. If Tenant fails to comply with any requirement of any Environmental Law in connection with any Environmental Violation which occurs or is found to exist, Landlord shall have the right (but no obligation) to take any and all actions as Landlord shall deem necessary or advisable in order to cure such Environmental Violation.

(h)    Tenant shall notify Landlord on the earlier of (i) three (3) Business Days after obtaining knowledge thereof or (ii) the date on which notice is required to be delivered to any governmental authority under applicable Environmental Law, or contemporaneous with notice being provided to any governmental authority, with respect to (x) any Environmental Violation (or alleged Environmental Violation), (y) spill or release of any Hazardous Substances that could reasonably be expected to result in a claim or liability under Environmental Law, or (z) noncompliance with any of the covenants contained in this Paragraph 10, and shall forward to Landlord promptly upon receipt thereof copies of all orders, reports, notices, permits, applications or other communications relating to any such violation or noncompliance.

(i)    All future leases, subleases or concession agreements relating to any of the Leased Premises entered into by Tenant shall contain covenants of the other party thereto which are identical to the covenants contained in Paragraph 10(a).

(j)    Tenant shall, from time to time, upon Landlord’s reasonable request, provide Landlord with evidence (a duly authorized and executed officer’s certificate from Tenant shall be sufficient evidence) satisfactory to Landlord that the Leased Premises complies with all Legal Requirements or is exempt from compliance with such Legal Requirements.

(k)    Unless otherwise directed by Landlord, Tenant shall, at its sole cost and expense, remove or close any tanks (above or underground) at each of the Leased Premises prior to the termination or expiration of the Term. Tenant shall: (i) remove any such tanks, their contents, and associated equipment and piping at each of the Leased Premises in accordance with Environmental Law; (ii) close any such tanks in accordance with Environmental Law; (iii) perform any Site Assessments reasonably necessary to determine whether the prior use of or removal or closure procedures with respect to any such tanks resulted in an Environmental Adverse Condition; (iv) remediate all Environmental Adverse Conditions associated with any such tanks in accordance with this subparagraph; and (v) notify as required all appropriate governmental authorities of the closure and removal of any regulated tanks in accordance with Environmental Law. In the event that Landlord notifies Tenant that any or all of the tanks may remain on any of the Leased Premises at the termination or expiration of the Term, Tenant shall take all appropriate actions to ensure that the tanks are in good working order, are emptied of all contents, are in compliance with all Environmental Laws, and do not constitute an Environmental Adverse Condition at the termination or expiration of the Term. Prior to the termination or expiration of the Term, Tenant shall provide Landlord with (x) proof of closure or removal of any such tanks, (y) copies of all Site Assessments performed in conjunction with the closure or removal of any such tanks, and (z) all documentation of the regulatory status of all tanks at any of the Leased Premises (whether or not Landlord has allowed Tenant to leave in place any tanks at such Leased Premises). Tenant shall not install any tanks on any Leased Premises without Landlord’s prior written consent, which may be withheld in Landlord’s sole discretion.

11.	Liens; Recording.

(a)    Subject to Section 14 hereof, Tenant shall not, directly or indirectly, create or permit to be created or to remain and shall promptly discharge or remove any lien, levy or encumbrance on any of the Leased Premises or on any Rent or any other sums payable by Tenant under this Lease, other than any Mortgage or Assignment, the Permitted Exceptions and any mortgage, lien, encumbrance or other charge created by or resulting solely from any act or omission of Landlord. NOTICE IS HEREBY GIVEN THAT LANDLORD SHALL NOT BE LIABLE FOR ANY LABOR, SERVICES OR MATERIALS FURNISHED OR TO BE FURNISHED TO TENANT OR TO ANYONE HOLDING OR OCCUPYING ANY OF THE LEASED PREMISES THROUGH OR UNDER TENANT, AND THAT NO MECHANICS’ OR OTHER LIENS FOR ANY SUCH LABOR, SERVICES OR MATERIALS SHALL ATTACH TO OR AFFECT THE INTEREST OF LANDLORD IN AND TO ANY OF THE LEASED PREMISES. LANDLORD MAY AT ANY TIME POST ANY NOTICES ON ANY OF THE LEASED PREMISES REGARDING SUCH NON-LIABILITY OF LANDLORD.

(b)    Tenant shall execute, deliver and record, file or register (collectively, “record”) all such instruments as may be required or permitted by any present or future Law in order to evidence the respective interests of Landlord and Tenant in the Leased Premises, and shall cause a memorandum of this Lease and a memorandum memorializing any amendment or supplement hereto or thereto, to be recorded in such manner and in such places as may be required or permitted by any present or future Law in order to protect the validity and priority of this Lease.

12.	Maintenance and Repair.

(a)    Tenant shall complete the repairs listed on Schedule 12(a) (collectively, the “Immediate Repairs”) no later than the timeframes set forth on Schedule 12(a) for each line item set forth therein. Pursuant to the Escrow Agreement dated as of the Effective Date by and between Tenant, Henderson Products, Inc., a Delaware corporation, Trynex International LLC, a Delaware limited liability company, Landlord, and Fidelity National Title Insurance Company (“Escrow Agent”), Escrow Agent is holding Two Hundred Fifty Thousand and No/100 Dollars ($250,000.00) (the “Immediate Repair Amount”) in escrow. Upon completion of the Immediate Repairs and Tenant’s delivery of (i) lien waivers satisfactory to Landlord, (ii) copies of any Warranties associated with such Immediate Repairs which shall be issued in the name of Landlord as owner of the Leased Premises (but which Tenant shall be entitled to the benefit of, together with Landlord), (iii) a certificate of Tenant, signed by the president or a vice president of Tenant, stating that the Immediate Repairs have been fully completed and comply with the applicable requirements of this Lease and with all Legal Requirements and (iv) Tenant’s satisfaction of any requirements pursuant to the Escrow Agreement, Landlord shall instruct Escrow Agent to disburse the Immediate Repair Amount to Tenant; provided, however, that (A) no Event of Default shall exist, (B) all materials installed and work and labor performed in connection with the Immediate Repairs shall have been paid in full, and (C) no mechanics’ or materialmen’s liens or stop orders or notices of pendency shall have been filed or threatened against the Leased Premises and remain undischarged or fully bonded to the satisfaction of Landlord, and subject to such other reasonable conditions as Landlord may impose.

(b)    Tenant shall at all times maintain each of the Leased Premises in good repair, appearance and condition (and as if all Immediate Repairs had been made on the date hereof) and fit to be used for the Permitted Use, in accordance with the better of the practices generally recognized as then acceptable by other companies in Tenant’s industry, and (ii) the Equipment, in as good mechanical condition as it was on the later of the date hereof or the date of its installation, except for ordinary wear and tear. Tenant shall take every other action necessary or appropriate for the preservation and safety of each of the Leased Premises and the life safety of any occupants of each of the Leased Premises or their invitees. Tenant shall promptly make all Alterations of every kind and nature, whether foreseen or unforeseen, which may be required to comply with the foregoing requirements of this Paragraph 12(b) or to comply with any Legal Requirement. Landlord shall not be required to make any Alteration, whether foreseen or unforeseen, or to maintain any of the Leased Premises in any way, and Tenant hereby expressly waives any right which may be provided for in any Law now or hereafter in effect to make Alterations at the expense of Landlord or to require Landlord to make Alterations. Any Alteration made by Tenant pursuant to this Paragraph 12 shall be made in conformity with the provisions of Paragraph 13. Tenant hereby agrees and covenants not to commit or permit any of the Leased Premises to suffer waste, and shall take all precautions reasonably necessary to prevent waste from occurring at any of the Leased Premises.

(c)    If any Improvement, hereafter constructed, shall (i) encroach upon any setback or any property, street or right-of-way adjoining such Leased Premises, (ii) violate any zoning restrictions, including without limitation height or set-back restrictions, or the provisions of any restrictive covenant affecting such Leased Premises, (iii) violate the terms of any Easement Agreement to which such Leased Premises is subject or (iv) impair the rights of others in, to or under any of the foregoing, Tenant shall, promptly after receiving notice or otherwise acquiring knowledge thereof, either (A) obtain from all necessary parties waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, violation, hindrance, obstruction or impairment, whether the same shall affect Landlord, Tenant or both, or (B) take such action as shall be necessary to remove all such encroachments, hindrances or obstructions and to end all such violations or impairments, including, if necessary, making Alterations.

13.	Alterations and Improvements.

(a)    Tenant shall not make (i) any non-structural Alterations to any of the Leased Premises that cost more than the Threshold Amount in the aggregate or (ii) any structural Alterations to any of the Leased Premises, without having first obtained the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned or delayed. Tenant shall not construct upon the Real Property any additional buildings without having first obtained the prior written consent of Landlord and Lender, which shall not be unreasonably withheld, conditioned or delayed. Landlord shall have the right to require Tenant to remove any Alterations at the end of the Term except for those Alterations required by Law or for which Landlord has agreed in writing that removal will not be required prior to the date such Alteration was installed at the Leased Premises, which Tenant may request from Landlord at the time Tenant requests consent to such Alterations pursuant to this Paragraph 13.

(b)    If Tenant makes any Alterations pursuant to this Paragraph 13, Major Alterations pursuant to Paragraph 34 or as required by Paragraph 12 or 17 (such Alterations and actions being hereinafter collectively referred to as “Work”) to any of the Leased Premises, then (i) the market value of such Leased Premises shall not be lessened by any such Work or its usefulness impaired, (ii) all such Work shall be performed by Tenant in a good and workmanlike manner, (iii) all such Work shall be expeditiously completed in compliance with all Legal Requirements, (iv) all such Work shall comply with the requirements of all insurance policies required to be maintained by Tenant hereunder, (v) if any such Work involves the replacement of Equipment or parts thereto, all replacement Equipment or parts shall have a value and useful life equal to the greater of (A) the value and useful life on the date hereof of the Equipment being replaced or (B) the value and useful life of the Equipment being replaced immediately prior to the occurrence of the event which required its replacement (assuming such replaced Equipment was then in the condition required by this Lease), (vi) Tenant shall promptly discharge or remove all liens filed against such Leased Premises arising out of such Work, (vii) Tenant shall procure and pay for all permits and licenses required in connection with any such Work, (viii) the product and results of all such Work shall be the property of Landlord and shall be subject to this Lease, and Tenant shall execute and deliver to Landlord any document requested by Landlord evidencing the assignment to Landlord of all estate, right, title and interest (other than the leasehold estate created hereby) of Tenant or any other Person thereto or therein, (ix) if such Alterations will cost in excess of the Threshold Amount, Tenant shall comply, to the extent requested by Landlord or required by this Lease, with the provisions of Paragraph 19(a), whether or not such Work involves restoration of any of the Leased Premises and (x) Tenant shall deliver copies of any Warranties associated with such Alterations which shall be issued in the name of Landlord as owner of the Leased Premises (but which Tenant shall be entitled to the benefit of, together with Landlord).

14.	Permitted Contests.

Notwithstanding any other provision of this Lease, Tenant shall not be required to (a) pay any Imposition, (b) comply with any Legal Requirement, (c) discharge or remove any lien referred to in Paragraph 11 or 13 or (d) take any action with respect to any encroachment, violation, hindrance, obstruction or impairment referred to in Paragraph 12(c) (such non-compliance with the terms hereof being hereinafter referred to collectively as “Permitted Violations”) and may dispute or contest the same, so long as at the time of such non-compliance no Event of Default exists and so long as Tenant shall contest, in good faith, the existence, amount or validity thereof, the amount of the damages caused thereby, or the extent of its or Landlord’s liability therefor by appropriate proceedings which shall operate during the pendency thereof to prevent or stay (i) the collection of, or other realization upon, the Permitted Violation so contested, (ii) the sale, forfeiture or loss of any of the Leased Premises or any Rent to satisfy or to pay any damages caused by any Permitted Violation, (iii) any interference with the use or occupancy of any of the Leased Premises, (iv) any interference with the payment of any Rent, (v) the cancellation or material increase in the rate of any insurance policy or a statement by the carrier that coverage will be denied, or (vi) the enforcement or execution of any injunction, order or Legal Requirement with respect to the Permitted Violation. Tenant shall provide Landlord security (by way of example only, in the form of a cash escrow or Letter of Credit) which is satisfactory, in Landlord’s reasonable judgment, to assure that such Permitted Violation is corrected, including all Costs, interest and penalties that may be incurred or become due in connection therewith. While any proceedings which comply with the requirements of this Paragraph 14 are pending and the required security is held by Landlord, Landlord shall not have the right to correct any Permitted Violation thereby being contested unless Landlord is required by Law to correct such Permitted Violation and Tenant’s contest does not prevent or stay such requirement as to Landlord. Each such contest shall be promptly and diligently prosecuted by Tenant to a final conclusion, except that Tenant, so long as the conditions of this Paragraph 14 are at all times complied with, has the right to attempt to settle or compromise such contest through negotiations. Tenant shall pay any and all losses, judgments, decrees and Costs in connection with any such contest and shall, promptly after the final determination of such contest, fully pay and discharge the amounts which shall be levied, assessed, charged or imposed or be determined to be payable therein or in connection therewith, together with all penalties, fines, interest and Costs thereof or in connection therewith, and perform all acts the performance of which shall be ordered or decreed as a result thereof. No such contest shall subject Landlord to the risk of any civil or criminal liability.

15.	Indemnification.

(a)    Tenant shall pay, protect, indemnify, defend, save and hold harmless Landlord and all other Indemnitees from and against any and all liabilities, losses, damages (including punitive damages), penalties, Costs, causes of action, suits, claims, demands or judgments of any nature whatsoever, howsoever caused (except to the extent caused by Landlord’s or Indemnitee’s gross negligence or willful misconduct in connection with such party’s physical entry onto the Leased Premises), without regard to the form of action and whether based on strict liability, gross negligence, negligence or any other theory of recovery at law or in equity, arising from (i) any matter pertaining to the ownership, leasing, use, non-use, occupancy, operation, management, condition, design, construction, maintenance, repair or restoration of any of the Leased Premises; (ii) any Casualty in any manner arising from any of the Leased Premises, whether or not Indemnitee has or should have knowledge or notice of any defect or condition causing or contributing to said Casualty; (iii) any violation by Tenant of (A) any provision of this Lease (including any representation or warranty), (B) any contract or agreement to which Tenant is a party, (C) any Legal Requirement or (D) any Permitted Exception or any other encumbrance consented to by Tenant or the Mortgage or Assignment; (iv) any default by Landlord with respect to any Loan, to the extent caused by an Event of Default by Tenant under this Lease, or (v) any alleged, threatened or actual Environmental Violation, including (A) liability for response costs and for costs of removal and remedial action incurred by the United States Government, any state or local governmental unit or any other Person, or damages from injury to or destruction or loss of natural resources, including the reasonable costs of assessing such injury, destruction or loss, incurred pursuant to Sections 107 or 113 of CERCLA, or any successor section or act or provision of any similar state or local Law, (B) liability for costs and expenses of abatement, correction or clean-up, fines, damages, response costs or penalties which arise from the provisions of any of the other Environmental Laws and (C) liability for personal injury or property damage arising under any statutory or common-law tort theory, including damages assessed for the maintenance of a public or private nuisance or for carrying on of a dangerous activity.

(b)    In case any action or proceeding is brought against any Indemnitee by reason of any such claim, (i) such Indemnitee shall notify Tenant to resist or defend such action or proceeding, and such Indemnitee will cooperate and assist in the defense of such action or proceeding if reasonably requested to do so by Tenant and (ii) Tenant may, except during the continuance of an Event of Default, retain its own counsel and defend such action (it being understood that Landlord may employ counsel of its choice to monitor the defense of any such action, the cost of which shall be paid by Tenant). In the event of an Event of Default, Landlord shall have the right to select counsel, and the fees and expenses of such counsel shall be paid by Tenant.

(c)    The obligations of Tenant under this Paragraph 15 shall survive any termination, expiration or rejection in bankruptcy of this Lease.

16.	Insurance.

(a)    Each policy of insurance listed on Schedule 16(a) attached hereto (the “Existing Insurance Policies”) is in full force and effect and all premiums due with respect thereto have been paid. There are no claims outstanding or pending under any Existing Insurance Policies. Tenant shall comply with the insurance requirements listed in this Paragraph 16 and in no event shall the Existing Insurance Policies listed on Schedule 16(a) mitigate, reduce, supersede, replace, or nullify any of the insurance requirements as set forth in this Lease.

(b)    Tenant shall obtain, pay for and maintain the following insurance on or in connection with each of the Leased Premises:

(i)    Insurance against all risk of physical loss or damage to the Improvements and Equipment as provided under “Special Causes of Loss” form coverage, including the perils of hail, windstorm, named windstorm, water damage, ordinance or law, tornado, convective storm, equipment breakdown, flood coverage, earthquake, and acts of terrorism, in amounts not less than the actual replacement cost of the Improvements and Equipment without deduction for depreciation. Such policy shall not contain any margin clauses. Such policy shall include business interruption and loss of rents coverage which shall include Leasehold Interest coverage in an amount equal to the Annual Rent due hereunder for any applicable period of restoration following casualty or interruption occurrence (which coverage shall be in an amount equal to the Annual Rent due hereunder for a period of at least 24 months) with an Extended Period of Indemnity of three hundred and sixty-five (365) days. Such policies and endorsements shall contain deductibles not more than One Hundred Thousand and 00/100 Dollars ($100,000) per occurrence, except for named storm, wind/hail, flood, and earthquake which shall contain deductibles not more than 1% of the insurable value per location. Such policies shall name Landlord as an Additional Named Insured and loss payee, and Landlord’s Lender as mortgagee and loss payee, with respect to such Leased Premises, with endorsements and forms as acceptable to Landlord.

(ii)    Commercial General Liability Insurance against claims for personal injury, bodily injury, death, accident or property damage occurring on, in or as a result of the use of such Leased Premises, in an amount not less than One Million and 00/100 Dollars ($1,000,000.00) per occurrence, Two Million and 00/100 Dollars ($2,000,000.00) annual aggregate and Two Million and 00/100 Dollars ($2,000,000.00) Products/Completed Operations Annual Aggregate on an occurrence basis. Coverage shall also include elevators/escalators (if any), independent contractors, contractual liability and Products/Completed Operations Liability coverage. Tenant shall purchase terrorism coverage under such policy upon the earlier of (i) the renewal date of such policy or (ii) when required by Lender. Such policies shall name Landlord and Lender as Additional Insureds with respect to such Leased Premises. Such policy shall include a maximum deductible or retention of $100,000 unless otherwise approved by Landlord in writing.

(iii)    Business Automobile Liability Insurance (including Owned – if any; Non-Owned and Hired Automobile Liability) in an amount of One Million and 00/100 Dollars ($1,000,000.00) Combined Single Limit.

(iv)    Workers’ Compensation insurance in the amount required by applicable Law.

(v)    Employers’ Liability insurance covering all persons employed by Tenant in connection with any work done on or about such Leased Premises in the amount of One Million and 00/100 Dollars ($1,000,000.00) per accident, One Million and 00/100 Dollars ($1,000,000.00) per illness, per employee, and One Million and 00/100 Dollars ($1,000,000.00) per illness, in the aggregate. Landlord reserves the right to have evidence shown that any self-insurance program has been accepted by the State.

(vi)    Excess/Umbrella Liability in an amount of not less than Forty Million and 00/100 Dollars ($40,000,000.00) per occurrence and Forty Million and 00/100 Dollars ($40,000,000.00) annual aggregate which includes Follow Form coverage for Commercial General Liability, Business Automobile Liability and Employers’ Liability coverages. Such Excess/Umbrella Liability policy must be endorsed to provide that this insurance must be primary to, and non-contributory with, any other insurance on which Landlord and the Additional Insureds are an insured, whether such other insurance is primary, excess, self-insurance, or insurance on any other basis. This endorsement must cause the Tenant’s Excess/Umbrella Liability coverage to be vertically exhausted, whereby such coverage is not subject to any "Other Insurance" provision under Tenant’s Commercial General Liability or Umbrella/Excess Liability policies. Such policy shall be maintained for not less than the greater period under which a claim may be properly asserted under the applicable statute of limitations or repose.

(vii)    During any period in which substantial Alterations at such Leased Premises are being undertaken, builder’s risk insurance covering the total completed value, including all hard and soft costs (which shall include business interruption coverage) with respect to the Improvements being constructed, altered or repaired (on a completed value, non-reporting basis), replacement cost of work performed and equipment, supplies and materials furnished in connection with such construction, alteration or repair of Improvements or Equipment, together with such other endorsements as Landlord may reasonably require, and general liability, worker’s compensation and automobile liability insurance with respect to the Improvements being constructed, altered or repaired, in such form and in such amounts as Landlord may reasonably require. Such policies shall name Landlord and Lender as Named Insured, Mortgagee, Additional Insured and/or Loss Payees with respect to such Leased Premises, as applicable.

(viii)    Intentionally omitted.

(ix)    If any portion of the Improvements is currently or at any time in the future is located in a federally designated “moderate flood hazard area” or “special flood hazard area,” flood hazard insurance in an amount equal to the maximum amount of such insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, along with such additional flood insurance limits as Landlord or Lender shall require.

(x)    Such other insurance (or other terms with respect to any insurance required pursuant to this Paragraph 16, including without limitation amounts of coverage, deductibles, form of mortgagee clause) on or in connection with such Leased Premises as Lender may reasonably require or to the extent consistent with coverages required of landlords and lenders of comparable properties in the market area in which the Leased Premises is located.

(c)    Where applicable, each insurance policy referred to in Paragraph 16(b) shall name Landlord and Landlord’s Lender, AG Net Lease V (US) Holdco, L.L.C., AGNL Manager V, Inc., AG Net lease Realty Fund V Investments (H-1), L.P., AG Net Lease Realty Fund V REIT LLC, Angelo, Gordon & Co., L.P., AG Net Lease Realty Fund V US Holdings LLC, AG Net Lease Realty Fund V, L.P., AG Net Lease Realty Fund V-QTE, L.P., and any other party identified by Lessor in writing from time to time along with each of their respective members, partners, officers, directors, shareholders, employees, agents and representatives, and any other party with an ownership or managerial interested in the location as identified by the Landlord in writing form time to time as additional insureds (collectively, the “Additional Insureds”) on a primary and non-contributory basis. In the event that Lessee has in force any insurance with coverages broader and/or limits higher than the coverage amounts specified hereunder, (a) such broader coverages and higher limits shall insure and be available to Additional Insureds and (b) this Agreement shall be deemed to require such broader coverages and higher limits.

(d)    The insurance required by Paragraph 16(b) shall be written by companies having a Best’s rating of A-:X or above and a claims paying ability rating of A- or better by S&P or equivalent rating agency or such other rating as may be approved by Landlord and Lender in their sole discretion in writing and are authorized to write insurance policies by, the State Insurance Department (or its equivalent) for the states in which each of the Leased Premises is located. The insurance policies (i) shall be for such terms as Landlord may reasonably approve and (ii) shall be in amounts sufficient at all times to satisfy any coinsurance requirements thereof. If said insurance or any part thereof shall expire, be withdrawn, become void, voidable, unreliable or unsafe for any reason, including a breach of any condition thereof by Tenant or the failure or impairment of the capital of any insurer, or if for any other reason whatsoever said insurance shall become reasonably unsatisfactory to Landlord, Tenant shall immediately obtain new or additional insurance reasonably satisfactory to Landlord.

(e)    Each insurance policy referred to in clauses (i), (vii), (viii), and (ix) of Paragraph 16(b) shall contain standard non-contributory mortgagee clauses in favor of and acceptable to Lender. Each policy required by any provision of Paragraph 16(b) shall provide that it may not be cancelled, substantially modified or allowed to lapse on any renewal date of such insurance policy except after thirty (30) days’ prior written notice to Landlord and Lender.

(f)    Tenant shall pay as they become due all premiums for the insurance required by Paragraph 16(b), shall renew or replace each policy and deliver to Landlord evidence of the payment of the full premium therefor or installment then due prior to the expiration date of such policy, and shall promptly deliver to Landlord all original certificates of insurance evidencing such coverages or, if requested by Landlord or required by Lender, original or certified policies. Insurance shall be non-cancelable within thirty (30) days' prior written notice to the Landlord, and any certificate shall state that the insurer will notify Landlord of cancellation at least thirty (30) days prior to thereto (except ten days for non-payment of premium). All certificates of insurance (including liability coverage) provided to Landlord and Lender shall be on ACORD Form 28 (2003/10) for Property Coverages or ACORD Form 25 Liability Coverages (or its equivalent in the Landlord’s sole discretion).

(g)    Anything in this Paragraph 16 to the contrary notwithstanding, any insurance which Tenant is required to obtain pursuant to Paragraph 16(b) may be carried under a “blanket” policy or policies covering other properties of Tenant or under an “umbrella” policy or policies covering other liabilities of Tenant, as applicable; provided that, such blanket or umbrella policy or policies otherwise comply with the provisions of this Paragraph 16. Upon request, Tenant shall provide to Landlord a (i) Statement of Values (including non-collateral assets) which may be amended to the extent determined necessary by Landlord based on revised Replacement Cost Valuations and (ii) any other information Landlord reasonably deems necessary to confirm the sufficiency of the coverages and limits required herein. The original or a certified copy of each such blanket or umbrella policy shall promptly be delivered to Landlord.

(h)    Tenant shall not carry separate insurance concurrent in form or contributing in the event of a Casualty with that required in this Paragraph 16 unless (i) Landlord and Lender are included therein as Named Insureds, Additional Insureds, Mortgagee and with Loss Payable as provided herein, and (ii) such separate insurance complies with the other provisions of this Paragraph 16. Tenant shall immediately notify Landlord of such separate insurance and shall deliver to Landlord the original policies or certified copies thereof.

(i)    Each policy shall contain an effective waiver by the carrier against all claims for payment of insurance premiums against Landlord and shall contain a full waiver of subrogation against the Landlord.

(j)    The proceeds of any insurance required under Paragraph 16(b) shall be payable as follows:

(1)         proceeds payable under clauses (ii), (iii), (iv), (v), (vi) and (viii) of Paragraph 16(b) and proceeds attributable to the general liability coverage of construction/alterations insurance under clause (vii) of Paragraph 16(b) shall be payable to the Person entitled to receive such proceeds; and

(2)          proceeds of insurance required under clauses (i), (viii) and (ix) of Paragraph 16(b) and proceeds attributable to construction/alterations insurance (other than its general liability coverage provisions) under clause (vii) of Paragraph 16(b) shall be payable to Landlord or Lender and applied as set forth in Paragraph 17 or, if applicable, Paragraph 18. Tenant shall apply the Net Award to restoration of the Leased Premises in accordance with the applicable provisions of this Lease unless a Termination Event shall have occurred and Tenant has given a Termination Notice.

(k)    Subject to exceptions and standards approved in writing from time to time by Landlord, Tenant shall contractually require of all contractors, subcontractors, service providers and vendors who perform work or services to the Leased Premises to, at their own expense, maintain insurance coverages equivalent to those standard in the industry but in no event less than the primary general liability and workers’ compensation limits required for Tenant herein. Each contractor, subcontractor, service provider, and vendor shall be required to include the same additional insured, primary and non-contributory, waiver of subrogation, and certificates of insurance requirements as required of Tenant herein. Upon request from Landlord, Tenant shall provide, at its sole expense, all contracts and accompanying certificates of insurance, endorsements and policy forms related to any work or services to the Leased Premises to Landlord. Tenant will cause such coverage to be maintained for not less than the greater period under which a claim may be properly asserted under the applicable statute of limitations or repose.

17.	Casualty and Condemnation.

(a)    Tenant shall give Landlord immediate notice of the occurrence of any Casualty at any of the Leased Premises. Landlord, in its discretion and upon notice to Tenant (except that no notice to Tenant shall be required if an Event of Default has occurred and is continuing), may adjust, collect and compromise all claims under any of the insurance policies required by Paragraph 16(b) (except public liability insurance claims payable to a Person other than Tenant, Landlord or Lender) and to execute and deliver on behalf of Tenant all necessary proofs of loss, receipts, vouchers and releases required by the insurers. Provided that no Event of Default has occurred and is continuing, Tenant shall be entitled to participate with Landlord in any adjustment, collection and compromise of the insurance claim payable in connection with a Casualty. Tenant agrees to sign, upon the request of Landlord, all such proofs of loss, receipts, vouchers and releases. Landlord reserves the right to join Tenant in any claim. If Landlord so requests, Tenant shall adjust, collect and compromise any and all such claims, and Landlord shall have the right to join with Tenant therein. Any adjustment, settlement or compromise of any such claim shall be subject to the prior written approval of Landlord, and Landlord shall have the right to prosecute or contest, or to require Tenant to prosecute or contest, any such claim, adjustment, settlement or compromise. Each insurer is hereby authorized and directed to make payment under said policies, including return of unearned premiums, directly to Landlord instead of to Landlord and Tenant jointly, and Tenant hereby appoints Landlord as Tenant’s attorney-in-fact to endorse any draft therefor.

(b)    Tenant shall provide Landlord immediate written notice of Tenant’s receipt of a Condemnation Notice relating to any of the Leased Premises. Landlord is authorized to collect, settle and compromise, in its discretion (and, if no Event of Default exists, upon notice to Tenant), the amount of any condemnation award. Provided that no Event of Default has occurred and is continuing, Tenant shall be entitled to participate with Landlord in any Condemnation proceeding or negotiations under threat thereof and to contest the Condemnation or the amount of the condemnation award therefor. No agreement with any condemning authority in settlement or under threat of any Condemnation shall be made by Tenant without the written consent of Landlord. Subject to the provisions of this Paragraph 17(b), Tenant hereby irrevocably assigns to Landlord any award or payment to which Tenant is or may be entitled by reason of any Condemnation, whether the same shall be paid or payable for Tenant’s leasehold interest hereunder or otherwise; but nothing in this Lease shall impair Tenant’s right to any award or payment on account of Tenant Fixtures, moving expenses or loss of business, if available, to the extent that and so long as (i) Tenant shall have the right to make, and does make, a separate claim therefor against the condemning authority and (ii) such claim does not in any way reduce either the amount of the award otherwise payable to Landlord for the Condemnation of Landlord’s interest in such Leased Premises or the amount of the award (if any) otherwise payable for the Condemnation of Tenant’s leasehold interest hereunder.

(c)    If any Partial Casualty (whether or not insured against) or Partial Condemnation shall occur (other than a Requisition) to any of the Leased Premises, this Lease shall continue, notwithstanding such event, and there shall be no abatement or reduction of any Rent. Promptly after such Partial Casualty or Partial Condemnation, Tenant, as required in Paragraphs 12(b) and 13(b), shall commence and diligently continue to restore such Leased Premises as nearly as possible to its value, condition and character immediately prior to such event (assuming such Leased Premises to have been in the condition required by this Lease). Upon the receipt by Landlord of the Net Award with respect to such Partial Casualty or Partial Condemnation, Landlord shall make such Net Award available to Tenant for restoration in accordance with and subject to the provisions of Paragraph 19(a). If a Requisition shall occur, Tenant shall comply with the terms and conditions of Paragraph 17(d). If any Casualty or Condemnation which is not a Partial Casualty or Partial Condemnation or Requisition shall occur, Tenant shall comply with the terms and conditions of Paragraph 18. Upon the expiration of the Term, any portion of such Net Award which shall not have been previously paid as set forth above shall be retained by Landlord.

(d)    In the event of a Requisition of any of the Leased Premises, any Net Award payable by reason of such Partial Condemnation shall be retained by Tenant.

18.	Termination Events.

(a)    If all or substantially all of any of the Leased Premises shall be taken by a Condemnation, Tenant shall, within thirty (30) days after Tenant receives a Condemnation Notice, give to Landlord written notice of Tenant’s election to terminate this Lease with respect to the applicable Leased Premises (a “Termination Notice”).

(b)    If any portion of any of the Leased Premises shall be subject to a Condemnation and has rendered such Leased Premises inaccessible, unavailable for use, or unsuitable for restoration for continued use and occupancy in Tenant’s business, as determined by a certified structural engineer retained by Tenant and reasonably acceptable to Landlord, Tenant shall have the option of (i) restoring such Leased Premises, to the extent practicable, using the Net Award payable in connection with such Condemnation in accordance with the conditions and requirements set forth in this Lease, or (ii) delivering to Landlord a Termination Notice with respect to the applicable Leased Premises prior to the earlier of (x) ten (10) days after Tenant receives the report of such certified structural engineer, a copy of which report shall be delivered to Landlord with the Termination Notice, and (y) sixty (60) days after Tenant receives such Condemnation Notice. If Tenant elects not to deliver a Termination Notice, then Tenant shall restore such Leased Premises, to the extent practicable, in accordance with Paragraphs 17 and 19.

(c)    If, during the last two years of the Term, a Casualty occurs with respect to any of the Leased Premises which shall be determined by a certified structural engineer retained by Tenant and reasonably acceptable to Landlord to be a loss so substantial that restoration or rebuilding for any Permitted Use under Paragraph 4(a) would be economically infeasible, Tenant shall have option of (i) restoring, rebuilding or repairing such Leased Premises, using the Net Award payable in connection with such Casualty in accordance with the conditions and requirements of this Lease, or (ii) delivering to Landlord a Termination Notice with respect to the applicable Leased Premises prior to the earlier of (x) ten (10) days after Tenant receives the report of such certified structural engineer, a copy of which report shall be delivered to Landlord with the Termination Notice, and (y) sixty (60) days after the date of such Casualty.

(d)    A Termination Notice shall contain (i) notice of Tenant’s intention to terminate this Lease with respect to the applicable Leased Premises on the later to occur of (A) the first Basic Rent Payment Date which occurs at least ninety (90) days after the date of such Termination Notice, or (B) the date on which Landlord receives the Net Award (the “Termination Date”), and (ii) a binding and irrevocable commitment of Tenant to pay the Termination Amount on the Termination Date.

(e)    If Tenant delivers a Termination Notice to Landlord, this Lease shall terminate on the Termination Date with respect to the applicable Leased Premises; provided that if an Event of Default has occurred and is continuing as of the Termination Date specified in Tenant’s Termination Notice, this Lease shall remain in full force and effect and the Termination Date shall be extended until such Event of Default has been cured by Tenant or waived by Landlord. On the Termination Date, (i) Tenant shall pay to Landlord all the Termination Amount and all Rent due on or prior to the Termination Date with respect to the applicable Leased Premises (collectively, “Remaining Obligations”), (ii) all other obligations of Tenant under this Lease with respect to the applicable Leased Premises shall terminate except for any Surviving Obligations, (iii) Tenant shall immediately vacate and shall have no further right, title or interest in or to such Leased Premises, and (iv) the Net Award shall be retained by Landlord. Notwithstanding anything to the contrary hereinabove contained, if on the Termination Date, Tenant has not satisfied all Remaining Obligations with respect to the applicable Leased Premises, then Landlord may, at its option, extend the Termination Date to a date which is no later than the first Basic Rent Payment Date after the date on which Tenant has satisfied all such Remaining Obligations. Notwithstanding anything to the contrary contained herein, any Termination Notice and payment of any Termination Amount shall be subject to the approval of Landlord’s Lender (to the extent such approval is required by any Loan).

19.	Restoration.

(a)    If any Net Award with respect to any of the Leased Premises is in excess of the Threshold Amount, Landlord (or Lender if required by any Mortgage) shall hold the Net Award in a fund (the “Restoration Fund”) and disburse amounts from the Restoration Fund only in accordance with the following conditions:

(i)    Tenant shall commence the restoration as soon as reasonably practical and diligently pursue completion of such restoration to completion;

(ii)    prior to commencement of restoration, (A) the architects, contracts, contractors, plans and specifications and a detailed budget for the restoration shall have been approved by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed, such detailed budget shall reflect that the Restoration Fund is sufficient to cover the costs of restoration, including any additional insurance required as a result of restoration, and payments of Rent due under this Lease during the period of such restoration (if Landlord reasonably determines that the Restoration Fund is insufficient to cover such costs, Tenant must deposit such required excess amount as directed by Landlord as provided in Paragraph 19(b) below), (B) Landlord and Lender shall be provided by Tenant with mechanics’ lien insurance, “owner contractor’s protective liability insurance” (if available), builder’s risk completed value insurance and acceptable performance and payment bonds which insure satisfactory completion of and payment for the restoration, are in an amount and form and have a surety acceptable to Landlord, and name Landlord and Lender as additional dual obligees, and (C) appropriate notices of commencement of work shall have been filed if required in the appropriate jurisdiction;

(iii)    at the time of any disbursement, (A) no Event of Default shall exist, (B) all materials installed and work and labor performed (except to the extent being paid out of the requested disbursement) in connection with the restoration shall have been paid in full, and (C) no mechanics’ or materialmen’s liens or stop orders or notices of pendency shall have been filed or threatened against such Leased Premises and remain undischarged or, alternatively, the obligations related to the Work shall be fully bonded to the satisfaction of Landlord;

(iv)    disbursements shall be made no more frequently than once a month and be in an amount not exceeding the cost of the Work completed since the last disbursement, upon receipt of (A) satisfactory evidence, including architects’ certificates, of the stage of completion, the estimated total cost of completion and performance of the Work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (B) waivers of liens, (C) sworn statements as to completed Work and the cost thereof for which payment is requested from all contractors and subcontractors performing the Work, (D) a satisfactory bringdown of title insurance, and (E) other evidence of cost and payment reasonably requested by Landlord so that Landlord can verify that the amounts disbursed from time to time are represented by Work that is completed, in place and free and clear of mechanics’ and materialmen’s lien claims;

(v)    each request for disbursement shall be accompanied by a certificate of Tenant, signed by the president or a vice president of Tenant, describing the Work for which payment is requested, stating the cost incurred in connection therewith, stating that Tenant has not previously received payment for such Work and, upon completion of the Work, also stating that the Work has been fully completed and complies with the applicable requirements of this Lease and with all Legal Requirements;

(vi)    Landlord may retain ten percent (10%) of the Restoration Fund until the Work is fully completed;

(vii)    if the Restoration Fund is held by Landlord, the Restoration Fund shall not be commingled with Landlord’s other funds and shall not bear interest; and

(viii)    such other reasonable conditions as Landlord may impose; including without limitation, if the costs of restoration exceed the Threshold Amount and Landlord so requests, or, a requirement that Tenant hire a casualty consultant.

(b)    Prior to commencement of restoration and at any time during restoration, if the estimated cost of completing the restoration Work free and clear of all liens, as reasonably determined by Landlord, exceeds the amount of the Net Award available for such restoration, the amount of such excess shall, upon demand by Landlord, be paid by Tenant to Landlord to be added to the Restoration Fund. Any sum so added by Tenant which remains in the Restoration Fund upon completion of restoration shall be refunded to Tenant. For purposes of determining the source of funds with respect to the disposition of funds remaining after the completion of restoration, the Net Award shall be deemed to be disbursed prior to any amount added by Tenant. Tenant shall deliver copies of any Warranties associated with such restoration which shall be issued in the name of Landlord as owner of the Leased Premises (but which Tenant shall be entitled to the benefit of, together with Landlord).

(c)    If any sum remains in the Restoration Fund after completion of the restoration and any refund to Tenant pursuant to Paragraph 19(b), such sum (the “Remaining Sum”) shall be retained by (and shall be the property of) Landlord.

20.         Determination of Fair Market Rental Value. For purposes of this Lease, Fair Market Rental Value shall be determined in accordance with the following procedure:

(a)    Within ten (10) days after delivering to Tenant Landlord’s written notice of acceleration to Tenant pursuant to Paragraph 23(d), Landlord shall deliver to Tenant Landlord’s calculation of the amount owed by Tenant thereunder, including, Landlord’s calculation of the Basic Rent on a per square foot basis that Landlord could reasonably be expected to obtain upon a re-letting of the Leased Premises on then current market terms (the “Fair Market Rental Value”).

(b)    If Tenant disagrees with Landlord’s calculation of Fair Market Rental Value, Tenant shall notify Landlord of such disagreement within five (5) business days after Tenant’s receipt of Landlord’s calculation, and Landlord and Tenant shall within five (5) business days after the date of Tenant’s notice each select an appraiser and notify the other in writing of the name, address and qualifications of such appraiser.

(c)    The appraisers shall endeavor to agree upon the Fair Market Rental Value based on a written appraisal made by each of them within thirty (30) days after their appointment. In determining Fair Market Rental Value, the appraisers shall determine the amount that a willing tenant would pay, and a willing landlord of a comparable building located in a radius of ten (10) miles of the Leased Premises would accept, at arm’s length, to rent a building of comparable size and quality as the Improvements, taking into account: (i) the age, quality, condition (as required by this Lease) of the Improvements; (ii) that the Leased Premises will be leased as a whole or substantially as a whole to a single user; (iii) a lease term equal to the number of years then remaining on the initial Term or then-existing extension thereof, as applicable; (iv) an absolute triple net lease; and (v) such other items that professional real estate appraisers customarily consider. If the appraisers agree upon a Fair Market Rental Value, the amount of such value as so agreed shall be binding and conclusive upon Landlord and Tenant.

(d)    If the appraisers are unable to agree upon a Fair Market Rental Value within forty-five (45) days after their appointment, then such appraisers shall advise Landlord and Tenant of their respective determinations and shall select a third appraiser to make the determination of Fair Market Rental Value. The selection of the third appraiser shall be binding and conclusive upon Landlord and Tenant.

(e)    The determination of Fair Market Rental Value made by the third appraiser appointed pursuant hereto shall be made within thirty (30) days after such appointment.

(f)    The Fair Market Rental Value shall be the average of the determination made by the third appraiser and the determination made by the appraiser (selected pursuant to clause (ii) above) whose determination is nearer to that of the third appraiser. Such average shall be binding and conclusive upon Landlord and Tenant.

(g)    All appraisers selected or appointed pursuant to this Part (b) shall (1) be independent qualified MAI appraisers with at least ten (10) years of experience (2) have no right, power or authority to alter or modify the provisions of this Lease, (3) utilize the definition of Fair Market Rental Value hereinabove set forth, and (4) be registered in the State where the Leased Premises is located. The cost of the foregoing appraisal process shall be paid by Tenant.

21.	Assignment and Subletting; Prohibition Against Leasehold Financing.

(a)    Except as provided in this Paragraph 21, Tenant shall not assign or sublet Tenant’s interest in this Lease and any purported assignment or sublease in violation of this Paragraph 21 shall be null and void.

(b)    Tenant may assign all, but not less than all, of Tenant’s interest in this Lease (voluntarily or involuntarily, whether by operation of law or otherwise, including through merger or consolidation) in connection with a Permitted Assignment, Permitted Asset Transfer or a Permitted Change of Control (each, a “Preapproved Assignment”), without the prior written consent of Landlord.

(c)    For purposes of this Paragraph 21, the term “Permitted Assignment” shall mean an assignment of all, but not less than all, of Tenant’s interest in this Lease to (A) a wholly-owned Subsidiary of Tenant, (B) a Credit Entity, or (C) a Qualified Transferee. In the event of a Permitted Assignment, (x) Tenant shall be relieved of its obligations under this Lease upon the assignment and assumption of the Tenant’s obligations under this Lease to such Person and (y) (i) in connection with a Permitted Assignment pursuant to subclause (A) above which occurs while an Existing Guarantor is in place (but solely if Tenant elects to request the right to replace the Existing Guarantor), the Existing Guarantor shall be released from the Existing Guaranty from and after the date of its delivery to Landlord of a Replacement Guaranty from a Replacement Guarantor and (ii) in connection with a Permitted Assignment pursuant to subclauses (B) or (C) above, any Existing Guarantor shall be released from any Existing Guaranty from and after the date such Permitted Assignment is consummated and no Replacement Guaranty shall be required. In the event of a Permitted Assignment pursuant to subclause (A) above which occurs while there is no Existing Guarantor in place, Tenant shall be required to enter into a Replacement Guaranty prior to being relieved of its obligations under this Lease.

(d)    For purposes of this Paragraph 21, the term “Permitted Asset Transfer” shall mean the sale, conveyance, transfer or other disposition by Tenant, to any Person, of all or substantially all of Tenant’s assets whether in a single transaction or series of transactions (an “Asset Transfer”), in which the following conditions are met: (i) the Asset Transfer is to (A) a wholly-owned Subsidiary of Tenant, (B) a Credit Entity or (C) a Qualified Transferee; and (ii) this Lease is assigned to such Person as a part of such Asset Transfer. In the event of a Permitted Asset Transfer, (x) Tenant shall be relieved of its obligations under this Lease upon the assignment and assumption of the Tenant’s obligations under this Lease to such Person and (y) (i) in connection with a Permitted Asset Transfer pursuant to subclause (A) above which occurs while an Existing Guarantor is in place (but solely if Tenant elects to request the right to replace the Existing Guarantor), the Existing Guarantor shall be released from the Existing Guaranty from and after the date of its delivery to Landlord of a Replacement Guaranty and (ii) in connection with a Permitted Asset Transfer pursuant to subclauses (B) or (C) above, any Existing Guarantor shall be released from any Existing Guaranty from and after the date such Permitted Asset Transfer is consummated and no Replacement Guaranty shall be required. In the event of a Permitted Asset Transfer pursuant to subclause (A) above which occurs while there is no Existing Guarantor in place, Tenant shall be required to enter into a Replacement Guaranty prior to being relieved of its obligations under this Lease.

(e)    For purposes of this Paragraph 21, the term “Permitted Change of Control” shall mean the acquisition, directly or indirectly, by any Person or “group” (within the meaning of Section 13(d) or Section 14(d) of the Securities Exchange Act of 1934, as amended) pursuant to a single transaction or series of related transactions of (i) more than 50% of the voting stock, partnership interests, membership interests or other equitable and/or beneficial interests of Tenant or (ii) the power (whether or not exercised) to elect a majority of the directors of Tenant or voting control of any partnership or limited liability company or other entity acting as its general partner or managing member (including through a merger or consolidation of Tenant with or into any other Person) (in either case, “Control”), in which the purchaser of such Control (the “Control Person”) is (A) after taking into account the transaction that resulted in the acquisition of such Control, a Credit Entity or (B) a Qualified Transferee. Except as permitted in this Paragraph 21(e), any such change of Control or voting power (by operation of law, merger, consolidation or otherwise) shall be deemed an assignment in violation of this Lease; provided however, a deemed assignment under this Paragraph 21 shall exclude the sale of stock by persons or parties through the “over-the-counter market” or through any recognized stock exchange, other than by those deemed to be a “control-person” within the meaning of the Securities Exchange Act of 1934. In connection with a Permitted Change of Control which occurs while an Existing Guarantor is in place and is pursuant to subclauses (A) or (B) above, the Existing Guarantor shall be released from the Existing Guaranty from and after the date of its delivery to Landlord of a Replacement Guaranty from the applicable Control Person. In connection with a Permitted Change of Control which occurs while an Existing Guarantor is not in place and is pursuant to subclauses (A) or (B), such Control Person shall be required to enter into a Replacement Guaranty simultaneously with the consummation of the Permitted Change of Control.

(f)    If Tenant desires to assign this Lease to any Person other than in connection with a Preapproved Assignment, then Tenant shall, not less than forty-five (45) days prior to the date on which it desires to make such assignment, submit to Landlord information regarding the following with respect to the proposed assignee and the terms of the proposed assignment (collectively, the “Review Criteria”): (i) credit worthiness, (ii) ownership structure, (iii) management experience, (iv) operating history, if applicable, and (v) proposed use of each of the Leased Premises. Landlord shall approve or disapprove such proposed assignment not later than the thirtieth (30th) day following receipt of all such information. Landlord shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on Landlord’s review of the Review Criteria and application of prudent business judgment thereto. Notwithstanding the foregoing or anything to the contrary in this Paragraph 21, Tenant may effectuate an assignment, asset transfer or change of control that does not constitute a Permitted Assignment or a sublease that does not constitute a Preapproved Sublease to any Person without regard to the Review Criteria, provided such Person delivers to Landlord a Letter of Credit in an amount equal to twelve (12) months of Basic Rent (an “LC Override”). In the event Tenant effectuates an LC Override, the Letter of Credit delivered in connection with such LC Override shall be held in accordance with the terms and conditions of Paragraph 34 of this Agreement.

(g)    Tenant may, upon thirty (30) days prior written notice to Landlord, enter into one or more subleases for (i) all or any portion of any of the Leased Premises with any Person that is a wholly-owned Subsidiary of Tenant, a Credit Entity or a Qualified Transferee, or (ii) a maximum of twenty percent (20%) of the leaseable square footage of any individual Leased Premises with any Person, such twenty percent (20%) maximum to be calculated cumulatively based on all subleases per individual Leased Premises (each, a “Preapproved Sublease”). Other than pursuant to Preapproved Sublease, at no time during the Term shall Tenant enter into a sublease with respect to all or any portion of any of the Leased Premises, without the prior written consent of Landlord, which consent shall be granted or withheld based on a review of the Review Criteria as they relate to the proposed subtenant and the terms of the proposed sublease. Landlord shall be deemed to have acted reasonably in granting or withholding consent if such grant or disapproval is based on its review of the Review Criteria and application of prudent business judgment thereto.

(h)    If Tenant assigns all of its rights and interest under this Lease, the assignee under such assignment shall expressly assume all the obligations of Tenant hereunder, actual or contingent, arising after the date of such assignment, by a written instrument delivered to Landlord at the time of such assignment. Each sublease of all or any portion of any of the Leased Premises shall (i) be expressly subject and subordinate to this Lease and the Mortgage; (ii) require the subtenant to comply with the financial reporting requirements set forth in Paragraph 28; (iii) not extend beyond the then current Term minus one day; (iv) terminate upon any termination of this Lease, unless Landlord elects in writing, to cause the subtenant to attorn to and recognize Landlord as the lessor under such sublease, whereupon such sublease shall continue as a direct lease between the subtenant and Landlord upon all the terms and conditions of such sublease; and (v) bind the subtenant to all covenants contained in Paragraphs 4(a), 10(a) and 12(b). Landlord shall deliver a subordination, non-disturbance and attornment agreement in connection with any Preapproved Sublease, in form and substance reasonably satisfactory to Landlord and Tenant.

(i)    Except in the case of a Permitted Asset Transfer pursuant to and in accordance with Paragraph 21(d), no assignment or sublease shall affect or reduce any of the obligations of Tenant hereunder, and all such obligations of Tenant shall continue in full force and effect as obligations of a principal and not as obligations of a guarantor, as if no assignment or sublease had been made. Furthermore, except in the case of a (A) Permitted Asset Transfer pursuant to and in accordance with Paragraph 21(d), or (B) Permitted Change of Control pursuant to and in accordance with Paragraph 21(e), no assignment or sublease shall affect or reduce any of the obligations of any Guarantor under the Guaranty, and all such obligations of Guarantor shall continue in full force and effect. No assignment or sublease shall under any circumstances impose any additional obligations on Landlord under this Lease.

(j)    Tenant shall, within ten (10) days after the execution and delivery of any assignment or sublease, deliver a duplicate original copy thereof to Landlord which, in the event of an assignment, shall be in recordable form. With respect to any Preapproved Assignment or Preapproved Sublease, at least thirty (30) days prior to the effective date of such assignment or sublease, Tenant shall provide to Landlord information reasonably required by Landlord to confirm that such transaction satisfies the criteria of a Preapproved Assignment or Preapproved Sublease, as the case may be.

(k)    As security for the performance of its obligations under this Lease, Tenant hereby grants, conveys and assigns to Landlord all right, title and interest of Tenant in and to all subleases now in existence or hereafter entered into with respect to all or any portion of any of the Leased Premises, any and all extensions, modifications and renewals thereof and all rents, issues and profits therefrom. Landlord hereby grants to Tenant a license to collect and enjoy all rents and other sums of money payable under any sublease of any of the Leased Premises; provided, however, that Landlord shall have the absolute right at any time after the occurrence and during the continuance of an Event of Default, upon notice to Tenant and any subtenants to revoke said license and to collect such rents and sums of money and retain the same. Any amounts collected shall be applied to Rent payments next due and owing. Tenant shall not consent to, cause, or allow, any modification or alteration of any of the terms, conditions or covenants of any of the subleases or the termination thereof, without the prior written consent of Landlord, nor shall Tenant accept any rents more than thirty (30) days in advance of the due date thereof, nor do or permit anything to be done which would constitute a breach or default in the terms of any sublease.

(l)    Tenant shall not have the power to mortgage, pledge or otherwise encumber its interest under this Lease or any sublease of any of the Leased Premises, and any such mortgage, pledge or encumbrance made in violation of this Paragraph 21(l) shall be void and of no force or effect. Notwithstanding the foregoing, Tenant shall be permitted to enter into a Permitted Leasehold Mortgage pursuant to Paragraph 37 herein.

(m)    Intentionally omitted.

(n)    Landlord may sell or transfer any of the Leased Premises at any time without Tenant’s consent to any third party (each a “Third Party Purchaser”). In the event of any such transfer, Tenant shall attorn to any Third Party Purchaser as Landlord so long as such Third Party Purchaser and Landlord notify Tenant in writing of such transfer. At the request of Landlord, Tenant will execute such documents confirming the agreement referred to above and such other agreements as Landlord may reasonably request; provided that such agreements do not increase the liabilities and obligations of Tenant hereunder.

(o)    Notwithstanding anything to the contrary contained in this Paragraph 21, Tenant shall not have the right to assign this Lease (voluntarily or involuntarily, whether by operation of law or otherwise, including through merger or consolidation) or sublet all or any part of any of the Leased Premises to any Person at any time that an Event of Default exists or would exist after giving effect to such assignment or sublet.

(p)    Any Letter of Credit delivered to Landlord pursuant to this Paragraph 21 shall be held by Landlord as a Security Deposit in accordance with Paragraph 34. If, during any period in which such a Letter of Credit is held by Landlord, the Basic Rent increases hereunder, Tenant shall, within thirty (30) days of such increase, increase the amount of such Letter of Credit in proportion to such increase in Basic Rent.

22.         Events of Default. The occurrence of any one or more of the following (after expiration of any applicable cure period) shall, at the sole option of Landlord, constitute an “Event of Default” under this Lease:

(a)    a failure by Tenant to pay (x) when due any Basic Rent, regardless of the reason for such failure, and (y) within five (5) days after the date when due any Additional Rent; provided, however, that for the first such failure in any calendar year during the Term, no Event of Default shall occur unless Tenant fails to pay the delinquent amount within five (5) days after receipt of written notice from Landlord that the same is due and payable;

(b)    (x) a failure by Tenant duly to perform and observe, or a violation or breach of, any other provision of this Lease not otherwise specifically mentioned in this Paragraph 22, which default continues beyond the date that is thirty (30) days from the date on which Tenant receives notice of such default or, if such default cannot be cured within such thirty (30) day period and delay in the exercise of a remedy would not (in Landlord’s reasonable judgment) cause a material adverse harm to Landlord or any of the Leased Premises, the cure period shall be extended for the period required to cure the default (but such cure period, including any extension, shall not in the aggregate exceed ninety (90) days); provided that Tenant shall commence to cure the default within said thirty (30) day period and shall actively and diligently and in good faith proceed with and continue the curing of the default until it shall be fully cured or (y) if Guarantor shall (A) fail to perform its obligations under the Guaranty, or (B) repudiate the Guaranty or (C) take any action that causes the Guaranty to terminate or be unenforceable for any reason;

(c)    any representation or warranty made by Tenant herein or in any certificate, demand or request made pursuant hereto proves to have been incorrect, when made in any material respect;

(d)    Tenant shall fail to comply with the requirements of Paragraphs 4 or 16;

(e)    Tenant shall enter into a transaction or series of transactions in violation of Paragraph 21;

(f)    Tenant shall fail to deliver the estoppel described in Paragraph 25 within the time period specified therein; and/or

(g)    The occurrence of a Bankruptcy Event.

23.	Remedies and Damages Upon Default.

(a)    If an Event of Default shall have occurred and is continuing, Landlord shall have the right, at its sole option, then or at any time thereafter, to exercise its remedies and to collect damages from Tenant in accordance with this Paragraph 23, without demand upon or notice to Tenant except as otherwise provided in this Paragraph 23 or under any applicable Legal Requirements.

(b)    Landlord may give Tenant notice of Landlord’s intention to terminate this Lease on a date specified in such notice. Upon such date, this Lease, the estate hereby granted and all rights of Tenant hereunder shall expire and terminate. Upon such termination, Tenant shall immediately surrender and deliver possession of all of the Leased Premises to Landlord. If Tenant does not so surrender and deliver possession of all of the Leased Premises, Landlord may re-enter and repossess all or any of the Leased Premises not surrendered. Notwithstanding such termination of this Lease, Tenant’s liability under this Lease shall continue unaffected.

(c)    Landlord may terminate Tenant’s right of possession (but not this Lease) and may repossess all or any of the Leased Premises, without terminating this Lease. After repossession of such Leased Premises pursuant hereto, Landlord shall have the right to re-let such Leased Premises to such tenant or tenants, for such term or terms, for such rent, on such conditions and for such uses as Landlord in its sole discretion may determine, and collect and receive any rents payable by reason of such re-letting. Landlord may make such repairs or alterations in connection with such re-letting as it may deem advisable in its sole discretion. If Tenant shall, after an Event of Default, voluntarily give up possession of such Leased Premises to Landlord, deliver to Landlord or its agents the keys to such Leased Premises, or both, such actions shall not in any respect diminish Landlord’s rights hereunder and the acceptance thereof by Landlord or its agents shall not be deemed to constitute a termination of this Lease. Landlord reserves the right following any reentry and/or re-letting to exercise its right to terminate this Lease by giving Tenant written notice thereof, in which event this Lease will terminate as specified in said notice; provided, however, that no notice from Landlord hereunder or under a forcible entry and detainer statute or similar law shall constitute an election by Landlord to terminate this Lease unless such notice specifically so states.

(d)    If Landlord terminates this Lease pursuant to Paragraph 23(b), Landlord may accelerate Rent due hereunder by electing to require Tenant to pay to Landlord, upon written demand by Landlord, as liquidated and agreed final damages for Tenant’s default and in lieu of all current damages beyond the date of such demand (it being agreed that it would be impracticable or extremely difficult to fix the actual damages), an amount equal to the Present Value of the excess, if any, of (A) the sum of all Basic Rent, Additional Rent and other sums which would be payable under this Lease by Tenant from the date of such demand to the date on which the Term is scheduled to expire hereunder in the absence of any earlier termination, re-entry or repossession over (B) the then Fair Market Rental Value for the same period. Tenant shall also pay to Landlord all accrued Rent then due and unpaid, all other amounts payable by Tenant under this which are then due and unpaid, all amounts which arise or become due by reason of Tenant’s default hereunder, including any costs of Landlord in connection with the repossession of such Leased Premises, the removal of all personal property therefrom, and any attempted re-letting or sale thereof, including all brokerage commissions, legal expenses, reasonable attorneys’ fees, employees’ expenses, costs of repairs and alterations and expenses and preparation for re-letting or sale together with interest thereon at the Default Rate.

(e)    If Landlord terminates this Lease pursuant to Paragraph 23(b) and elects not to pursue the remedy available to Landlord under in Paragraph 23(d), or terminates Tenant’s right to possession of all or any of the Leased Premises pursuant to Paragraph 23(c), Tenant shall, until the end of what would have been the Term in the absence of any termination of this Lease, and whether or not any of such Leased Premises shall have been re-let, be liable to Landlord for, and shall pay to Landlord, as liquidated and agreed current damages all Basic Rent, Additional Rent and other sums which would be payable under this Lease by Tenant in the absence of such termination, less the net proceeds, if any, of any re-letting pursuant to Paragraph 23(c), after deducting from such proceeds all accrued Rent then due and unpaid, all other amounts payable by Tenant which are then due and unpaid, all obligations of Tenant which arise or become due by reason of such Event of Default, including any costs of Landlord incurred in connection with such repossessing and re-letting, including the cost of removal of all personal property from such Leased Premises, all brokerage commissions, reasonable attorneys’ fees, employees’ expenses and expenses, costs of repairs and alterations and expenses and preparation for re-letting together with interest thereon at the Default Rate; provided that if Landlord has not re-let such Leased Premises, such costs of Landlord shall be considered to be amounts payable hereunder directly by Tenant.

(f)    Landlord may recover from Tenant all costs and expenses, including reasonable attorneys’ fees, court costs, expert witness fees, costs of tests and analyses, travel and accommodation expenses, deposition and trial transcripts, copies and other similar costs and fees, paid or incurred by Landlord as a result of such Event of Default, regardless of whether or not legal proceedings are actually commenced.

(g)    Landlord may immediately or at any time thereafter, and with or without notice, except as required herein, set off any money of Tenant or Guarantor held by Landlord under this Lease or the Guaranty against any sum owing by Tenant or Guarantor hereunder.

(h)    Notwithstanding anything to the contrary herein contained, in lieu of or in addition to any of the foregoing remedies and damages, Landlord may exercise any remedies and collect any damages available to it at law or in equity. If Landlord is unable to obtain full satisfaction pursuant to the exercise of any remedy, it may pursue any other remedy which it has hereunder or at law or in equity, including, without limitation, specific performance.

(i)    Landlord shall not be required to mitigate any of its damages hereunder unless required to by any applicable Legal Requirement. If any applicable Legal Requirement shall validly limit the amount of any damages provided for herein to an amount which is less than the amount agreed to herein, Landlord shall be entitled to the maximum amount available under such Legal Requirement.

(j)    No termination of this Lease, repossession or re-letting of any of the Leased Premises, exercise of any remedy or collection of any damages pursuant to this Paragraph 23 shall relieve Tenant of any Surviving Obligations.

(k)    WITH RESPECT TO ANY REMEDY OR PROCEEDING OF LANDLORD OR TENANT HEREUNDER, TENANT HEREBY WAIVES THE SERVICE OF NOTICE WHICH MAY BE REQUIRED BY ANY APPLICABLE LAW AND WAIVE ANY RIGHT TO A TRIAL BY JURY.

(l)    Upon the occurrence of any Event of Default, Landlord shall have the right (but no obligation) to perform any act required of Tenant hereunder and charge to Tenant all costs and expenses incurred in connection therewith, together with interest at the Default Rate, which amount shall be deemed Additional Rent and shall be immediately due and payable to Landlord. If performance of such act requires that Landlord enter any of the Leased Premises, Landlord may enter such Leased Premises for such purpose.

(m)    Tenant hereby waives and surrenders, for itself and all those claiming under it, including creditors of all kinds: (i) any right and privilege which it or any of them may have under any present or future Legal Requirement to redeem any of the Leased Premises or to have a continuance of this Lease after termination of this Lease or of Tenant’s right of occupancy or possession pursuant to any court order or any provision hereof; and (ii) the benefits of any present or future Legal Requirement which exempts property from liability for debt or for distress for rent.

(n)    Tenant shall be and remain liable for all sums aforesaid, and Landlord may recover such damages from Tenant and institute and maintain successive actions or legal proceedings against Tenant for the recovery of such damages. Nothing herein contained shall be deemed to require Landlord to wait to begin such action or other legal proceedings until the date when the Term would have expired by its own terms had there been no such Event of Default.

(o)    Except as otherwise provided herein, all remedies are cumulative and concurrent and no remedy is exclusive of any other remedy. Each remedy may be exercised at any time an Event of Default has occurred and is continuing and may be exercised from time to time. No remedy shall be exhausted by any exercise thereof.

(p)    In the event Tenant remains in possession of any of the Leased Premises after the expiration of this Lease, and without the written consent of Landlord, Tenant, at the option of Landlord, shall be deemed to be occupying such Leased Premises as a tenant from month to month, subject to all the conditions, provisions and obligations of this Lease, at one hundred fifty percent (150%) of the Basic Rent that existed on the month prior to the expiration of the Term. Tenant shall also pay and perform, during the period of any such holdover, all other costs and obligations imposed upon Tenant by this Lease, including, without limitation, payment of all real estate taxes, maintenance of all required insurance coverages and all other maintenance and repair obligations hereunder. In the event that Landlord does not consent to Tenant’s holding over after the expiration of this Lease, Tenant shall defend, indemnify, protect and hold harmless Landlord and its directors, officers, employees, agents and lenders from and against any and all losses, costs and expenses resulting from tenant’s failure to surrender possession of such Leased Premises upon the expiration of the Term, including, without limitation, any claims made by any succeeding tenant due to its inability to take possession of such Leased Premises in a timely manner.

(q)    No failure by either Landlord or Tenant to insist upon the strict performance by the other of any covenant, agreement, term or condition of this Lease, or to exercise any right or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent or other monetary obligation during the continuance of any such breach shall constitute a waiver of any such breach or of such covenant, agreement, term or condition. No consent or waiver, express or implied, by either Landlord or Tenant to or of any breach by the other of any covenant, condition or duty under this Lease shall be construed as a consent or waiver to or of any other breach of the same or any other covenant, condition or duty, unless in writing signed by the party waiving same.

(r)    Notwithstanding anything to the contrary contained in this Lease, in no event shall Landlord or Tenant have the right to seek or receive special, punitive or other similar measures of damages against the other nor shall Landlord or Tenant be entitled to receive any consequential, indirect or speculative damages, and each party hereby irrevocably waives, for itself and its successors and assigns, its right to seek or receive any such measure of damages or remedy.

24.	Notices.

All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered (a) in person, (b) by certified mail, return receipt requested, postage prepaid, (c) by a commercial overnight courier that guarantees next day delivery and provides a receipt or (d) by e-mail (provided that a copy of any notice delivered by e-mail shall also be delivered by one of the methods described in subclauses (a) through (c) above), and such notices shall be addressed to the other party at the address set forth below or when delivery is refused, and such notices shall be addressed as follows:

To Landlord:	AGNL Blizzard, L.L.C. c/o TPG Angelo Gordon 245 Park Avenue, 24th Floor New York, NY 10167-0094 Attn: Gordon J. Whiting Email: [***]

With a copy to:	AGNL Manager V, Inc. c/o TPG Angelo Gordon 245 Park Avenue, 24th Floor New York, NY 10167-0094 Attn: Frank Stadelmaier Email: [***]

With a copy to:	AGNL Blizzard, L.L.C. c/o TPG Angelo Gordon 245 Park Avenue, 24th Floor New York, NY 10167-0094 Attn: Asset Management Email: [***]

With a copy to:	Paul Hastings LLP 2050 M Street NW Washington, DC 20036 Attn: Michael K. Berman, Esquire Email: [***] and [***]

To Tenant:	Douglas Dynamics, L.L.C. 11270 W. Park Place, Suite 300 Milwaukee, WI 53224 Attn: Jon Sisulak Email: [***]

With a copy to:	Foley & Lardner LLP 777 E. Wisconsin Avenue Milwaukee, WI 53202 Attn: Joseph S. Rupkey, Esquire Email: [***]

For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days’ notice of the new address to the other party, in the manner provided above.

25.	Estoppel Certificate.

At any time upon not less than ten (10) Business Days’ prior written request by either Landlord or Tenant (the “Requesting Party”) to the other party (the “Responding Party”), the Responding Party shall deliver to the Requesting Party a statement in writing, executed by an authorized officer of the Responding Party, certifying (a) that, except as otherwise specified, this Lease is unmodified and in full force and effect, (b) the dates to which Rent has been paid, (c) that, to the knowledge of the signer of such certificate and except as otherwise specified, no default by either Landlord or Tenant exists hereunder, (d) such other matters as the Requesting Party may reasonably request, and (e) if Tenant is the Responding Party that, except as otherwise specified, there are no proceedings pending or, to the knowledge of the signer, threatened, against Tenant before or by a court or administrative agency which, if adversely decided, would materially and adversely affect the financial condition and operations of Tenant. Any such statements by the Responding Party may be relied upon by the Requesting Party, any Person whom the Requesting Party notifies the Responding Party in its request for the certificate is an intended recipient or beneficiary of the certificate, any Lender or their assignees and by any prospective purchaser or mortgagee of any of the Leased Premises. Any certificate required under this Paragraph 25 and delivered by Tenant shall state that, in the opinion of each person signing the same, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to the subject matter of such certificate.

26.	Surrender.

On the date of the expiration or earlier termination of this Lease, Tenant shall peaceably leave and surrender the Leased Premises to Landlord in the same condition in which the Leased Premises were at the commencement of this Lease, except as repaired, rebuilt, restored, altered, replaced or added to as permitted or required by any provision of this Lease, ordinary wear and tear excepted. Upon such surrender, Tenant shall (a) remove from the Leased Premises all property which is owned by Tenant or third parties other than Landlord and Alterations required to be removed pursuant to Paragraph 13 hereof and (b) repair any damage caused by such removal. Property not so removed shall become the property of Landlord, and Landlord may thereafter cause such property to be removed from any of the Leased Premises. The costs of removing and disposing of such property and repairing any damage to any of the Leased Premises caused by such removal shall be paid by Tenant to Landlord upon demand. Landlord shall not in any manner or to any extent be obligated to reimburse Tenant for any such property which becomes the property of Landlord pursuant to this Paragraph 26. The obligations, duties and rights of the parties set forth in this Paragraph 26 shall survive the expiration or termination of this Lease.

27.	No Merger of Title.

There shall be no merger of the leasehold estate created by this Lease with the fee estate in any of the Leased Premises by reason of the fact that the same Person may acquire or hold or own, directly or indirectly, (a) the leasehold estate created hereby or any part thereof or interest therein and (b) the fee estate in any of the Leased Premises or any part thereof or interest therein, unless and until all Persons having any interest in the interests described in (a) and (b) above which are sought to be merged shall join in a written instrument effecting such merger and shall duly record the same.

28.	Books and Records.

(a)    Tenant shall keep adequate records and books of account with respect to the finances and business of Tenant generally and with respect to each of the Leased Premises, in accordance with generally accepted accounting principles consistently applied (“GAAP”) (with the exception that quarterly statements do not need to include footnotes), and shall permit Landlord and Lender by their respective agents, accountants and attorneys, upon reasonable notice to Tenant, to visit and inspect any of the Leased Premises and examine (and make copies of) the records and books of account and to discuss the finances and business with the officers of Tenant, if any, at such reasonable times as may be requested by Landlord; provided, however, that such visitation and inspection requirements shall be waived if Tenant is a public reporting company, so long as Tenant timely files with the Securities and Exchange Commission, for the applicable reporting periods, its Form 10-K, Form 10-Q or Form 20-F, as applicable, and other required filings pursuant to the provisions of the Securities Exchange Act of 1934, as amended and any other applicable law. Upon the request of Lender or Landlord (either telephonically or in writing), Tenant shall provide the requesting party with copies of any information to which such party would be entitled in the course of a personal visit. Notwithstanding the foregoing, if such visitation and inspection requirements are waived, Tenant shall nonetheless make the officers of Tenant available, at such reasonable times as may be requested by Landlord, to discuss via telephone the finances and business of Tenant.

(b)    Subject to subsection (c) hereof, Tenant shall deliver to Landlord within ninety (90) days of the close of each fiscal year, annual audited consolidated financial statements of Tenant and each Guarantor, if any. If Tenant is, or at any time during the Term becomes, a wholly-owned Subsidiary of another Person that prepares annual audited financial statements, Tenant may satisfy the requirements of this Paragraph 28(b) by delivering, annual audited consolidated financial statements of such Person prepared by nationally recognized independent certified public accountants, provided that, such Person first enters into a Guaranty and becomes a Guarantor hereunder. Tenant shall also furnish to Landlord within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Tenant and each Guarantor, as applicable, certified by such reporting party’s chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All financial statements delivered to Landlord pursuant to this Paragraph 28(b) shall be prepared in accordance with GAAP. All annual financial statements shall be accompanied (i) by an opinion of said accounting firm stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (ii) by the affidavit of the president, chief financial officer or vice president of finance of the reporting party dated within five (5) days of the delivery of such statement, stating that (A) the affiant knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant or any Guarantor, as the case may be, has taken or proposes to take with respect thereto, (B) except as otherwise specified in such affidavit, that Tenant has fulfilled all of its obligations under this Lease which are required to be fulfilled on or prior to the date of such affidavit and (C) Tenant shall promptly deliver to Landlord and Lender copies of any additional reporting information provided to Tenant’s lenders. Tenant shall also provide to Landlord internally prepared monthly financial reports and updated projections, if any, and copies of such credit agreements and other loan documents entered into by Tenant as Landlord may reasonably request. If Tenant is, as of the date hereof or becomes, after the date hereof, a party to any mortgage, deed of trust or credit agreement, Tenant agrees to provide written notice to Landlord of the terms of such agreement within ten (10) days after entering into such agreement, and, if the terms of such agreement with respect to financial reporting are more favorable to the lender under such agreement than the terms of this Paragraph 28(b) are to Landlord, to execute an amendment to this Lease that conforms this Lease to such terms within thirty (30) days after entering into such agreement.

(c)    In the event that the financial statements described in subsection (b) hereof are publicly available, Tenant shall have no affirmative obligation to deliver the financial statements to Landlord. Further, if Tenant is a public reporting company, the requirements of subsection (b) shall be waived so long as Tenant timely files with the Securities and Exchange Commission, for the applicable reporting periods, its Form 10-K, Form 10-Q or Form 20-F, as applicable, and other required filings pursuant to the provisions of the Securities Exchange Act of 1934, as amended and any other applicable law.

29.	Non-Recourse as to Landlord.

Anything contained herein to the contrary notwithstanding, any claim based on or in respect of any liability of Landlord under this Lease shall be limited to actual damages and shall be enforced only against the Leased Premises and not against any other assets, properties or funds of (a) Landlord, (b) any director, member, officer, general partner, limited partner, employee or agent of Landlord (or any legal representative, heir, estate, successor or assign of any thereof), (c) any predecessor or successor partnership, corporation, limited liability company (or other entity) of Landlord, or any of its general partners, members or shareholders, or (d) any other affiliate of Landlord.

30.	Financing.

(a)    Tenant agrees to pay, within three (3) Business Days of written demand therefor, any Cost (other than the principal of the Note and interest thereon at the contract rate of interest specified therein) imposed upon Landlord by Lender pursuant to the Note, the Mortgage or the Assignment which is caused by the gross negligence or willful misconduct of Tenant and which is not otherwise reimbursed by Tenant to Landlord pursuant to any other provision of this Lease.

(b)    If Landlord desires to obtain or refinance any Loan, Tenant shall negotiate in good faith with Landlord concerning any request made by any Lender or proposed Lender for changes or modifications to this Lease, provided that no such changes will adversely affect Tenant’s rights or obligations under this Lease in any material respect. In particular, Tenant shall agree, upon request of Landlord, to supply any such Lender with such notices and information as Tenant is required to give to Landlord hereunder and to extend the rights of Landlord hereunder to any such Lender and to consent to such financing if such consent is requested by such Lender. Tenant shall provide any other consent or statement and shall execute any and all other documents that such Lender reasonably requires in connection with such financing, including any environmental indemnity agreement and subordination, non-disturbance and attornment agreement, so long as the same do not materially adversely affect any right, benefit or privilege of Tenant under this Lease or materially increase Tenant’s obligations under this Lease. Such subordination, non-disturbance and attornment agreement may require Tenant to confirm that (i) Lender and its assigns will not be liable for any misrepresentation, act or omission of Landlord and (ii) Lender and its assigns will not be subject to any counterclaim, demand or offsets which Tenant may have against Landlord.

31.	Subordination, Non-Disturbance and Attornment; Landlord Waiver.

(a)    This Lease and Tenant’s interest hereunder shall be subordinate to any Mortgage or other security instrument hereafter placed upon any of the Leased Premises by Landlord, and to any and all advances made or to be made thereunder, to the interest thereon, and all renewals, replacements and extensions thereof; provided that any such Mortgage or other security instrument (or a separate instrument in recordable form duly executed by the holder of any such Mortgage or other security instrument and delivered to Tenant) shall provide for the recognition of this Lease and all Tenant’s rights hereunder unless an Event of Default has occurred and is continuing hereunder or Landlord shall have the right to terminate this Lease pursuant to any applicable provision hereof.

(b)    If requested by a lender (“Secured Lender”) holding or obtaining a security interest in any personal property of Tenant (“Secured Property”) that is located at the Leased Premises, Landlord shall enter into a landlord waiver in the form attached hereto as Exhibit H together with such reasonable changes acceptable to Secured Lender and Landlord.

32.	Tax Treatment; Reporting.

Landlord and Tenant each acknowledge that each shall treat this transaction as a true lease for state law purposes and shall report this transaction as a lease for federal income tax purposes. For federal income tax purposes each party shall report this Lease as a true lease with Landlord as the owner of all of the Leased Premises and Tenant as the lessee of such Leased Premises including: (i) treating Landlord as the owner of any of the Improvements and Equipment eligible to claim depreciation deductions under Section 167 or 168 of the Internal Revenue Code of 1986 (the “Code”) with respect to such Improvements and Equipment, (ii) Tenant reporting its Rent payments as rent expense under Sections 162 and Section 467 of the Code, as applicable, and (iii) Landlord reporting the Rent payments as rental income. Notwithstanding the foregoing, nothing contained herein shall (a) require Landlord or Tenant to take any action that would be inconsistent with the requirements of GAAP or violate any state or federal law, or (b) be deemed to constitute a guaranty, warranty or representation by either Landlord or Tenant as to the actual treatment of this transaction for state or federal tax purposes of for purposes of accounting or financial reporting, including but not limited to the determination as to whether this Lease shall qualify for sale-leaseback accounting treatment or whether this Lease shall be properly classified as an operating lease or finance lease in accordance with GAAP.

33.	Financing Major Alterations.

(a)    Should Tenant, during the Term of this Lease, desire to make Alterations to the Leased Premises which are not readily removable without causing material damage to the Leased Premises and which will cost in excess of $500,000.00 in the aggregate (“Major Alterations”), Tenant may, at its option and in its sole discretion, prior to the commencement of construction of such Major Alterations, offer by written notice to Landlord (a “Payment Offer”) to accept payment from Landlord for the costs (the “Alteration Cost”) thereof, to wit: cost of labor and materials, financing fees, legal fees, survey, title insurance and other normal and customary loan or construction costs.

(b)    Should Landlord accept Tenant’s offer, which acceptance shall be made in writing within sixty (60) days after receipt by Landlord of such offer, Landlord and Tenant shall enter into good faith negotiations regarding the execution and delivery of a written agreement of modification of this Lease. Tenant shall pay all Costs incurred by Landlord in connection with any such modification to this Lease and such financing, including closing costs, brokerage fees, taxes, recording charges and legal fees and expenses.

(c)    To the extent that the terms of the Mortgage or any other document encumbering any of the Leased Premises shall require the consent of Lender and/or the holder or holders of any encumbrance on any of the Leased Premises (the “Lienholders”) to the addition or construction of any Major Alterations or to the financing thereof by Landlord, the rights and obligations of Landlord and Tenant under Paragraph 13 and this Paragraph 33 are expressly conditioned upon Tenant’s obtaining, prior to the commencement of any construction, the Lienholders’ written consent to such construction and to Landlord’s obtaining, in the event Landlord has accepted Tenant’s offer to accept payment for the Major Alterations, the Lienholders’ written consent to such financing.

(d)    Should Tenant not make an offer to Landlord pursuant to this Paragraph 33, or should Tenant’s offer to accept payment for the Major Alterations not be accepted by Landlord within said sixty (60) day period, or should Landlord and Tenant be unable in good faith to agree upon the terms of the modification of this Lease, Tenant shall, subject to the provisions of Paragraph 13 of this Lease, have the right to construct the Major Alterations at Tenant’s sole cost and expense. In any event, the construction of the Major Alterations shall be performed in accordance with the provisions of Paragraph 12 and Paragraph 13 hereof and the Major Alterations shall be the property of Landlord and part of the Leased Premises subject to this Lease.

(e)    Nothing contained in this Paragraph 33 shall be construed to modify Paragraph 13 hereof, and the provisions of Paragraph 12 and Paragraph 13 shall apply to all Major Alterations made or constructed hereunder; provided, however, that Landlord’s prior written consent shall be required for all Major Alterations.

34.	Security Deposit.

(a)    In the event Tenant delivers a Letter of Credit or Cash Security Deposit on the Effective Date, such Letter of Credit or Cash Security Deposit shall constitute a Security Deposit. The Security Deposit shall remain in full force and effect during the Term as security for the payment by Tenant of the Rent and all other charges or payments to be paid hereunder and the performance of the covenants and obligations contained herein.

(b)    Any Letter of Credit delivered in connection with an Immediate Repair as provided for in Paragraph 12 may only be drawn down in accordance with Paragraph 12 and is not a Security Deposit for purposes of this Paragraph 34 or any other provision of the Lease.

(c)    Any Letter of Credit delivered pursuant to Paragraph 21 shall be deemed to be a Security Deposit for all purposes of this Lease.

(d)    Any Letter of Credit shall be renewed at least thirty (30) days prior to any expiration thereof. If Tenant fails to renew the Letter of Credit by such date, time being of the essence, Landlord shall have the right at any time after the fifth (5th) day before such expiration date to draw on the Letter of Credit and to deposit the proceeds of the Letter of Credit as a Cash Security Deposit or to declare an Event of Default.

(e)    If at any time a Letter of Credit does not meet the requirements of the definition of Letter of Credit, as set forth herein, or if the financial condition of the issuer of such Letter of Credit changes in any other materially adverse way, as determined by Landlord in its sole and absolute discretion, then Landlord, in its sole discretion, may either (i) draw on the Letter of Credit or (ii) require Tenant to, within ten (10) days after written notice from Landlord, deliver to Landlord a replacement Letter of Credit. Tenant’s failure to deliver any such replacement Letter of Credit shall entitle Landlord to immediately draw under the Letter of Credit and hold the proceeds thereof as a Cash Security Deposit.

(f)    In the event that the issuer of any Letter of Credit is insolvent or is placed into receivership or conservatorship by the Federal Deposit Insurance Corporation, or any successor or similar entity, of if a trustee, receiver or liquidator is appointed for the issuer, then, effective as of the date of such occurrence, such Letter of Credit shall be deemed not to meet the requirements of the definition of Letter of Credit, as set forth herein, and Tenant shall within ten (10) days after written notice from Landlord deliver to Landlord a replacement Letter of Credit. Tenant’s failure to deliver any such replacement Letter of Credit shall entitle Landlord to immediately draw under the Letter of Credit and hold the proceeds thereof as a Cash Security Deposit.

(g)    Any Cash Security Deposit shall be held in a separate account and shall not be commingled with other funds of Landlord or other Persons, and interest thereon, if any, shall be due and payable to Tenant.

(h)    If at any time an Event of Default shall have occurred and be continuing, Landlord shall be entitled, at its sole and absolute discretion, to draw on the Letter of Credit or to withdraw the Cash Security Deposit, as the case may be, from the above-described account and to apply the proceeds in payment of (i) any Rent or other charges for the payment of which Tenant shall be in default, (ii) prepaid Basic Rent, (iii) any expense incurred by Landlord in curing any default of Tenant, and/or (iv) any other sums due to Landlord in connection with any default or the curing thereof, including, without limitation, any damages incurred by Landlord by reason of such default, including any rights of Landlord under Paragraph 23 or to do any combination of the foregoing, all in such order or priority as Landlord shall so determine in its sole and absolute discretion and Tenant acknowledges and agrees that such proceeds shall not constitute assets or funds of Tenant or its estate, or be deemed to be held in trust for Tenant, but shall be, for all purposes, the property of Landlord (or Lender, to the extent assigned). Tenant further acknowledges and agrees that (1) Landlord’s application of the proceeds of the Letter of Credit or Cash Security Deposit towards the payment of Rent or the reduction of any damages due Landlord in accordance with Paragraph 23 of this Lease constitutes a fair and reasonable use of such proceeds, and (2) the application of such proceeds by Landlord towards the payment of Rent or any other sums due under this Lease shall not constitute a cure by Tenant of the applicable default; provided that an Event of Default shall not exist if Tenant restores the Security Deposit to its full amount within five (5) days and in accordance with the requirements of this Paragraph 34, so that the original amount of the Security Deposit shall be again on deposit with Landlord.

(i)    At the expiration of the Term and so long as no Event of Default then exists, the Letter of Credit or the Cash Security Deposit, as the case may be, shall be returned to Tenant within thirty (30) days after the expiration of the Term.

35.	Tenant Bankruptcy.

(a)    As a material inducement to Landlord executing this Lease, Tenant acknowledges and agrees that Landlord is relying upon (i) the financial condition and specific operating experience of Tenant and Tenant’s obligation to use each of the Leased Premises specifically for the Permitted Use, (ii) Tenant’s timely performance of all of its obligations under this Lease notwithstanding the entry of an order for relief under the Bankruptcy Code for Tenant and (iii) all defaults under this Lease being cured promptly and this Lease being assumed within sixty (60) days of any order for relief entered under the Bankruptcy Code for Tenant, or this Lease being rejected within such sixty (60) day period and the entire Leased Premises surrendered to Landlord.

(b)    Accordingly, in consideration of the mutual covenants contained in this Lease and for other good and valuable consideration, Tenant hereby agrees that:

(i)    All obligations that accrue or become due under this Lease (including the obligation to pay Rent), from and after the date that a petition is filed under the Bankruptcy Code, a proceeding under any similar law or statute relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts is initiated (collectively, an “Action”) shall be timely performed exactly as provided in this Lease and any failure to so perform shall be harmful and prejudicial to Landlord;

(ii)    Any and all obligations under this Lease that accrue or become due from and after the date that an Action is commenced and that are not paid as required by this Lease shall, in the amount of such rents, constitute administrative expense claims allowable under the Bankruptcy Code with priority of payment at least equal to that of any other actual and necessary expenses incurred after the commencement of the Action;

(iii)    Any extension of the time period within which Tenant may assume or reject this Lease without an obligation to cause all obligations accruing or coming due under this Lease from and after the date that an Action is commenced to be performed as and when required under this Lease shall be harmful and prejudicial to Landlord;

(iv)    Any time period designated as the period within which Tenant must cure all defaults and compensate Landlord for all pecuniary losses which extends beyond the date of assumption of this Lease shall be harmful and prejudicial to Landlord;

(v)    Any assignment of this Lease must result in all terms and conditions of this Lease being assumed by the assignee without alteration or amendment, and any assignment which results in an amendment or alteration of the terms and conditions of this Lease without the express written consent of Landlord shall be harmful and prejudicial to Landlord;

(vi)    Any proposed assignment of this Lease to an assignee: (a) that will not use any of the Leased Premises specifically for the Permitted Use, (b) that does not possess financial condition, operating performance and experience characteristics equal to or better than the financial condition, operating performance and experience of the Tenant as of the Commencement Date, or (c) that does not provide guarantors of the Tenant’s obligations hereunder with financial condition equal to or better than the financial condition of the original guarantors of this Lease as of the Commencement Date, shall be harmful and prejudicial to Landlord;

(vii)    The rejection (or deemed rejection) of this Lease for any reason whatsoever shall constitute cause for immediate relief from the automatic stay provisions of the Code, and Tenant stipulates that such automatic stay shall be lifted immediately and possession of the entire Leased Premises will be delivered to Landlord immediately without the necessity of any further action by Landlord;

(viii)    No provision of this Lease shall be deemed a waiver of Landlord’s rights or remedies under the Bankruptcy Code or applicable law to oppose any assumption and/or assignment of this Lease, to require timely performance of Tenant’s obligations under this Lease, or to regain possession of any or all of the Leased Premises as a result of the failure of Tenant to comply with the terms and conditions of this Lease or the Bankruptcy Code;

(ix)    Notwithstanding anything in this Lease to the contrary, all amounts payable by Tenant to or on behalf of Landlord under this Lease, whether or not expressly denominated as such, shall constitute “rent” for the purposes of the Bankruptcy Code; and

(x)    For purposes of this Paragraph 35 addressing the rights and obligations of Landlord and Tenant in the event that an Action is commenced, the term “Tenant” shall include Tenant’s successor in bankruptcy, whether a trustee, Tenant as debtor in possession or other responsible person.

36.	Miscellaneous.

(a)    The Paragraph headings in this Lease are used only for convenience in finding the subject matters and are not part of this Lease or to be used in determining the intent of the parties or otherwise interpreting this Lease.

(b)    As used in this Lease, the singular shall include the plural and any gender shall include all genders as the context requires and the following words and phrases shall have the following meanings: (i) “including” means “including without limitation”; (ii) “provisions” means “provisions, terms, agreements, covenants and/or conditions”; (iii) “lien” means “lien, charge, encumbrance, title retention agreement, pledge, security interest, mortgage and/or deed of trust”; (iv) “obligation” means “obligation, duty, agreement, liability, covenant and/or condition”; (v) “the Leased Premises” means “the Leased Premises or any part thereof or interest therein”; (vi) “the Real Property” means “the Real Property or any part thereof or interest therein”; (vii) “the Improvements” means “the Improvements or any part thereof or interest therein”; (viii) “the Equipment” means “the Equipment or any part thereof or interest therein”; and (ix) “the adjoining property” means “the adjoining property or any part thereof or interest therein”.

(c)    Any act which Landlord is permitted to perform under this Lease may be performed at any time and from time to time by Landlord or any person or entity designated by Landlord. Each appointment of Landlord as attorney-in-fact for Tenant hereunder is irrevocable and coupled with an interest.

(d)    Except as otherwise expressly provided in this Lease, Landlord shall not unreasonably withhold, condition or delay its consent whenever such consent is required under this Lease. Tenant hereby waives any claim for damages against or liability of Landlord which is based upon a claim that Landlord has unreasonably withheld or unreasonably delayed any consent or approval requested by Tenant, and Tenant agrees that its sole remedy shall be an action for declaratory judgment. If with respect to any required consent or approval Landlord is required by the express provisions of this Lease not to unreasonably withhold or delay its consent or approval, and if it is determined in any such proceeding referred to in the preceding sentence that Landlord acted unreasonably, the requested consent or approval shall be deemed to have been granted; however, Landlord shall have no liability whatsoever to Tenant for its refusal or failure to give such consent or approval. Tenant’s sole remedy for Landlord’s unreasonably withholding or delaying, consent or approval shall be as provided in this Paragraph.

(e)    Time is of the essence with respect to the performance by Tenant of its obligations under this Lease.

(f)    Landlord shall in no event be construed for any purpose to be a partner, joint venturer or associate of Tenant or of any subtenant, operator, concessionaire or licensee of Tenant with respect to any of the Leased Premises or otherwise in the conduct of their respective businesses.

(g)    This Lease and any documents which may be executed by Tenant on or about the Effective Date at Landlord’s request, including, without limitation, the Purchase and Sale Agreement, constitute the entire agreement between the parties and supersede all prior understandings and agreements, whether written or oral, between the parties hereto relating to any of the Leased Premises and the transactions provided for herein, other than the provisions of the Purchase and Sale Agreement which by their express terms survive the Closing (as defined in the Purchase and Sale Agreement). Landlord and Tenant are business entities having substantial experience with the subject matter of this Lease and have each fully participated in the negotiation and drafting of this Lease. Accordingly, this Lease shall be construed without regard to the rule that ambiguities in a document are to be construed against the drafter.

(h)    This Lease may be modified, amended, discharged or waived only by an agreement in writing signed by the party against whom enforcement of any such modification, amendment, discharge or waiver is sought.

(i)    The covenants of this Lease shall run with the land and bind Tenant, its successors and assigns and all present and subsequent encumbrances and subtenants of any of the Leased Premises, and shall inure to the benefit of Landlord, its successors and assigns. If there is more than one Tenant, the obligations of each shall be joint and several.

(j)    Notwithstanding any provision in this Lease to the contrary, all Surviving Obligations of Tenant shall survive the expiration or termination of this Lease.

(k)    If any one or more of the provisions contained in this Lease shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Lease, but this Lease shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(l)    All exhibits attached hereto are incorporated herein as if fully set forth.

(m)    Each of Landlord and Tenant hereby agree that the State of New York has a substantial relationship to the parties and to the underlying transaction embodied hereby, and in all respects (including, without limiting the generality of the foregoing, matters of construction, validity and performance) this Lease and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of New York applicable to contracts made and performed therein and all applicable law of the United States of America; except that, at all times, the provisions for the creation of the leasehold estate, enforcement of Landlord’s rights and remedies with respect to right of re-entry and repossession, surrender, delivery, ejectment, dispossession, eviction or other in-rem proceeding or action regarding any of the Leased Premises pursuant to Paragraph 23 hereof shall be governed by and construed according to the Laws of the State, it being understood that, to the fullest extent permitted by law of such State, the law of the State of New York shall govern the validity and the enforceability of this Lease, and the obligations arising hereunder. To the fullest extent permitted by law, Tenant hereby unconditionally and irrevocably waives any claim to assert that the law of any other jurisdiction governs this Lease. Any legal suit, action or proceeding against Tenant arising out of or relating to this Lease may be instituted in any federal or state court sitting in the County of New York, State of New York, and Tenant waives any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding in such County and State, and Tenant hereby expressly and irrevocably submits to the jurisdiction of any such court in any suit, action or proceeding. Notwithstanding the foregoing, nothing herein shall prevent or prohibit Landlord from instituting any suit, action or proceeding in any other proper venue or jurisdiction in which any of the Leased Premises is located or where service of process can be effectuated.

(n)    To Tenant’s knowledge, neither Tenant nor any of the members, shareholders, partners or any other Person comprising Tenant is a Specially Designated National or Blocked Person. As used herein, the term “Specially Designated National or Blocked Person” shall mean a Person (i) designated by the Office of Foreign Assets Control at the U.S. Department of the Treasury, or other U.S. governmental entity, and appearing on the List of Specially Designated Nationals and Blocked Persons (http://www.ustreas.gov/offices/enforcement/ofac/sdn/ index.shtml), which List may be updated from time to time; or (ii) with whom a party hereto or its affiliates are prohibited from engaging in transactions by any trade embargo, economic sanction or other prohibition of United States law, regulation, or Executive Order of the President of the United States. To Landlord’s knowledge, neither Landlord nor any of the members, shareholders, partners or any other Person comprising Landlord is a Specially Designated National or Blocked Person. Tenant agrees to confirm the statement in the preceding sentence in writing on an annual basis if requested by Landlord to do so.

37.	Permitted Leasehold Mortgages.

Tenant shall not encumber its leasehold estate in any of the Leased Premises, by means of a leasehold mortgage, deed of trust pledge or similar security device, except by means of a Permitted Leasehold Mortgage. For purposes of this Lease, a “Permitted Leasehold Mortgage” shall satisfy the following criteria:

(a)      The mortgagee under such leasehold mortgage shall be a national banking association, state chartered bank, savings and loan association, insurance company, savings bank, foreign bank authorized to do business in the United States, trust company, real estate investment trust, or pension fund, having gross assets in excess of $500,000,000 or such other institution as Landlord shall approve.

(b)     Such leasehold mortgage shall be entered into by Tenant only in connection with the Tenant Credit Facility and in accordance with the terms and conditions of this Paragraph 37.

(c)     Such leasehold mortgage shall be subject to such documents as are customarily acceptable to Landlord or Lender giving the leasehold mortgagee rights of notice and an opportunity to cure an Event of Default and the benefits of any non-disturbance and attornment agreement in favor of Tenant; provided, however, that in the event that such leasehold mortgagee becomes a successor tenant under this Paragraph 37, such leasehold mortgagee shall be required to be in compliance with all of the terms of this Lease.

38.        Local Law Provisions. In the event of any inconsistencies between the terms and conditions of this Paragraph 38 and the other terms and conditions of this Lease, the terms and conditions of this Paragraph 38 shall control.

(a)    Illinois. With respect to the Leased Premises located in Illinois:

(i)    To the fullest extent permitted by law, Tenant hereby expressly waives any duty on the part of Landlord to mitigate damages in the event of a Tenant default under the Lease arising under Section Sec. 9-214 of the Illinois Act (ILCS 735 ILCS 5/9-214) with respect to the Leased Premises located in Illinois. Except for the waiver set forth above, to the extent that any provisions of Section 22 conflict with the provisions of the Illinois Act, the terms of the Illinois Act shall control.

(ii)    With respect to the Leased Premises located in Illinois, Impositions for which Tenant is responsible to pay include such taxes and assessments that (i) become payable during the Term (notwithstanding that such taxes are assessed for any period prior to the Commencement Date) and (ii) all Impositions that are assessed for any period within the Term (notwithstanding that such taxes and assessments may be payable after the expiration of the Term). Tenant’s obligation to pay such taxes shall survive the expiration or earlier termination of the Lease.

(b)    Maine. With respect to the Leased Premises located in Maine:

(i)    In addition to and not in substitution for any other similar waivers contained in this Lease: TENANT AND LANDLORD, FOR THEMSELVES AND THEIR SUCCESSORS AND ASSIGNS, HEREBY KNOWINGLY, WILLINGLY, AND VOLUNTARILY WAIVE ANY AND ALL RIGHTS EITHER OF THEM MAY HAVE TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING (INCLUDING WITHOUT LIMITATION A FORCIBLE ENTRY AND DETAINER ACTION) BROUGHT BY EITHER OF THEM BASED UPON OR RELATED TO THE PROVISIONS OF THIS LEASE. LANDLORD AND TENANT HEREBY AGREE THAT ANY SUCH ACTION OR PROCEEDING SHALL BE HEARD BEFORE A JUDGE OF THE APPROPRIATE MAINE COURT, OR A FEDERAL DISTRICT COURT JUDGE SITTING IN THE DISTRICT OF MAINE.

(ii)    Tenant agrees not to assert immunity under workers' compensation laws as a defense to the enforcement by Landlord or any Indemnitees of any indemnity contained in this Lease for the benefit of Landlord or any Indemnitee.

[No further text on this page. Signature pages follow.]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be duly executed under seal as of the day and year first above written.

LANDLORD: AGNL BLIZZARD, L.L.C., a Delaware limited liability company

By:	AGNL Manager V, Inc., a Delaware corporation, its Manager

By:	/s/ Gordon J. Whiting
Name:	Gordon J. Whiting
Title:	President

[Signatures continue on following page]

Signature Page to Lease

TENANT: DOUGLAS DYNAMICS, L.L.C., a Delaware limited liability company

By:	/s/ Jon J. Sisulak
Name:	Jon J. Sisulak
Title:	Treasurer

[End of signatures]

Signature Page to Lease

SCHEDULE 12(a)

IMMEDIATE REPAIRS

[Attached]

Immediate and Short Term Repairs

Douglas Dynamics

11921 Smith Drive
Huntley, IL

Sect. No.	Description	12 Month Completion Deadline	18 Month Completion Deadline	Completed	Internal / External (Contractor)	Lien Waiver / Photo
3.0	Site Improvements					
3.2.2	Sectional pavement repairs were recently completed in 2024 along the western storage yard. Damaged pavement consisting of linear cracking, alligator cracking, potholes, and surface raveling was present throughout the site. Repair of the affected pavement is recommended including as needed full depth replacement at areas of pothole formation and pavement depressions. A scheduled replacement program is recommended.		x			
3.2.4	Areas of vegetative overgrowth were noted along the northern, southern and western property line. Removal of overgrown vegetation is recommended.	x				
4.0	Structural Frame and Building Envelope					
4.3.1	Sectional areas of step cracking masonry were noted along the main building and guard booth building. Paint coating was generally observed to be chipping and peeling at the main building, typical of conditions noted along the northern elevation. Localized areas of impact damaged metal panels were noted along the main building addition section and exterior storage structure. Routine façade maintenance to address the aforementioned items is recommended.	x				
4.3.3	Sectional deterioration and impact damage was noted along the exterior storage structure rolling door systems and repair is recommended.	x				
5.0	Mechanical and Electrical Systems					
5.3	According to the site escort, the electrical service has issues with short circuiting. Review and repair of the electrical service issues is recommended.	x				
7.0	Accessibility					
7.0	The subject property provided 65 total parking spaces, including two ADA accessible parking spaces, of which none were identified for ADA van-accessible parking. The addition of one compliant Van-ADA-accessible parking space is recommended.	x				
Roof						
	A B C D E					
	Roof Repairs - Section A • Monitor the physical damage, dents and deflections noted in the field. • Remove the roofing cement used for repairs at and install materials compatible with metal roofing. • Install steel draw bands and new urethane-based sealant on molded boot flashings at the plumbing vents. • Physical damage at rolled trapezoidal seams was noted on the roof area. Repair the seams with a profile matching metal cap, gasketed fasteners, and butyl sealant at these locations.	x

Immediate and Short Term Repairs

Douglas Dynamics

11921 Smith Drive
Huntley, IL

Sect. No.	Description	12 Month Completion Deadline	18 Month Completion Deadline	Completed	Internal / External (Contractor)	Lien Waiver / Photo
	Roof Repairs - Section B • Clear organic debris from the field and drainage components of the roof assembly. • Repair physical damage, scratches, in the field with heat welded thermoplastic membrane. • Monitor the minor areas of ponding water for future maintenance issues. • Rusted flue stacks were noted on the roof assembly. Clean with a wire brush and apply a rust inhibitive primer and paint. • Perform sealant maintenance at the flue stack rain collars where the existing sealant is deteriorated. • Replace four (4) flue stack flashings that have been improperly installed with incorrect pre-manufactured boots. • Replace roofing cement repairs with heat welded thermoplastic membrane or sealants as appropriate. • Install loose batt insulation at the portal details to prevent condensation issues. Roof Repairs - Section C • Clear organic debris from the field and drainage components of roof assembly. • Repair physical damage, scratches, in the field with heat welded thermoplastic membrane. • Monitor the minor areas of ponding water for future maintenance issues. • Rusted flue stacks were noted on the roof assembly. Clean with a wire brush and apply a rust inhibitive primer and paint. • Perform sealant maintenance at the flue stack rain collars where the existing sealant is deteriorated. • Repair an area of physical damage at the South elevation by the flue stack detail with heat welded thermoplastic membrane.	x				
	Roof Repairs - Section D • Monitor the trees adjacent to the perimeters, trim trees as needed to prevent organic accumulations and contact with the roof assembly. • Physical damage, kinked flutes, and panel deflection was observed on the roof area. Monitor physical damage for fractures, and repair as needed. Roof Repairs - Section E • Monitor the trees adjacent to the perimeters, trim trees as needed to prevent organic accumulations and contact with the roof assembly. • Physical damage, kinked flutes, and panel deflection was observed on the roof area. Monitor physical damage for fractures, and repair as needed. • Repair the damaged metal panel in the Northwest field of roof area E.	x

Immediate and Short Term Repairs

Douglas Dynamics

531-631 Ajax Drive
Madison Heights, MI

Sect. No.	Deficiency or Repair Item	12 Month Completion Deadline	18 Month Completion Deadline	Completed	Internal / External (Contractor)	Lien Waiver / Photo
3.0	**Site Improvements**					
3.2.2	The asphalt paved drives and parking areas have been neglected and are severely distressed; essentially, the pavement has not been maintained. Conditions such as pot holes, cracking, alligatoring, eroded flowlines, oil spots in parking stalls, worn slurry seal coat, and worn stall striping were observed throughout the subject property. Due to the advanced stage of surface deterioration, milling and overlay of the asphalt pavement are recommended.		x			
3.2.2	There are areas throughout the rear sloped loading docks, service and compactor areas where the concrete is damaged. Cracked, raveled, heaved and settlement conditions were observed. Water penetrating the subgrade base materials through un-sealed cracks, coupled with the loads created by truck traffic, appears to have been the main cause of most of the damage. All sections of damaged concrete should be removed and replaced. Prior to installing new concrete materials, the subgrade should be properly prepared and compacted. The addition of soil amendments or new base materials may be required.		x			
3.2.3	Subsided, heaving and broken concrete with failing control joints were present at the secondary lobby/office entrance at the northwest front corner of the building. Repair of the noted areas is recommended.	x				
7.0	**Accessibility**					
7.0	Add signage to van-accessible office parking space in front of the building	x				
Roof						

A
B
C
D
E
F
G
H
I

Sect. No.	Deficiency or Repair Item	12 Month Completion Deadline	18 Month Completion Deadline	Completed	Internal / External (Contractor)	Lien Waiver / Photo
	<u>Roof Replacement - Section D and F</u> Provided the existing substrate is sound, dry, and suitable for a re-skin procedure then a roof re-skin shall be permitted. Move stone ballast and remove existing roofing membrane down to the existing insulation and repair/replace all deteriorated insulation as needed prior to new roof installation. New insulation to be added shall be polyisocyanurate sized to meet specific local code requirements. New Membrane shall be unreinforced 60 mil (minimum thickness) EPDM. Stone ballast shall be inspected and if suitable for re-use it may be installed again. Should ballast be fractured or otherwise damaged, new stone will be required. A protection mat shall be installed between the new membrane and existing stone ballast when recommended by the manufacturer. All of the existing sheet metal details shall be removed and replaced with new fabricated from pre-finished stock, including gutters and downspouts if present. Install new skylights where existing. Upon completion a fully transferable 20-Year NDL warranty from the membrane manufacturer shall be provided.		x

Immediate and Short Term Repairs

Douglas Dynamics

531-631 Ajax Drive
Madison Heights, MI

Sect. No.	Deficiency or Repair Item	12 Month Completion Deadline	18 Month Completion Deadline	Completed	Internal / External (Contractor)	Lien Waiver / Photo
	Roof Replacement - Section H Tear off existing roofing assemblies down to the structural roof deck and repair/replace all deteriorated decking as needed prior to new roof installation. New Membrane shall be unreinforced 60 mil (minimum thickness) EPDM fully adhered. Pull out tests of the decking shall be conducted in order to confirm suitability of attachment method being used. The new membrane assembly shall be installed over two layers of polyisocyanurate meeting current code requirements for R-Value. All of the existing sheet metal details shall be removed and replaced with new fabricated from pre-finished stock, including gutters and downspouts if present. Upon completion a fully transferable 20-Year NDL warranty from the membrane manufacturer shall be provided.		x			
	Roof Repairs - Section A • Remove the unused gas line and electrical boxes resting in the North field. • Monitor the rust noted on multiple flue stacks throughout the field. Conduct repairs on an as-needed basis. • Redistribute the ballast stone where coverage is thin, or the EPDM membrane is exposed. • Reset the displaced support blocks noted along the West perimeter. • Reform a sunken in soil stack boot in the Northwest elevation. The top of the pipe boot is below the roof plane at this location. • Replace a damaged roof drain strainer in the Northwest elevation. Roof Area B • Reform a couple of sunken in pipe boots noted in the East and West elevations. The top of each pipe boot is below the roof plane at these locations. • Monitor the rust noted on a couple of flue stacks in the field. Conduct repairs on an as-needed basis. Roof Repairs - Section C • Reset a displaced roof drain strainer noted along the West elevation and ensure it is locked into the clamping ring. • Trim the membrane within the roof drain to be within ¾" of the clamping ring to provide adequate drainage. • Monitor the tenting base flashings noted at curb penetrations in the field. Conduct repairs on an as-needed basis. Roof Repairs - Section E • Reset the displaced support blocks noted in the East elevation. • Monitor an area of shuffled insulation noted in the North elevation for future maintenance. Conduct repairs on an as-needed basis. Roof Repairs - Section G • Repair the split parapet wall membrane noted at the Southwest corner. • Remove the organic debris and other debris from the roof drains strainers to provide adequate drainage.	x				
	Roof Repairs - Section I • The metal roof paneling is rusted at multiple locations throughout the field. Thoroughly clean the areas of rust and apply a rust inhibitive primer and paint to preserve the panel integrity.	x

Immediate and Short Term Repairs

Douglas Dynamics

1085 South 3rd Street
Manchester, IA

Sect. No.	Deficiency or Repair Item	12 Month Completion Deadline	18 Month Completion Deadline	Completed	Internal / External (Contractor)	Lien Waiver / Photo
3.0	**Site Improvements**					
3.2.2	Asphalt - Replace/reconstruct (no soil stabilization)		x			
3.2.3	Sectional grinding of walkway trip hazard.	x				
3.2.9	Removal of metal canopy identified as shed roof "S4" near OH door #14, not structurally sound	x				
4.0	**Structural Frame and Building Envelope**					
4.3.1	Comprehensive CMU façade repairs including tuck pointing, limited replacement, surface preparation and painting.	x				
4.3.1	Damaged cultured stone facades removal and replacement, including repair of damaged interior finishes. Also, proper cleaning of the mold from the moisture in that area.	x				
4.3.2	Replacement of original construction steel windows.	x				
4.5	Trip hazards at exterior concrete stairs - Stair replacement	x				
5.0	**Mechanical and Electrical Systems**					
5.1	Installation of a domestic water back flow preventer.	x				
5.2	Remove electric wall heater that is potential electrical fire hazard.	x				
5.2	Remove unit heater with modified duct work, that is a potential code violation. Installation of a Furnace unit	x				
5.3	Building electrical system inspection with infrared scans.	x				
7.0	**Accessibility**					
7.0	ADA: Installation of 5 additional ADA complaint spaces including 2 van-accessible spaces and the installation of complaint signage.	x				
Roof						

	Roof Replacement - Section A and F Tear off existing roofing assemblies down to the structural roof deck and repair/replace all deteriorated decking as needed prior to new roof installation. New Membrane shall be unreinforced 60 mil (minimum thickness) EPDM fully adhered. Pull out tests of the decking shall be conducted in order to confirm suitability of attachment method being used. The new membrane assembly shall be installed over two layers of polyisocyanurate meeting current code requirements for R-Value. All of the existing sheet metal details shall be removed and replaced with new fabricated from pre-finished stock, including gutters and downspouts if present. Upon completion a fully transferable 20-Year NDL warranty from the membrane manufacturer shall be provided.		x

Immediate and Short Term Repairs

Douglas Dynamics

1085 South 3rd Street
Manchester, IA

Sect. No.	Deficiency or Repair Item	12 Month Completion Deadline	18 Month Completion Deadline	Completed	Internal / External (Contractor)	Lien Waiver / Photo
	Roof Repairs - Section B • Exhaust stack penetrations on the roof area were encapsulated in spray polyurethane foam. Repair voids in the acrylic coating to prevent water infiltration into the foam. Seal foam termination and edge transitions on the penetrations. • Clean rusted areas of the panel with a wire brush and apply a rust inhibitive primer and paint to preserve the panel integrity. • Clear organic debris from the gutter assembly to provide adequate drainage and prevent obstructions on the roof assembly. • Clear sharp mechanical debris from the roof assembly to prevent rust transfer onto the panel surface.	x				
	Roof Repairs - Section C • Clear metal debris to prevent rust transfer to field panels on the roof assembly. Roof Repairs - Section N • Topical treatments were applied to mechanical curb penetrations. Monitor the topical treatments for performance and compatibility issues. • Clear metal debris to prevent rust transfer to field panels on the roof assembly. • Spray polyurethane foam was applied to a central mechanical curb with ponding water on the high side of the slope. Repair voids in foam and apply additional foam to make water shedding and prevent ponding water. • Seal ridge cap joints with butyl or urethane-based sealant. Use additional gasketed fasteners as appropriate. • Monitor self-adhered EPDM flashing tape applied to end laps in Northeast field for performance issues. • Secure or replace as needed loose fasteners along North elevation. • New mechanical penetrations were noted in the North field. Monitor the fixed penetrations versus roof assembly movement for flashing failures. • Monitor self-adhered EPDM flashing tape used at an exhaust stack in the Northwest field for performance issues. • Install a steel draw band and urethane-based sealant at a plumbing vent in the West field along the ridge cap assembly. • Seal spray polyurethane foam termination for the mechanical unit along the West field along the ridge cap assembly. • Install pre-manufactured seam mounting clips to elevate surface resting mechanical unit and eliminate timber contact on the roof panel.	x				
	Roof Repairs - Section D • Panel deflection and ponding water areas were noted on the canopy roof assembly. Repair or replace panels as necessary to correct drainage deficiencies. Roof Repairs - Section E • The headwall flashing detail was noted to be encapsulated in spray polyurethane foam along elevation wall. Repair voids and defects to the foam and acrylic coating to prevent water infiltration. • Secure loose fasteners, replace as needed, throughout the roof area. • The East field of the roof area was noted to be lacking fasteners and susceptible to wind uplift or load damage. Install fasteners to secure/stabilize the roof assembly. • Clear organic debris, growth, and accumulations from the field and drainage components of the roof assembly to prevent drainage obstructions, component deterioration, and provide adequate drainage.	x

Immediate and Short Term Repairs

Douglas Dynamics

1085 South 3rd Street
Manchester, IA

Sect. No.	Deficiency or Repair Item	12 Month Completion Deadline	18 Month Completion Deadline	Completed	Internal / External (Contractor)	Lien Waiver / Photo
	Roof Repairs - Section J • The headwall flashing detail was previously encapsulated in spray polyurethane foam along elevation wall. Remove remaining foam to prevent water damming along the roof headwall. • Panel flute damage was repaired with self-adhered EPDM throughout the roof assembly. Replace these repairs on an as-needed basis with profile-matching metal patches, gasketed fasteners, and butyl sealant. • Clear organic debris, growth, and accumulations from the field and drainage components of the roof assembly to prevent drainage obstructions, component deterioration, and provide adequate drainage. • Repair panel deflection areas along the eaves. Repair or replace panels as necessary to correct drainage deficiencies. • Panel damage from below was noted in the West field. Repair or replace panels as necessary to correct the damage. Roof Repairs - Section K • Rusting was noted along the headwall flashing detail. Clean rusting from panels as appropriate and apply a rust inhibitive primer and paint to preserve panel integrity.					
	Roof Repairs - Section H • Clear organic and other debris from field and drainage components. Roof Repairs - Section M • Reset plumbing vent flashing boots to be water shedding, installing steel draw bands, and new urethane-based sealant.	x				
	Roof Repairs - Section I • Clear organic and mechanical debris from field and drainage components to provide adequate drainage and prevent obstructions. • Reset angle of crooked flue stack in central field. • Repair delamination void at corner t-patch flashing in Northwest perimeter. Roof Repairs - Section L • Clear organic and mechanical debris from field and drainage components to provide adequate drainage and prevent obstructions. • Replace missing rain caps on large flue stack if appropriate in Northeast field. • Repair damaged gutter in Southeast corner of the roof area. • Monitor debris beneath the field membrane and rigid insulation for punctures, preventative patches with EPDM membrane is recommended. • Clear organic accumulations in ponding areas, inspect field seams submerged in water, and repair as needed. Continued monitoring of submerged areas of field seams is recommended. • Apply urethane-based sealant to non-gasketed fasteners penetrating EPDM flashings at mechanical curbs.	x				
	Roof Repairs - Section O • Clear organic and mechanical debris from field and drainage components to provide adequate drainage and prevent obstructions. • Monitor blisters along perimeter EPDM flashing tape for ruptures, repairing as needed. • Clear organic accumulations from ponding area at mechanical curb, inspect base flashing submerged in water, and repair as needed. Continued monitoring of submerged areas of field seams is recommended. • Install a condensation leader to divert water directly to the gutter assembly.	x

Immediate and Short Term Repairs

Douglas Dynamics

North 73rd and 76th Street
Milwaukee, WI

Sect. No.	Deficiency or Repair Item	12 Month Completion Deadline	18 Month Completion Deadline	Completed	Internal / External (Contractor)	Lien Waiver / Photo
3.0	**Site Improvements**					
3.2.2	Asphalt mill and overlay (West parking lot and material storage yard) - Part of scheduled program addressing areas of worse distresses including the drive aisles and parking areas near the MDX Building on the West portion of the site.		x			
3.2.2	Sectional replacement of concrete pavement serving Southwest loading dock approach of main building - The concrete pavement in the Southwest loading dock approach of the Main building was observed to be in fair to poor condition with large linear cracks, alligator cracks, and spalled concrete observed.		x			
3.2.3	Sectional replacement of the concrete ramp leading to doors 5 and 6 of the main building - The concrete ramp leading to loading dock door 5 and service door 6 of the main building was observed with large cracks in the ramp surface and spalled concrete at the edges near the steel pipe guardrails. The concrete has spalled away from the base of the guard rail in several locations where the rail mounted to the concrete ramp.	x				
4.0	**Structural Frame and Building Envelope**					
4.3.1	Tuckpoint deteriorated CMU mortar joints- Deteriorated mortar joints were observed on the CMU facades of the main building as well as the MDX building. The locations with the highest concentration of deterioration was observed on the West, North, and South elevations of the main building and on the East elevation of the MDX building. Tuckpointing of the failed CMU mortar joints is recommended to prevent moisture intrusion into the buildings.		x			
4.3.1	Repaint metal façade components on all buildings - The paint finishes on the metal panel facades of the MDX and DDC buildings was observed to be worn and faded. Paint coatings appear to have systemically worn away or chipped off, which has left several areas of bare metal exposed to the elements. Paint deterioration and surface corrosion were also observed on the steel door jambs and lintels surrounding the loading dock doors of each building. Peeled paint was also observed on all of the steel framed overhangs / canopies above the overhead doors, service doors, and on the steel framed covered Southwest loading dock of the main building. Due to the observed condition of painted metal façade components, it is recommended that surface corrosion be ground off and repainted.		x			
4.3.1	Replace missing / detached fiberglass panels on Southwest loading dock of the main building - Several of the translucent corrugated fiberglass panels provided on the West perimeter of the covered Southwest loading dock of the main building were observed to have detached or blown off the structure. Replacement of damaged / missing panels in this location is recommended.	x				
4.3.3	Replace corroded metal service doors #10, #25, and #36 on the main building - Several of the metal service doors on the main building were observed with corrosion on the bases of the doors and on the door frames. Corrosion was observed to have eaten through the metal on several of the doors. It is recommended that the doors and frames be replaced to avoid potential water intrusion and keep the building secure.	x				
4.3.3	Replace loading dock door seals - The loading dock door bumper seals on the Southwest and Northwest loading docks of the main building were observed to be heavily worn or missing. Replacement of the dock door seals on the main building is recommended.	x				
4.3.3	The overhead doors appeared in good to poor condition. Replacement of some of the older units is recommended.	x				
4.5	The steel framed exterior stair units providing access to Southwest loading dock service doors on the main building were observed with surface corrosion and peeled paint. Removal of surface corrosion and repainting of the stair units is recommended to prevent further corrosion related issues.	x				
7.0	**Accessibility**					
7.0	Install one van-accessible parking space per building	x				
Roof

Immediate and Short Term Repairs

Douglas Dynamics

North 73rd and 76th Street
Milwaukee, WI

Sect. No.	Deficiency or Repair Item	12 Month Completion Deadline	18 Month Completion Deadline	Completed	Internal / External (Contractor)	Lien Waiver / Photo
	A B C D E F G H I J K 7676 NORTH 76TH STREET 7777 NORTH 73RD STREET					
	<u>Roof Replacement - Section 7777-E, F, H, I, J, L and 7676-A</u> Provided the existing substrate is sound, dry, and suitable for a re-skin procedure then a roof re-skin shall be permitted. Move stone ballast and remove existing roofing membrane down to the existing insulation and repair/replace all deteriorated insulation as needed prior to new roof installation. New insulation to be added shall be polyisocyanurate sized to meet specific local code requirements. New Membrane shall be unreinforced 60 mil (minimum thickness) EPDM. Stone ballast shall be inspected and if suitable for re-use it may be installed again. Should ballast be fractured or otherwise damaged, new stone will be required. A protection mat shall be installed between the new membrane and existing stone ballast when recommended by the manufacturer. A 60 mil thermoplastic system may be submitted as an alternate for review and approval at Landlord discretion. All of the existing sheet metal details shall be removed and replaced with new fabricated from pre-finished stock, including gutters and downspouts if present. Upon completion a fully transferable 20-Year NDL warranty from the membrane manufacturer shall be provided.		x			
	<u>Roof Replacement - Section 7777-K</u> Examine the existing metal roof assembly and repair/replace all deteriorated areas as needed prior to new roof assembly installation. The metal flutes shall be filled with new rigid insulation followed the installation of an additional layer of rigid polyisocyanurate insulation, all to meet manufacturer's design criteria and current code requirements for R-Value. New membrane shall be 60 mil (minimum thickness) TPO, PVC, or EPDM. Pull out tests of the existing substrate shall be conducted in order to confirm suitability of the attachment method being used. New rake edge metal, gutters and downspouts, and all other existing sheet metal details shall be replaced with new fabricated from pre-finished stock. Upon completion a fully transferable 20-Year NDL warranty from the membrane manufacturer shall be provided.		x

Immediate and Short Term Repairs

Douglas Dynamics

North 73rd and 76th Street
Milwaukee, WI

Sect. No.	Deficiency or Repair Item	12 Month Completion Deadline	18 Month Completion Deadline	Completed	Internal / External (Contractor)	Lien Waiver / Photo
	Roof Repairs - Section 7777-B • Clear organic and mechanical debris from field and drainage components to provide adequate drainage and prevent obstructions. • Clear organic accumulations in ponding areas, inspect field seams submerged in water, and repair as needed. Continued monitoring of submerged areas of field seams is recommended. • Install protective slip sheets beneath wood blocking pipe supports. • Repair delaminated corner t-patches and base flashing t-patches at mechanical curbs. • Repair a puncture hole in the central field with EPDM membrane.	x				
	Roof Repairs - Section 7777-C • Clear organic debris, sharp mechanical debris, and other contractor debris from field and drainage components to provide adequate drainage and prevent obstructions. • Install steel draw bands at the top of pipe penetration flashings. Install rain collars and urethane-based sealant at flue stacks. • Small ponding water areas along the perimeter and in the field were noted. Clear dark accumulations to prevent accelerated UV aging of the membrane. • Seal voids in the sealant pocket details on the roof area. • Install protective slip sheets beneath the wood blocking for mechanical supports and pipe supports. • Mechanical ductwork was noted to have EPDM membrane loosely draped on for weatherproofing. Secure membrane to prevent displacement. • Reinstall condensation traps displaced or broken at mechanical units.	x				
	Roof Repairs - Section 7777-G • Clear organic and mechanical debris from field and drainage components to provide adequate drainage and prevent obstructions. • Small ponding water areas along the perimeter and in the field were noted. Clear dark accumulations to prevent accelerated UV aging of the membrane. • Apply urethane-based sealant to non-gasketed fasteners penetrating thermoplastic membrane flashings at mechanical and abandoned curbs. • Repair a cut to field membrane in the South field with heat welded thermoplastic membrane.					
	Roof Repairs - Section 7611-A • The flashings along the parapet wall were observed to be not adhered to the substrate on the North and East elevations. Monitor the flashings failures or wind uplift damage, requiring repair and adhesive remediation. • Insulation was cupped in the East field along the elevation wall. Monitor the area for impingement of field membrane or further damage requiring repair. • Clear organic debris and accumulations from field and drainage components to provide adequate drainage. • Install steel draw bands and urethane-based sealant at pipe, vent, and plumbing vent penetration flashings. • Replace self-adhered EPDM flashing installed at vent stack in West field with a heat welded TPO membrane flashing or accessories.	x				
	Roof Repairs - Section 7611-B • Repair a temporary sealant repair to field membrane in Southwest field with heat welded TPO membrane. • Apply urethane-based sealant to non-gasketed fasteners penetrating TPO membrane flashings at mechanical curbs. • Clear organic debris and accumulations from drainage components to provide adequate drainage. Roof Repairs - Section 7676-B • Clear organic debris and accumulations from drainage components to provide adequate drainage. • Replace PVC pipe penetration portal at mechanical units with appropriate heat welded TPO sealant pocket detail. • Secure gas line pipe to wood blocking to prevent displacement. • Replace black self-adhered EPDM repairs with heat welded TPO membrane.	x

Immediate and Short Term Repairs

Douglas Dynamics

North 73rd and 76th Street
Milwaukee, WI

Sect. No.	Deficiency or Repair Item	12 Month Completion Deadline	18 Month Completion Deadline	Completed	Internal / External (Contractor)	Lien Waiver / Photo
	Roof Repairs - Section 7676-C • Clear organic debris from field and drainage components to provide adequate drainage and prevent obstructions. • Gas pipe was noted to be resting on field membrane. Install wood blocking supports and protective slip sheets to prevent damage to field membrane. • Repair open corner t-patches at mechanical curbs in the central field of the roof assembly. • Repair a puncture to field membrane in central field of the roof area. • Apply lap sealant to cut edge of self-adhered EPDM repair patches. • Clear sharp mechanical and other debris from the field of the roof assembly.	x				
	Roof Repairs - Section 7676-D • Clear organic debris from field and drainage components to provide adequate drainage and prevent obstructions. • Clear sharp mechanical debris from field and drainage components to prevent damage to the field membrane.	x				
	Roof Repairs - Section 7676-E • Monitor the exhaust discharge on the panel surface for a corrosive metallurgic reaction. Contaminants may need to be regularly cleaned from the panel surface. • Monitor the EPDM membrane tie-in to the adjacent Roof Area 7676-C for failure or delamination. • Monitor EPDM membrane flashings used exhaust chimney curbs for delamination. • Clean rusted areas fasteners with a wire brush and apply a rust inhibitive primer and paint to preserve the panel integrity. Replace fasteners if gaskets are damaged. • Remove timbers from roof assembly and replace with a pre-manufactured accessory seam clip to mount the vent hood supports along the elevation. • A rolled standing seam was repaired with sealant. Repair with a pre-manufacture seam repair cap, fasteners, and butyl sealant.	x

Immediate and Short Term Repairs

Douglas Dynamics

50 Gordon Drive
Rockland, ME

Sect. No.	Deficiency or Repair Item	12 Month Completion Deadline	18 Month Completion Deadline	Completed	Internal / External (Contractor)	Lien Waiver / Photo
3.0	**Site Improvements**					
3.2.3	Potential trip hazards consisting of vertical and horizontal separation were present throughout the asphalt walkway.	x				
3.2.3	Entrance concrete pavement replacement due to pitting and cracks.	x				
Roof						
	A B C E F					
	Roof Replacement - Section B Provided the existing substrate is sound, dry, and suitable for a re-skin procedure then a roof re-skin shall be permitted. Move stone ballast and remove existing roofing membrane down to the existing insulation and repair/replace all deteriorated insulation as needed prior to new roof installation. New insulation to be added shall be polyisocyanurate sized to meet specific local code requirements. New Membrane shall be unreinforced 60 mil (minimum thickness) EPDM. Stone ballast shall be inspected and if suitable for re-use it may be installed again. Should ballast be fractured or otherwise damaged, new stone will be required. A protection mat shall be installed between the new membrane and existing stone ballast when recommended by the manufacturer. All of the existing sheet metal details shall be removed and replaced with new fabricated from pre-finished stock, including gutters and downspouts if present. Install new skylights where existing. Upon completion a fully transferable 20-Year NDL warranty from the membrane manufacturer shall be provided.		x			
	Roof Repairs - Section A • Clear organic debris from the field and drainage components of roof assembly. • Trim the membrane at internal drain assemblies to within ½" of the clamping ring. • Install backer rod at the roof hatch to secure the top of the flashings. • Patch a small fish mouth noted at a field seam in the Northwest field between the mechanical units. • Trim the encroaching and overhanging tree branches back from the perimeters of the assembly to prevent debris build-up and/or physical damage. • Repair a hole along the perimeter coping cap at the middle of the North elevation.	x

Immediate and Short Term Repairs

Douglas Dynamics

50 Gordon Drive
Rockland, ME

Sect. No.	Deficiency or Repair Item	12 Month Completion Deadline	18 Month Completion Deadline	Completed	Internal / External (Contractor)	Lien Waiver / Photo
	Roof Repairs - Section C • Monitor the minor ponding water conditions noted around drainage components for field seam or base flashing delamination due to water submersion. • Repair membrane where topical treatment repairs at field seams and corner base flashings with EPDM membrane. • Patch a hole at a vent base flashing near central roof drain in the central field. • Repair the damaged base flashing at the vent stack by the middle roof drain detail in the middle of the field. • Adhere the open and delaminated corner base flashing at vent stack in the Northwest field.	x				
	Roof Repairs - Section D and E • Repair holes and cuts at the roof division wall.	x

EXHIBIT C

BASIC RENT PAYMENTS

1.	Basic Rent.

(a)         Subject to the adjustments provided for in Subsection (b) below, Basic Rent payable in respect of the Term shall be Four Million Seven Hundred Fifty Thousand and No/100 Dollars ($4,750,000.00) per annum, payable quarterly in advance on the first (1st) day of each January, April, July and October (each a “Basic Rent Payment Date”), in equal installments of $1,187,500.00 each. Pro rata Basic Rent for the period from the date hereof through the first (1st) day of October, 2024 shall be paid on the date hereof, and, if there is no Renewal Term, pro rata Basic Rent for the period from the final Basic Rent Payment Date of the initial Term through the last day of the initial Term shall be paid with the final installment of Basic Rent for the initial Term.

(b)         Basic Rent shall increase by three percent (3.00%) effective as of October 1, 2025 and on each subsequent annual anniversary of such date (each such Basic Rent Payment Date, a “Basic Rent Adjustment Date”) during the initial Term and any Renewal Term.

EXHIBIT C

EXHIBIT D

FORM OF GUARANTY

GUARANTY AGREEMENT

THIS GUARANTY AGREEMENT (“Guaranty”) dated as of [__________], 2024 is made by [___________], a [___________] (“Guarantor”) in favor of AGNL BLIZZARD, L.L.C., a Delaware limited liability company (“Landlord”).

WITNESSETH:

WHEREAS, pursuant to an Agreement of Purchase and Sale dated September [__], 2024 (the “Purchase Agreement”) between DOUGLAS DYNAMICS, L.L.C., a Delaware limited liability company, HENDERSON PRODUCTS, INC., a Delaware corporation, and TRYNEX INTERNATIONAL LLC, a Delaware limited liability company (collectively, “Seller”) and Landlord; Landlord has agreed to purchase from Seller, and Seller has agreed to sell to Landlord, certain real property and improvements commonly known as (i) 11921 Smith Drive, Huntley, Illinois 60142, (ii) 531-561 Ajax Drive, Madison Heights, Michigan 48071, (iii) 1085 South 3rd Street, Manchester, Iowa 52057, (iv) 7676 North 76th Street, Milwaukee, Wisconsin 53223, (v) 7777 N 73rd Street, Milwaukee, Wisconsin 53223, and (vi) 50 Gordon Drive, Rockland, Maine 04841 and more particularly described therein (the “Property”);

WHEREAS, pursuant to a Lease Agreement dated as of the date hereof (the “Lease”) between Landlord and DOUGLAS DYNAMICS, L.L.C., a Delaware limited liability company (“Tenant”), Landlord has agreed to lease to Tenant, and Tenant has agreed to lease from Landlord, the Property in accordance with the terms thereof;

WHEREAS, Guarantor is the [owner of 100% of the ownership interests] of Tenant and, as such, will receive substantial benefit from the transactions contemplated in the Purchase Agreement and the Lease;

WHEREAS, it is a condition precedent to Landlord’s obligation to purchase the Property from Tenant under the Purchase Agreement, and to lease the Property to Tenant under the Lease, that the Guarantor shall have executed and delivered this Guaranty to Landlord;

NOW, THEREFORE, in consideration of the premises and for the purpose of inducing Landlord to enter into the Purchase Agreement and Lease and perform its obligations thereunder, Guarantor hereby agrees as follows:

AGREEMENTS

1.    Incorporation of Recitals. The recitals are incorporated herein by reference.

2.    Capitalized Terms. Capitalized terms not defined herein shall have the meaning ascribed to them in the Lease.

3.    Guaranty of Payment and Performance. Guarantor hereby, unconditionally and irrevocably, guarantees to Landlord and its successors, transferees and assigns, the prompt and complete payment by Tenant when due (whether on a Basic Rent Payment Date, by acceleration or otherwise) of all Rent and all other Monetary Obligations of Tenant under the Lease, and the due and punctual performance and observance by Tenant of all of the other terms, covenants and conditions of the Lease, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred (the “Tenant Obligations”).

4.    Guaranty Absolute and Unconditional. Guarantor agrees that this Guaranty is an absolute, continuing and unconditional guaranty of payment and performance without regard to (a) the regularity, validity or enforceability of the Lease or any of the Tenant Obligations or any right of offset with respect thereto at any time or from time to time held by Landlord, (b) any defense, set-off or counterclaim which may at any time be available to or be asserted by Tenant or any other person against Landlord, or (c) any other circumstance whatsoever (with or without notice to or knowledge of Tenant or Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Tenant for the Tenant Obligations or Guarantor under this Guaranty, in bankruptcy or in any other instance.

5.    Covenant on Distributions. Following the occurrence of a Bankruptcy Event or an Event of Default pursuant to Paragraph 22(a) of the Lease (a “Payment Default”), Guarantor hereby covenants and agrees that it shall not pay any management fees, dividends or other distributions (“Distributions”) to Guarantor’s equity holders until such time as the Payment Default or Bankruptcy Event has been cured by Tenant, waived by Landlord, or otherwise ceases to exist pursuant to the terms and conditions of the Lease. During any Bankruptcy Event, Landlord shall be entitled to receive payment in full of all Rent and all other monetary obligations under the Lease before Guarantor’s equity holders shall be entitled to receive any payment or distribution of the Distributions. Pursuant to the foregoing, Landlord shall be entitled to receive any payment or distribution on account of the Distributions which may be payable or deliverable in any such Bankruptcy Event.

6.    Guaranty Irrevocable. Guarantor agrees that this Guaranty is irrevocable and the obligations of Guarantor hereunder shall remain in full force and effect, and shall not terminate, until all of the Tenant Obligations and the obligations of Guarantor under this Guaranty shall have been paid and performed in full.

7.    Waiver of Review. Guarantor hereby waives (a) any and all notice of the creation, renewal, extension or accrual of any of the Tenant Obligations, (b) notice of, or proof of reliance by Landlord upon, the guarantee contained in this Guaranty or acceptance of this Guaranty, (c) diligence, presentment, protest, demand for payment and notice of default or nonpayment, and (d) all other notices of every kind. Guarantor hereby waives notice of any acceptance of this Guaranty and all matters and rights which may be raised in avoidance of, or in defense against, any action to enforce the obligations of Guarantor hereunder. Guarantor hereby waives any and all suretyship defenses or defenses in the nature thereof without in any manner limiting any other provision of this Guaranty.

8.    Amendments, etc. with respect to Tenant Obligations. Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against Guarantor and without notice to or further assent by Guarantor, (i) any of the Tenant Obligations may be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Landlord or (ii) the Lease or any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as Landlord may deem advisable from time to time. Guarantor hereby consents to any and all forbearances and extensions of the time for the payment or performance of any of the Tenant Obligations and any and all changes in the terms, covenants and conditions thereof hereafter made or granted therefor, or persons liable thereon, without affecting the continuing liability of Guarantor.

9.    Disaffirmance of Lease. Guarantor agrees that, in the event of rejection or disaffirmance of the Lease by Tenant or Tenant’s trustee in bankruptcy pursuant to the United States Bankruptcy Code or any other law, Guarantor will, if Landlord so requests, assume all obligations and liabilities under the express terms of the Lease, to the same extent as if Guarantor had been originally named instead of Tenant as a party to the Lease and there had been no rejection or disaffirmance; and Guarantor will confirm such assumption in writing at the request of Landlord on or after such rejection or disaffirmance. Guarantor, upon such assumption, shall have all rights of Tenant under the Lease (to the extent permitted by law).

10.    No Notice or Duty to Exhaust Remedies. Guarantor hereby waives notice of any default in the payment or non-performance of any of the Tenant Obligations (except as expressly required hereunder), diligence, presentment, demand, protest and all notices of any kind. Guarantor agrees that liability under this Guaranty shall be primary and hereby waives any requirement that Landlord exhaust any right or remedy, or proceed first or at any time, against Tenant or any other guarantor of, or any security for, any of the Tenant Obligations. Landlord may pursue its rights and remedies under this Guaranty and under the Lease in whatever order, or collectively, and shall be entitled to payment and performance hereunder notwithstanding any action taken by Landlord or inaction by Landlord to enforce any of its rights or remedies against any other guarantor, person, entity or property whatsoever.

(b)    Landlord may pursue its rights and remedies under this Guaranty notwithstanding any other guarantor of or security for the Tenant Obligations or any part thereof. Guarantor authorizes Landlord, at its sole option, without notice or demand and without affecting the liability of Guarantor (except as otherwise set forth in the Lease or this Guaranty) under this Guaranty, to terminate the Lease, either in whole or in part, in accordance with its terms.

(c)    Each default on any of the Tenant Obligations shall give rise to a separate cause of action and separate suits may be brought hereunder as each cause of action arises or, at the option of Landlord any and all causes of action which arise prior to or after any suit is commenced hereunder may be included in such suit.

11.    No Right of Subrogation. Notwithstanding any payment made by Guarantor hereunder, Guarantor shall not be entitled to be subrogated to any of the rights of Landlord against Tenant, nor shall Guarantor seek or be entitled to seek any contribution or reimbursement from Tenant in respect of payments made by Guarantor hereunder, until all of the Tenant Obligations shall have been paid and performed in full.

12.    Enforceability. When making any demand hereunder or otherwise pursuing its rights and remedies hereunder against Guarantor, Landlord may, but shall be under no obligation to, make a similar demand on or otherwise pursue such rights and remedies as it may have against Tenant or Guarantor or any other person or against any collateral security for the Tenant Obligations or any right of offset with respect thereto, and any failure by Landlord to make any such demand, to pursue such other rights or remedies, or to collect any payments from Tenant, Guarantor or any other person, or to realize upon any such collateral security or guaranty or to exercise any such right of offset or any release of Tenant, Guarantor or any other person or any such collateral security, guarantee or right of offset, shall not relieve Guarantor of any obligation or liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Landlord against Guarantor. For purposes hereof “demand” shall include the commencement and continuance of any legal proceedings.

13.    Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Tenant Obligations is rescinded or must otherwise be restored or returned by Landlord upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Tenant or Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Tenant or Guarantor or any substantial part of its property, or otherwise, as though all such payments had not been made.

14.    Financial Statements. Guarantor shall deliver to Landlord and Lender within ninety (90) days of the close of each fiscal year, annual audited consolidated financial statements of Guarantor, prepared by nationally recognized independent certified public accountants. Guarantor shall also furnish to Landlord within forty-five (45) days after the end of each of the three remaining quarters unaudited financial statements and all other quarterly reports of Guarantor, certified by Guarantor’s chief financial officer, and all filings, if any, of Form 10-K, Form 10-Q and other required filings with the Securities and Exchange Commission pursuant to the provisions of the Securities Exchange Act of 1934, as amended, or any other Law. All financial statements delivered to Landlord pursuant to this Paragraph shall be prepared in accordance with GAAP. All annual financial statements shall be accompanied (i) by an opinion of said accounting firm stating that (A) there are no qualifications as to the scope of the audit and (B) the audit was performed in accordance with GAAP and (ii) by the affidavit of the president, chief financial officer or vice president of finance of the Guarantor dated within five (5) days of the delivery of such statement, stating that (A) Guarantor knows of no Event of Default, or event which, upon notice or the passage of time or both, would become an Event of Default which has occurred and is continuing hereunder or, if any such event has occurred and is continuing, specifying the nature and period of existence thereof and what action Tenant or Guarantor, as the case may be, has taken or proposes to take with respect thereto, (B) except as otherwise specified in such affidavit, that to the best of Guarantor’s knowledge, Tenant has fulfilled all of its obligations under the Lease which are required to be fulfilled on or prior to the date of such affidavit and (C) Guarantor shall promptly deliver to Landlord and Lender copies of any additional reporting information provided to Guarantor’s lenders.

15.    Legal Fees. Guarantor agrees that Guarantor shall be liable for all fees and expenses incurred by Landlord in connection with the enforcement of this Guaranty, including, without limitation reasonable attorneys’ fees and expenses.

16.    Assignment of Rights and Responsibilities. Guarantor may not assign its rights and responsibilities under this Guaranty without Landlord’s consent. Guarantor agrees that this Guaranty shall inure to the benefit of and may be enforced by Landlord and any of its successors, transferees and assigns under the Lease, and shall be binding upon and enforceable against Guarantor and its respective successors and assigns.

17.    Notice. All notices, demands, requests, consents, approvals, offers, statements and other instruments or communications required or permitted to be given pursuant to the provisions of this Guaranty or the Lease shall be in writing and shall be deemed to have been given and received for all purposes when delivered (a) in person, (b) by certified mail, return receipt requested, postage prepaid, (c) by a commercial overnight courier that guarantees next day delivery and provides a receipt or (d) by e-mail (provided that a copy of any notice delivered by e-mail shall also be delivered by one of the methods described in subclauses (a) through (c) above), and such notices shall be addressed to the other party at the address set forth below or when delivery is refused , and such notices shall be addressed as follows:

To Landlord:	AGNL Blizzard, L.L.C.
c/o TPG Angelo Gordon
245 Park Avenue, 24th Floor
New York, NY 10167-0094
Attn: Gordon J. Whiting
Email: [***]

With a copy to:	AGNL Blizzard, L.L.C.
c/o TPG Angelo Gordon
245 Park Avenue, 24th Floor
New York, NY 10167-0094
Attn: Frank Stadelmaier
Email: [***]

With a copy to:	AGNL Blizzard, L.L.C.
c/o TPG Angelo Gordon
245 Park Avenue, 24th Floor
New York, NY 10167-0094
Attn: Asset Management
Email: [***]

With a copy to:	Paul Hastings LLP
2050 M Street NW
Washington, DC 20036
Attn: Michael K. Berman
Email: [***] and [***]

To Guarantor:	[Douglas Dynamics, L.L.C.
11270 W. Park Place, Suite 300
Milwaukee, WI 53224
Attn: Jon Sisulak
Email: [***]]

With a copy to:	Foley & Lardner LLP
777 E. Wisconsin Avenue
Milwaukee, WI 53202
Attn: Joseph S. Rupkey, Esquire
Email: [***]

For the purposes of this Paragraph, any party may substitute another address stated above (or substituted by a previous notice) for its address by giving fifteen (15) days’ notice of the new address to the other party, in the manner provided above.

18.    Choice of Law. This Guaranty will be governed by and construed pursuant to the laws of the State of New York (the “State”). Guarantor specifically consents that any action brought under this Guaranty may be brought in the State in any court of competent jurisdiction and venue therein and consents to the service of process issued from said court. Guarantor hereby waives trial by jury in and in respect of any and every action, proceeding, claim (whether or not denominated, a claim, counterclaim, cross-claim, off-set or the like) brought or asserted by Landlord with respect to any matter arising out of, under or connected with this Guaranty.

19.    Amendments. This Guaranty may be modified, amended, discharged or waived only by an agreement in writing signed by each of the parties hereto.

20.    Severability. If any one or more of the provisions contained in this Guaranty shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Guaranty, but this Guaranty shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

(Signature page follows)

IN WITNESS WHEREOF, Guarantor has hereto caused this Guaranty to be duly executed under seal as of the day and year first above written.

GUARANTOR: DOUGLAS DYNAMICS, INC., a Delaware corporation By: ________________________ Name: ________________________ Title: ________________________

EXHIBIT D

EXHIBIT E

ACQUISITION COSTS

Leased Premises	Purchase Price	% Purchase Price
11921 Smith Drive, Huntley, Illinois 60142	$3,174,452.62	4.95%
531-561 Ajax Drive, Madison Heights, Michigan 48071	$10,813,806.02	16.86%
1085 South 3rd Street, Manchester, Iowa 52057	$10,601,131.88	16.53%
7676 North 76th Street, Milwaukee, Wisconsin 53223	$5,270,388.43	8.22%
7777 N 73rd Street, Milwaukee, Wisconsin 53223	$17,788,950.31	27.73%
50 Gordon Drive, Rockland, Maine 04841	$16,501,270.74	25.72%

EXHIBIT E

EXHIBIT F

PERCENTAGE ALLOCATION OF BASIC RENT PER LEASED PREMISES

Leased Premises	Rent	% Rent
11921 Smith Drive, Huntley, Illinois 60142	$235,053.00	4.95%
531-561 Ajax Drive, Madison Heights, Michigan 48071	$800,710.50	16.86%
1085 South 3rd Street, Manchester, Iowa 52057	$784,963.00	16.53%
7676 North 76th Street, Milwaukee, Wisconsin 53223	$390,247.00	8.22%
7777 N 73rd Street, Milwaukee, Wisconsin 53223	$1,317,186.50	27.73%
50 Gordon Drive, Rockland, Maine 04841	$1,221,840.00	25.72%

EXHIBIT F

EXHIBIT H

FORM OF LANDLORD WAIVER AGREEMENT

LANDLORD’S WAIVER AND CONSENT

AGNL BLIZZARD, L.L.C., a Delaware limited liability company (the “Landlord”) is the owner of the real estate commonly known as [______________] in [_________], [_______] and described on the exhibit attached to this Landlord’s Waiver and Consent (this “Consent”) and headed “Exhibit A,” (which real estate is hereinafter called the “Real Estate”) and leases, pursuant to that certain Lease Agreement dated [________], 2024 (the “Lease”), the Real Estate to Douglas Dynamics, L.L.C., a Delaware limited liability company (hereinafter referred to as “Tenant”). [_______________], a [_______________], as administrative and collateral agent for certain other lenders (hereinafter collectively referred to as the “Lender”), together with those certain other lenders, currently extends or is about to extend credit to the Tenant (Tenant hereinafter referred to as the “Obligor”). The Lender and the Landlord have entered into this Consent in connection with the Lease between the Landlord and the Tenant and the extension of credit by the Lender to the Obligor.

The Lender’s extension of credit to Obligor is secured by all or substantially all of the personal property of Obligor which is now or may from time to time in the future be located on or about the Real Estate (the “Collateral”). The Collateral expressly excludes building or real property fixtures (including without limitation, plumbing, lighting and HVAC systems and other fixtures not constituting trade fixtures) located at the Real Estate [and Tenant’s right, title and interest as tenant under the Lease].

For and in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Landlord and the Lender hereby agree as follows:

1.    Until such time as the Landlord shall have received the Lender’s written certification that the obligations of the Obligor to the Lender have been paid in full and the Lender is under no further obligation to extend credit to the Obligor that is secured by the Collateral located at the Real Estate, the Landlord subordinates for so long as this Agreement is in effect, all interest in, right or claim to and lien on the Collateral, including, but not limited to, any right of levy or distraint upon the Collateral for rent or other sums due under the Lease.

2.           (a)    The Landlord consents to the placement of the Collateral on the Real Estate; provided, that such Collateral is maintained in accordance with and in all other respect complies with the terms of the Lease.

(b)    Prior to the termination of the Lease, the Lender may, in the manner it is permitted to do so under the credit and/or security arrangements with the Obligor, at any time (subject to the rights of Tenant, if any, or any other occupant as permitted by the Lease) enter upon the Real Estate to inspect or remove any or all of the Collateral, including, without limitation, by public or private sale pursuant to the provisions of subsection (d) below.

Exhibit H

(c)    The Landlord will provide the Lender with a copy of any written notice of termination of the Lease delivered by the Landlord to the Tenant (“Notice of Termination”). Upon delivery of a Notice of Termination, the Landlord will permit the Lender and its representatives and invitees (subject to the rights of Tenant, if any, or any other occupant as permitted by the Lease) access to occupy and remain on the Real Estate and administer the Collateral; provided that (i) such period of occupation (the “Disposition Period”) shall not exceed sixty (60) days following delivery of the Notice of Termination by the Landlord to the Lender, or, if the Lease has expired by its own terms (absent a default thereunder), thirty (30) days following such expiration, and (ii) for each month of occupancy at the Real Estate by the Lender, the Lender (x) on the first day of the Disposition Period, and on the first day of each thirty (30) day period thereafter, will pay in advance to the Landlord thirty (30) days of basic rent due under the Lease, and (y) shall obtain liability and property insurance coverage, and maintain electricity and heat at the Real Estate to the extent required by the Lease.

(d)    During any Disposition Period or at any time prior to a termination of the Lease, the Landlord and the Lender hereby agree that: (i) the Lender may inspect, repossess, remove and otherwise deal with the Collateral, and the Lender may advertise and conduct public auctions or private sales of the Collateral at the Real Estate, in each case without interference by the Landlord if such actions taken by the Lender conform to the agreements set forth in this Consent, (ii) if the Lender conducts a public or private sale of the Collateral at the Real Estate, the Lender shall notify the Landlord at least five (5) business days before such auction and hold such auction or sale in a manner which would not unduly disrupt the Landlord’s or any other tenant’s or occupant’s use of the Real Estate, and (iii) the Real Estate shall be available for inspection by the Landlord, the Landlord’s lender and prospective tenants, and the Lender shall cooperate in the Landlord’s reasonable efforts to re-lease or otherwise dispose of the Real Estate.

(e)    The Lender shall promptly repair, at the Lender’s expense, or promptly reimburse the Landlord for any physical damage to the improvements located on the Real Estate actually caused by the conduct of such auction or sale and any removal of or action taken with respect to the Collateral by or through the Lender (ordinary wear and tear excluded). The Lender shall be required to leave the Real Estate after any entry, access or occupancy in the same or better condition as of the date of such entry, access or occupancy, normal wear and tear excepted. The Lender shall indemnify and hold harmless the Landlord, the Landlord’s lender and its affiliates and their respective shareholders, members, officers, directors, employees, agents (each an “Indemnified Person”) from and against all losses, claims, damages and liabilities resulting from physical harm to the improvements located on the Real Estate or the Real Estate itself or any other losses to which any Indemnified Person may become subject as a direct result of the conduct of the Lender or any of its agents or representatives in connection with the entry by the Lender onto the Real Estate, the Lender’s occupancy on the Real Estate, or the removal, repossession, auction or sale of the Collateral as permitted by this Consent.

3.    The Landlord will deliver to the Lender written notice of any Event of Default (as defined in the Lease) by the Tenant under the Lease (a “Default Notice”). The Lender shall have at least 15 days following receipt of such Default Notice to cure any monetary default under the Lease and 30 days following receipt of such Default Notice to cure any non-monetary default; provided that if such non-monetary default cannot, with reasonable diligence, be cured within 30 days, then, if the Lender diligently continues to pursue a cure, the Lender shall have an additional 30 days to cure such non-monetary default. The Lender shall not be under any obligation to cure any default by the Tenant under the Lease. No action by the Lender pursuant to this Consent shall be deemed to be an assumption by the Lender of any obligation under the Lease, and, except as otherwise provided in this Consent, the Lender shall not have any obligation to the Landlord.

Exhibit H

4.    The Landlord and the Lender agree that the Collateral (including, without limitation, trade fixtures or other personal property bolted to the floor) shall not be deemed a fixture or part of the Real Estate but shall at all times be considered personal property.

5.    The Landlord will notify any purchaser of the Real Estate or any party obtaining a mortgage from Landlord on the Real Estate of this Consent and the Lender shall notify any of its successors and assigns of this Consent. This Consent shall be binding upon the successors and assigns of the parties hereto and inure to the benefit of the successors and assigns of the parties hereto.

6.    This Consent shall remain in full force and effect until the Lender and the Landlord, or their respective successors and assigns, shall execute a written agreement terminating this Consent.

7.    The Landlord is the fee simple owner of the Real Estate and warrants that it has the authority to execute and deliver this Consent. The Lender is the lender to the Obligor and warrants that it has the authority to execute and deliver this Consent.

8.    All notices given under this Consent shall be sent either by U.S. Mail, postage prepaid, certified, return receipt requested, or by Federal Express or other overnight courier service, at the following address:

If to Lender:	[insert address]
[____________________]
[____________________]
[____________________]

If to Landlord:	AGNL Blizzard, L.L.C.
c/o TPG Angelo Gordon
245 Park Avenue, 24th Floor
New York, New York 10167-0094
Attention: Gordon J. Whiting, President

With a copy to:	AGNL Manager V, Inc.
c/o TPG Angelo Gordon
245 Park Avenue, 24th Floor
New York, New York 10167-0094
Attention: Frank Stadelmaier

Exhibit H

With a copy to:	AGNL Blizzard, L.L.C.
c/o TPG Angelo Gordon
245 Park Avenue, 24th Floor
New York, New York 10167-0094
Attention: Asset Management
Email: NLAssetMGMT@angelogordon.com

With a copy to:	Paul Hastings LLP
2050 M Street NW
Washington, DC 20036
Attn: Michael K. Berman, Esq.
Email: michaelberman@paulhastings.com

Notices given under this Consent shall be deemed to be received (a) if sent by U.S. Mail, postage prepaid, certified and return receipt requested, five (5) business days after mailing, or (b) if sent by Federal Express or other overnight courier service with instructions to deliver the next business day, one (1) business day after sending.

9.    This Consent may be executed in any number of several counterparts.

10.    This Consent shall be governed and controlled by, and interpreted under, the laws of the State of New York (without giving effect to the conflicts of laws principles thereof).

11.    This Consent may not be recorded without the prior, written approval of the parties hereto.

[SIGNATURE PAGE FOLLOWS]

Exhibit H

This Consent is dated this [____] day of [____________, 20___].

LANDLORD: AGNL BLIZZARD, L.L.C., a Delaware limited liability company By: AGNL Manager V, Inc., its Manager By: ______________________________ Name: Gordon J. Whiting Title: President

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

EXHIBIT K

LENDER: [__________________________], as Agent By: ___________________________________ Name: Title:

[END OF SIGNATURES]

EXHIBIT K